    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 2000



                                                      REGISTRATION NO. 333-95543

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            USINTERNETWORKING, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    7379                                   522078325
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                            ------------------------

                                 ONE USI PLAZA
                         ANNAPOLIS, MARYLAND 21401-7478
                                 (410) 897-4400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                             WILLIAM T. PRICE, ESQ.
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                 ONE USI PLAZA
                         ANNAPOLIS, MARYLAND 21401-7478
                                 (410) 897-4400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

            JOHN D. WATSON, JR., ESQ.                            WILLIAM B. GANNETT, ESQ.
                 LATHAM & WATKINS                                CAHILL GORDON & REINDEL
    1001 PENNSYLVANIA AVENUE, N.W., SUITE 1300                        80 PINE STREET
               WASHINGTON, DC 20004                              NEW YORK, NY 10005-1702
                  (202) 637-2200                                      (212) 701-5000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                6,000,000 Shares

                                     [LOGO]

                            USINTERNETWORKING, INC.

                                  Common Stock

                                  -----------


    We are selling 2,000,000 shares of our common stock and the selling stockholders named under "Principal and Selling Stockholders" are selling 4,000,000 shares of our common stock. We will not receive any of the proceeds from shares of our common stock sold by the selling stockholders.



    Our common stock is traded on The Nasdaq Stock Market's National Market under the symbol "USIX". On February 1, 2000, the last reported sale price of our common stock was $44.25 per share.


    The underwriters have an option to purchase a maximum of 900,000 additional shares from the selling stockholders to cover over-allotments of shares.


    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON
PAGE 10.


                                                          UNDERWRITING                  PROCEEDS TO
                                               PRICE TO   DISCOUNTS AND   PROCEEDS TO     SELLING
                                                PUBLIC     COMMISSIONS        USI       STOCKHOLDERS
                                               --------   -------------   -----------   ------------
Per Share....................................  $             $              $             $
Total........................................  $             $              $             $

  Delivery of the shares of common stock will be made on or about            ,
                                     2000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON

       MERRILL LYNCH & CO.

                 J.P. MORGAN & CO.

                         LEGG MASON WOOD WALKER
                          Incorporated

                                  E*OFFERING

                                          C.E. UNTERBERG, TOWBIN

                                                 WASSERSTEIN PERELLA
                                                 SECURITIES, INC.


                 The date of this prospectus is          , 2000

                               TABLE OF CONTENTS


                                         PAGE
                                       --------
PROSPECTUS SUMMARY...................      3
RISK FACTORS.........................     10
USE OF PROCEEDS......................     20
COMMON STOCK PRICE RANGE.............     20
DIVIDEND POLICY......................     21
DILUTION.............................     21
CAPITALIZATION.......................     22
SELECTED HISTORICAL CONSOLIDATED
  FINANCIAL DATA.....................     23
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS......................     27
BUSINESS.............................     34
MANAGEMENT...........................     47



                                         PAGE
                                       --------

CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.......................     59
PRINCIPAL AND SELLING STOCKHOLDERS...     63
DESCRIPTION OF CERTAIN CREDIT
  FACILITIES.........................     67
DESCRIPTION OF CAPITAL STOCK.........     68
UNDERWRITING.........................     72
NOTICE TO CANADIAN RESIDENTS.........     75
LEGAL MATTERS........................     76
EXPERTS..............................     76
AVAILABLE INFORMATION................     76
INDEX TO FINANCIAL STATEMENTS........    F-1


                            ------------------------

    YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE ONLY USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY AS OF THE DATE OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. UNLESS WE INDICATE OTHERWISE, INFORMATION IN THIS PROSPECTUS ASSUMES THE UNDERWRITERS WILL NOT EXERCISE THEIR OVER-ALLOTMENT OPTION. SHARE DATA IN THIS PROSPECTUS GIVES EFFECT TO A THREE-FOR-TWO STOCK SPLIT EFFECTED BY A STOCK DIVIDEND DISTRIBUTED ON DECEMBER 17, 1999.

                               USINTERNETWORKING

    USI implements, operates and supports packaged software applications that can be accessed and used over the Internet. These IMAP, or Internet Managed Application Provider, services are based on packaged applications from leading software vendors and are designed to meet the needs of middle market and global 1000 companies for business functions such as e-commerce, sales force automation and customer support, human resource and financial management, messaging and collaboration and professional services automation. In order to deliver and support our IMAP solutions, we have constructed a highly reliable, secure global network, including four Enterprise Data Centers located around the world. We implement selected packaged software applications in our data centers, configure them to meet the needs of our clients and bundle them with Internet access, back-up, security and operational support. We integrate these elements of technology and sell them to clients as a service for a recurring monthly fee over a fixed term. In addition, as part of our IMAP services, we offer complex Web hosting services to clients who want to run their own software applications using our highly reliable and secure network.

    The advantages our clients realize by purchasing our IMAP services rather than purchasing the application software and implementing it themselves include:

    - faster time to benefit;

    - reduced technical and integration risk;

    - reduced reliance on internal IT staff; and

    - lower total costs and elimination of capital investment.

    We are able to deliver these benefits to our clients in part because we have designed and implemented a network of four Enterprise Data Centers located in Annapolis, Silicon Valley, Amsterdam and Tokyo. The data centers are linked by a dedicated network and by robust transit connections to twelve major Internet backbones--eight in North America, two in Europe and two in Asia. Our data centers comprise standardized hardware environments to support our applications, embedded security, EMC disk arrays for storage and real-time back-up and significant levels of infrastructure redundancy. Our network is monitored and managed through USIView, which enables a client engineer to see all hardware, software and network elements of a client application in a single view. Cisco assisted in the design of our network and has designated it as a Cisco Powered Network.

    We believe that controlling all elements of the network from the client's Internet backbone provider or LAN enables us to deliver superior response time, reliability and security for our clients. We can substantially reduce implementation time because we implement our applications in a consistent and pre-configured environment. Moreover, our clients do not need to mediate among disparate vendors, because we take total responsibility for application support and system performance and availability.

    We implement and manage applications that are developed by others. To execute this strategy, we have established agreements with leading software vendors in key application areas, including:

    - BroadVision and Microsoft in e-commerce;

    - Ariba in business-to-business e-commerce;

    - Siebel in sales force automation, customer service and enterprise marketing;

    - Lawson and PeopleSoft in human resources and financial management;

    - Microsoft in enterprise messaging and collaboration;

    - Niku in professional services automation; and

    - Sagent in decision-making support.

    Our IMAP clients sign contracts that provide for fixed monthly service fees, typically for a three- to five-year term, in exchange for the service we provide. Once a client signs an IMAP contract, we invest in the additional hardware, software and implementation needed to deliver that client's service. This requires a substantial investment in the early years to build our client base. Since we own or provide most of the elements and operational support for a client's implementation, we anticipate that we will experience a high level of client retention, even at the end of the contract's term. We also expect to benefit from rapidly growing recurring revenue, which we believe will generate substantial positive cash flow in later years.

    We introduced our IMAP services in late 1998. For the year ended
December 31, 1999, we generated $35.5 million in revenues, of which 61% was derived from IMAP sales and the balance from traditional IT services. As of December 31, 1999, we had 109 signed contracts with 88 clients for our IMAP services. The total expected revenue from these contracts, assuming payment over the full contract terms, exceeds $140 million.

                            MARKET TREND HIGHLIGHTS

    We believe there are several key trends occurring in our marketplace that create a substantial market opportunity for a single-source service solution that combines implementation and operation of software, hardware, systems integration and Internet-based communications for middle market businesses at a competitive price.

INCREASING ACCEPTANCE OF THE APPLICATION SERVICE PROVIDER MODEL.

    The Application Service Provider model is being increasingly validated by the emergence of new entrants into this market. International Data Corporation estimates that the market opportunity in the high-end Application Service Provider market will reach $2 billion by 2003, representing a four-year compound annual growth rate of 91%.

RAPID GROWTH OF E-COMMERCE AND INTERNET-BASED COMMUNICATIONS.

    E-commerce is becoming a critical element of many businesses' strategies, as companies increasingly demand that their vendors communicate ordering, invoicing and payment transactions through Internet-enabled applications. International Data Corporation estimates that commerce on the Internet will be more than $1 trillion by 2003, reflecting a four-year compound annual growth rate of 85%.

COMPETITIVE NEED OF MIDDLE MARKET ENTERPRISES TO AUTOMATE KEY BUSINESS
  PROCESSES.

    Middle market enterprises increasingly face competitive demands to automate business processes, but they frequently have not been able to afford the functionality available to their larger competitors. Many businesses recognize that they do not have an infrastructure sufficient to ensure reliable and responsive deployment of mission-critical applications on the Internet, and so they are increasingly turning to Application Service Providers for outsourced solutions. Moreover, many middle market enterprises lack the staff to implement, operate and maintain these complex applications.

AVAILABILITY OF INTERNET-ENABLED PACKAGED SOFTWARE APPLICATIONS.

    The trend among packaged software providers to Internet enable their software is continuing. This is particularly true for those applications with distributed users such as e-commerce, enterprise resource planning applications and sales force automation, where the increasing ubiquity of the Internet makes it a cost-efficient mechanism for implementing distributed functions.

                             COMPETITIVE STRENGTHS

    We have built and are capitalizing on a number of key strengths to develop a leading market position as a facilities-based Application Service Provider. These strengths include:

SPECIALIZED GLOBAL NETWORK ALREADY IN PLACE.

    We have a highly reliable, redundant global network specifically designed to support our IMAP solutions. Our network is designed to provide the fastest possible response time, the highest level of security and 99.9% availability to our clients.

FIRST MOVER ADVANTAGE.

    We believe we have created a recognized brand name in the emerging Application Service Provider market by establishing relationships with leading software providers in key application areas and by promoting our superior levels of client service. We believe this is a first mover advantage that should give us leverage in attracting new customers and in building additional partnerships with leading software application providers.

SINGLE POINT OF RESPONSIBILITY.

    Our IMAP solutions enable clients to buy the functionality of leading enterprise software applications as a service from a single service provider, rather than as a collection of technologies from multiple vendors. We take full responsibility for the deployment and maintenance of these IMAP best-of-breed packaged software applications. This allows our clients to focus on their core competencies without mediating among disparate vendors.

KEY ALLIANCES WITH LEADING APPLICATION PROVIDERS.

    We have established relationships with vendors in key application areas. These agreements provide us with a software portfolio that can meet a broad range of clients' e-commerce, enterprise resource planning and communication needs. Some of these agreements also provide USI with an advantageous market position. For example, we are the exclusive Application Service Provider of Siebel enterprise relationship management applications for direct customers of SiebelNet, headquartered in North America.

RECURRING REVENUE AND CLIENT RETENTION MODEL.

    Our business model is designed to capture significant recurring revenue because our clients sign contracts that provide for fixed monthly service fees, generally over a three- to five-year term. Furthermore, our ongoing support of our clients provides us the opportunity to identify and supply additional IMAP solutions. We believe that the level of integration and complexity associated with our service offerings will create a significant inducement for our clients to remain with us after their contract terms expire.

EXPERIENCED MANAGEMENT.

    We have assembled a highly qualified management team that has considerable experience in the management and growth of Internet, software, hardware and telecommunications businesses. We believe that our management's experience in the development of similar systems and services will be of significant value in ensuring the quality and success of the IMAP service offerings. Key members of management have previously held senior operating and management positions with ARINC, Booz Allen & Hamilton, Clarus, Data General, DIGEX, EDS, IBM, Silicon Graphics, Sprint, Sun Microsystems and Sybase.

                               BUSINESS STRATEGY

    The focus of our strategy is to deliver timely, reliable and secure IMAP services to our clients. We believe that by doing so we will rapidly build our client base and secure long-term relationships, especially with those clients in the middle market. We intend to continue investing to maintain a value advantage over our competitors and to capitalize on our first mover advantages, as follows:

DEVELOP NEW BUSINESS.

    We will continue to develop new business by soliciting potential clients through joint marketing campaigns with our hardware, software and integration partners, advertising in periodicals and newspapers, sponsoring seminars and trade shows in selected markets and conducting targeted mass mailings of marketing material.

CROSS-SELL PRODUCTS TO INCREASE PENETRATION OF ACCOUNTS.

    We are able to provide a range of packaged software applications and complex Web hosting services to our clients. We actively seek to increase our sales to clients by cross-selling our products and services. Our aim is to increase our implementation and provision of our clients' mission-critical business processes.

EXPAND OUR PORTFOLIO OF IMAP SOLUTIONS.

    We have entered into strategic partnerships with numerous application software vendors. These vendors are offering or developing additional applications in specific vertical market segments which we expect to deploy in order to expand our portfolio of IMAP solutions.

ENHANCE THE CAPACITY AND FUNCTIONALITY OF OUR GLOBAL NETWORK.

    We will continue to deploy enhanced value features into our network. In addition, as we begin to address clients located in Europe and Asia, we will expand our capacity in those regions. Today, we provide European and Asian mirror sites to our clients from collocated EDCs in Amsterdam and Tokyo.

EMPHASIZE THE IMAP BRAND.


    We have focused our sales and marketing efforts to distinguish IMAP as a branded product offering focused on the middle market and selected divisions of larger multi-national organizations. Our direct sales organization allows our sales representatives to understand each client's specific business needs better and provide the ongoing support that facilitates effective cross-selling.

                                  THE OFFERING


Common stock offered by us................  2,000,000 shares

Common stock offered by selling
  stockholders............................  4,000,000 shares
                                            ---------

                                            6,000,000 aggregate shares to be offered by us and the
                                                      selling
                                                      stockholders



Common stock to be outstanding
  after this offering.....................  63,929,932 shares

Over-allotment option.....................  900,000 shares offered by the selling stockholders

Use of proceeds...........................  The continued expansion and enhancement of our network and facilities, increased marketing efforts, investment
                                            in licenses, the addition of services to our IMAP
                                            offerings, funding debt service, acquire complimentary
                                            products, working capital and other general corporate
                                            purposes.

Nasdaq National Market symbol.............  USIX


    The shares of common stock to be outstanding after the offering are stated as of January 15, 2000. The shares of common stock to be outstanding exclude:

    - 7,946,049 shares of common stock issuable upon exercise of stock options at a weighted average exercise price of $10.15 per share;

    - 1,481,324 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $2.29 per share; and

    - 5,030,181 shares of common stock issuable upon conversion of $125,000,000 original principal amount of our 7% Convertible Subordinated Notes due November 1, 2004. See "Capitalization," "Management," and "Description of Capital Stock."

                            ------------------------


    We were incorporated in Delaware in January 1998. In this prospectus, we will refer to USINTERNETWORKING, Inc. and its subsidiaries, collectively, as "USI," "we" and "us." Our principal executive offices are located at One USI Plaza, Annapolis, Maryland 21401-7478. Our telephone number is (410) 897-4400. Our web site is located at WWW.USI.NET. The information on our web site is not part of this prospectus.



    This prospectus references and depicts certain trademarks, service marks and trade names of other companies. "USINTERNETWORKING" and "USI" are our registered trademarks. We have applied for federal registration of the marks "Internet Managed Application Provider," "IMAP," "PriorityPeering," "USIView," "AppHost," "Global Enterprise Management Center" and "GEMC."

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA


    The summary historical financial data for the period from our date of inception, January 14, 1998, through December 31, 1998 and for the year ended December 31, 1999, presented below was derived from our audited consolidated financial statements. You should read this information in conjunction with the sections of this prospectus entitled "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in conjunction with the historical consolidated financial statements and Notes included in the back of this prospectus.



                                                                FOR THE PERIOD
                                                                     FROM
                                                               JANUARY 14, 1998
                                                              (DATE OF INCEPTION)
                                                                    THROUGH            YEAR ENDED
                                                               DECEMBER 31, 1998    DECEMBER 31, 1999
                                                              -------------------   -----------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.....................................................       $  4,122             $  35,513
Costs and expenses:
  Direct cost of services...................................          3,425                23,570
  Network and infrastructure costs..........................          2,186                16,239
  Selling, general and administrative.......................         25,240                63,998
  Non-cash stock compensation expense.......................            231                10,351
  Depreciation and amortization.............................          3,179                22,480
                                                                   --------             ---------
Total costs and expenses....................................         34,261               136,638
                                                                   --------             ---------
Operating loss..............................................        (30,139)             (101,125)
Interest (expense) income...................................         (2,314)               (2,193)
                                                                   --------             ---------
Net loss....................................................        (32,453)             (103,318)
Dividends accrued on Series A Convertible Preferred Stock
  and Series B Convertible Redeemable Preferred Stock(a)....         (1,503)               (2,328)
Accretion of common stock subject to repurchase to fair
  value.....................................................         (3,904)              (23,938)
Accretion of Series B Convertible Redeemable Preferred Stock
  to fair value(a)..........................................           (237)                  (99)
                                                                   --------             ---------
Net loss attributable to common stockholders................       $(38,097)            $(129,683)
                                                                   ========             =========
Basic and diluted loss per common share attributable to
  common stockholders.......................................       $ (40.64)            $   (2.93)
                                                                   ========             =========
OTHER DATA:
  Capital expenditures......................................         20,128                79,858
  EBITDA(b).................................................        (26,729)              (65,533)
  Cash used in operating activities.........................        (20,603)              (78,214)
  Cash used in investing activities.........................        (37,669)             (121,721)
  Cash provided by financing activities.....................        102,074               268,435

    The following table summarizes consolidated balance sheet data as of December 31, 1999 and as adjusted to give effect to this offering, including the receipt by us of approximately $83.3 million in net proceeds from this offering based on an assumed offering price of $44.25 per share.



                                                               AS OF DECEMBER 31, 1999
                                                              --------------------------
                                                               ACTUAL        AS ADJUSTED
                                                              --------       -----------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $112,303         $195,603
Available-for-sale securities...............................    31,707           31,707
Working capital.............................................   117,167          200,467
Total assets................................................   325,454          408,754
Current portion of long-term debt and capital lease
  obligations...............................................    18,421           18,421
Short-term obligations expected to be refinanced............     2,117            2,117
Long-term debt, capital lease obligations and convertible
  subordinated notes, excluding current portion.............   168,671          168,671
Stockholders' equity........................................   102,461          185,761


------------------------

(a) Our Series A Convertible Preferred Stock and our Series B Convertible Redeemable Preferred Stock all converted to common stock upon the consummation of our initial public offering on April 14, 1999.

(b) EBITDA consists of earnings (loss) before net interest, income taxes, depreciation and amortization, stock option compensation expense (a non-cash charge) and amortization of deferred IMAP costs. EBITDA is presented to clarify our operating results and they are not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles. EBITDA is not calculated under generally accepted accounting principles and is not necessarily comparable to similarly titled measures of other companies. For a presentation of cash flows calculated under generally accepted accounting principles, see our historical consolidated financial statements contained in the back of this prospectus.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES THAT WE FACE OR THAT MAY ADVERSELY AFFECT OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THIS COULD OCCUR BECAUSE OF THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING
  HISTORY.

    We began operating in January 1998. Our limited operating history makes predicting future results difficult. Since our inception, we have focused on developing our business and only since September 1998 have we begun to contract with customers for our IMAP offerings. Because of our limited operating history and the emerging nature of our markets, our historical financial information is of limited value in projecting our future results. Therefore, it is difficult to evaluate our business and prospects.

WE EXPECT TO CONTINUE TO INCUR LOSSES AND EXPERIENCE NEGATIVE CASH FLOW.


    We expect to have significant operating losses and to record significant net cash outflow before financing in the near term. Our business has not generated sufficient cash flow to fund our operations without resorting to external sources of capital. Starting up our company and building our network required substantial capital and other expenditures. As a result, we reported a net loss of $103.3 million for the year ended 1999 and EBITDA of negative $65.5 million for the same period. Further developing our business and expanding our network will require significant additional capital and other expenditures.


WE MAY NEED ADDITIONAL CAPITAL TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH,
  AND WE MAY NOT BE ABLE TO OBTAIN IT ON TERMS ACCEPTABLE TO US OR AT ALL.

    We believe that the net proceeds from the sale of the common stock, together with cash on hand and our existing and anticipated debt and capital lease financing, will be sufficient to fund our operations for the next twelve months. However, if we expand more rapidly than currently anticipated, if our working capital needs exceed our current expectations or if we make acquisitions, we will need to raise additional capital from equity or debt sources. If we cannot obtain financing on terms acceptable to us or at all, we may be forced to curtail our planned business expansion and may be unable to fund our ongoing operations.

OUR HISTORICAL REVENUES WERE DERIVED FROM SERVICES THAT WE DO NOT EXPECT TO BE
  THE FOCUS OF OUR BUSINESS IN THE FUTURE.

    We derive a portion of our revenue from professional services. We acquired two professional services businesses in the fall of 1998 and their services are substantively different than our IMAP offerings. As a result, historical financial information of the acquired businesses does not reflect the results we expect from our core business offering in the future.

OUR SUCCESS DEPENDS ON THE ACCEPTANCE AND INCREASED USE OF INTERNET-BASED
  BUSINESS SOFTWARE SOLUTIONS, AND WE CANNOT BE SURE THAT THIS WILL HAPPEN.

    Our business model depends on the adoption of Internet-based business software solutions by commercial users. Our business could suffer dramatically if Internet-based solutions are not accepted or not perceived to be effective. The market for Internet services, private network management solutions and widely distributed Internet-enabled packaged application software has only recently begun to develop and is now evolving rapidly.

    The growth of Internet-based business software solutions could also be limited by:

    - concerns over transaction security and user privacy;

    - inadequate network infrastructure for the entire Internet; and

    - inconsistent performance of the Internet.

    We cannot be certain that this market will continue to grow or to grow at the rate we anticipate.

THE GROWTH IN DEMAND FOR OUTSOURCED BUSINESS SOFTWARE APPLICATIONS BY MIDDLE
  MARKET COMPANIES IS HIGHLY UNCERTAIN.

    Growth in demand for and acceptance of outsourced business software applications, including our IMAP offerings, by middle market companies is highly uncertain. We believe that many of our potential customers are not fully aware of the benefits of outsourced solutions. It is possible that these solutions may never achieve market acceptance. If the market for our products does not grow or grows more slowly than we currently anticipate, our business, financial condition and operating results would be materially adversely affected.

OUR BUSINESS STRATEGY MAY NOT EFFECTIVELY ADDRESS OUR MARKET AND WE MAY NEVER
  REALIZE A RETURN ON THE RESOURCES WE HAVE INVESTED TO EXECUTE OUR STRATEGY.

    We have made substantial investments to pursue our strategy. These investments include:

    - building a global network of data centers;

    - allying with particular software providers;

    - expanding our work force;

    - investing to develop unique service offerings; and

    - developing implementation resources around specific applications.

    These investments may not be successful. More cost effective strategies may be available to compete in this market. We may have chosen to focus on the wrong application areas or to work with the wrong partners. Potential customers may not value the specific product features in which we have invested. There is no assurance that our strategy will prove successful.

THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE
  MUCH GREATER RESOURCES.

    Our current and potential competitors include Application Service Providers and companies focused on the application hosting business, such as Aristasoft, Breakaway Solutions, Corio, FutureLink, Interliant, Interpath, NaviSite and Telecomputing; Web hosting companies, such as Concentric, Digex and Exodus; enterprise applications vendors, such as Oracle, Siebel and SAP; business Internet Service Providers, such as MCI WorldCom, PSINet and Verio; telecommunications companies, such as AT&T, GTE and Qwest (which has agreed to acquire our customer and significant stockholder, U S WEST); and systems integrators, such as Andersen Consulting, EDS, IBM and KPMG. Our strategic partners and suppliers could also become competitors either directly or through strategic relationships with some of our other competitors. These relationships may take the form of strategic investments or marketing or other contractual arrangements.

    Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. We cannot be sure that we will have the resources or expertise to compete successfully in the future. Our competitors may be able to:

    - more quickly develop and expand their network infrastructures and service offerings;

    - better adapt to new or emerging technologies and changing customer needs;

    - take advantage of acquisitions and other opportunities more readily;

    - negotiate more favorable licensing agreements with software application vendors;

    - devote greater resources to the marketing and sale of their products; and

    - adopt more aggressive pricing policies.

    Some of our competitors may also be able to provide customers with additional benefits at lower overall costs. We cannot be sure that we will be able to match cost reductions by our competitors. In addition, we believe that there is likely to be consolidation in our markets. Consolidation could increase price competition and other competitive forces in ways that materially adversely affect our business, results of operations and financial condition. Finally, there are few substantial barriers to entry, and we have no patented technology that would bar competitors from our market.

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS.

    Our ability to make payments on our indebtedness and to fund planned capital expenditures, development and operating costs will depend on our ability to generate cash in the future through sales of our services. We cannot assure you that our available liquidity will be sufficient to service our indebtedness or to fund our other cash needs. We may need to refinance all or a portion of our indebtedness on or before maturity, but we may not be able to do so on commercially reasonable terms, or at all. Without sufficient funds to service our indebtedness, we would have serious liquidity constraints and would need to seek additional financing from other sources, but we may not be able to do so on commercially reasonable terms, or at all.

THE SIGNIFICANT AMOUNT OF OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL
  HEALTH.


    The issuance of the convertible notes increased our indebtedness and, therefore, made us highly leveraged. The following chart shows certain important as adjusted credit statistics, assuming we had completed this offering and had applied the proceeds as intended.



                                                          AS OF DECEMBER 31, 1999
                                                                AS ADJUSTED
                                                          -----------------------
                                                          (DOLLARS IN THOUSANDS)
Total long term liabilities.............................         $170,788
Stockholders' equity....................................          185,761
Debt to equity ratio....................................           0.92:1



    Our leverage could have important consequences to you. For example, it could:


    - make it more difficult for us to satisfy our obligations with respect to our indebtedness;

    - increase our vulnerability to general adverse economic and industry conditions;

    - limit our ability to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

    - require us to dedicate a substantial portion of our cash flow from operations to repaying indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

    - limit our flexibility in planning for, or reacting to, changes in our business and industry; and

    - limit our ability to borrow additional funds.

    Any additional borrowings would further increase the amount of our leverage and the associated risks.

OTHERS MAY SEIZE THE MARKET OPPORTUNITY WE HAVE IDENTIFIED BECAUSE WE MAY NOT
  EFFECTIVELY EXECUTE OUR STRATEGY.

    If we fail to execute our strategy in a timely or effective manner, our competitors may be able to seize the marketing opportunities we have identified. Our business strategy is complex and requires that we successfully and simultaneously complete many tasks. In order to be successful, we will need to:

    - build and operate a highly reliable, complex global network;

    - negotiate effective partnerships and develop economically attractive service offerings;

    - attract and retain IMAP customers;

    - attract and retain highly skilled employees;

    - integrate acquired companies into our operations;

    - evolve our business to gain advantages in an increasingly competitive environment; and

    - expand our international operations.

    In addition, although most of our management team has worked together for approximately one year, there can be no assurance that we will be able to successfully execute all elements of our strategy.

WE PLAN TO EXPAND VERY RAPIDLY, AND MANAGING OUR GROWTH MAY BE DIFFICULT.

    We have rapidly expanded our operations since USI was founded in January 1998. We expect our business to continue to grow both geographically and in terms of the number of products and services we offer. We cannot be sure that we will successfully manage our growth. In order to successfully manage our growth we must:

    - enlarge our network and infrastructure;

    - improve our management, financial and information systems and controls;
      and

    - expand, train and manage our employee base effectively.

    There will be additional demands on our customer service support and sales, marketing and administrative resources as we increase our service offerings and expand our target markets. The strains imposed by these demands are magnified by the relatively early stage of our operations. If we cannot manage our growth effectively, our business, financial condition or results of operations could be adversely affected.

OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED
  PERSONNEL.

    We believe that our short- and long-term success depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel. We particularly require additional management personnel in the areas of application integration and technical support. Individuals with information technology skills are in short supply and competition for application integration personnel is particularly intense. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. We cannot be sure that we will succeed in attracting and retaining the personnel we need to continue to grow.

WE DEPEND ON A LIMITED NUMBER OF KEY PERSONNEL WHO WOULD BE DIFFICULT TO
  REPLACE.

    Our success also depends in significant part on the continued services of our key technical, sales and senior management personnel. Losing one or more of our key employees could have a material adverse effect on our business, results of operations and financial condition. We have employment agreements with most of our vice presidents and other key employees, including Christopher R. McCleary, Stephen E. McManus, Jeffery L. McKnight, Andrew A. Stern, Harold C. Teubner, Jr. and Gary J. Rogers.

WE MAY NOT BE ABLE TO DELIVER OUR IMAP SERVICES IF THIRD PARTIES DO NOT PROVIDE
  US WITH KEY COMPONENTS OF OUR INFRASTRUCTURE.

    We depend on other companies to supply key components of our telecommunications infrastructure and systems and network management solutions. Any failure to obtain needed products or services in a timely fashion and at an acceptable cost could have a material adverse effect on our business, results of operations and financial condition. Although we lease redundant capacity from multiple suppliers, a disruption in telecommunications capacity could prevent us from maintaining our standard of service. Some of the key components of our system and network are available only from sole or limited sources in the quantities and quality we demand. For example, the hardware we use to support our real-time mirroring and disaster recovery functions is supplied only by EMC Corporation. We buy these components from time to time, do not carry significant inventories of them and have no guaranteed supply arrangements with our vendors.

OUR ABILITY TO PROVIDE OUR IMAP SERVICES DEPENDS ON STRATEGIC RELATIONSHIPS WITH
  SOFTWARE VENDORS THAT WE MAY NOT BE ABLE TO MAINTAIN.

    Our IMAP offerings are central to our business strategy. We obtain software products under license agreements with BroadVision, Ariba, Siebel, PeopleSoft, Lawson, Microsoft, Niku and Sagent and package them as part of our IMAP solutions. The agreements are for terms ranging from one to three years. All the agreements may be terminated upon a breach of the agreement, subject to cure periods. The agreement with PeopleSoft may be terminated by either party for convenience upon 90 days notice after an annual review, scheduled to first occur on or about June 22, 2000. Under an earlier version of our contract, PeopleSoft on one occasion notified us of its intention to terminate the agreement. After significant discussion, the issues in dispute were resolved, our agreement with PeopleSoft was renegotiated and PeopleSoft retracted its notification of its intent to terminate the agreement. However, we cannot be sure that one or more of our agreements with software vendors will not be terminated in the future. If these agreements were to be terminated or not renewed or we otherwise could not continue to use this software, we might have to discontinue products or services or delay or reduce their introduction unless we could find, license and package equivalent technology.

    All but one of our agreements with software vendors are non-exclusive. Our agreement with SiebelNet, Inc., a wholly owned subsidiary of Siebel
Systems, Inc., gives us exclusivity as the Application Service Provider of Siebel enterprise relationship management applications for direct customers of SiebelNet headquartered in North America. Our vendors may choose to compete with us directly or to enter into strategic relationships with our competitors. These relationships may take the form of strategic investments or marketing or other contractual arrangements. Our competitors may also license and utilize the same technology in competition with us. We cannot be sure that the vendors of technology used in our products will continue to support this technology in its current form. Nor can we be sure that we will be able to adapt our own products to changes in this technology. In addition, we cannot be sure that the financial or other difficulties of our vendors will not have a material adverse effect upon the technologies incorporated in our products, or that, if these technologies become unavailable, we will be able to find suitable alternatives.

TECHNOLOGY MAY CHANGE FASTER THAN WE CAN UPDATE OUR NETWORK AND TECHNOLOGY.

    The markets we serve are characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. Our success depends partly on our ability to enhance existing or develop new products, software and services that meet changing customer needs in a timely and cost-effective way. We cannot be sure, however, that we will do some or all of these things. For example, if software application architecture changes in significant ways, the software for which we have licenses could become obsolete, we may be forced to update our hardware and network configurations or we may be forced to replace our mirroring technology. This may require substantial time and expense, and even then we cannot be sure that we will succeed in adapting our businesses to these and other technological developments.

WE COULD BE HARMED IF OUR SYSTEMS ARE NOT COMPATIBLE WITH OTHER PRODUCTS AND
  SERVICES.

    We believe that our ability to compete successfully also depends on the continued compatibility of our services with products, services and architectures offered by various vendors. Our failure to conform to a prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on our business, results of operations and financial condition. Although we will work with vendors to test new products, we cannot be sure that their products will be compatible with ours or that they will adequately address changing customer needs. Although we currently plan to support emerging standards, we cannot be sure what new industry standards will develop. We also cannot be sure that we will be able to conform to these new standards quickly enough to stay competitive. In addition, we cannot be sure that products, services or technologies developed by others will not make ours noncompetitive or obsolete.

THE LOSS OF A KEY CUSTOMER COULD DECREASE OUR REVENUES.


    During the year ended December 31, 1999, sales to SiebelNet accounted for approximately 16% of our revenues. We expect sales to SiebelNet to continue to constitute a significant portion of our revenues in the near term. During that period, if our sales to SiebelNet decrease, our business will suffer.


IF WE CANNOT OBTAIN ADDITIONAL APPLICATION SOFTWARE WE WILL BE UNABLE TO EXPAND
  OR ENHANCE OUR IMAP SERVICE OFFERINGS.

    Our business strategy also depends on obtaining additional application software. We cannot be sure, however, that we will be able to obtain the new or enhanced applications we may need to keep our IMAP solutions competitive. If we cannot obtain these applications and as a result must discontinue, delay or reduce the availability of our IMAP solutions or other products or services, our business, results of operations and financial condition may be materially adversely affected.

DEVELOPING AND EXPANDING OUR OPERATIONS WILL DEPEND, AMONG OTHER THINGS, ON OUR
  MANAGEMENT'S ABILITY TO SUCCESSFULLY INTEGRATE NEWLY ACQUIRED OPERATIONS.

    In October 1999, we acquired Conklin & Conklin, Inc. We cannot be sure that we will be able to continue to successfully integrate the business of Conklin into our own, or that the Conklin business will perform as expected. In addition, we cannot be sure that we will be able to successfully integrate any business acquired in the future into our own. Our failure to successfully integrate an acquired company or its subsequent underperformance could have a material adverse effect on our business, results of operations and financial condition.

WE MAY UNDERTAKE ADDITIONAL ACQUISITIONS WHICH POSE RISKS TO OUR BUSINESS.

    From time to time, we may undertake additional acquisitions. If we do, our risks may increase because:

    - we may pay more for the acquired company than the value we realize from the acquisition;

    - we may not fully understand the business we acquire;

    - we may be entering markets in which we have little or no direct prior experience;

    - our ongoing business may be disrupted and resources and management time diverted; and

    - our accounting for acquisitions could require us to amortize substantial goodwill, adversely affecting our reported results of operations.

    In addition, once we have made an acquisition we will face additional risks:

    - it may be difficult to assimilate acquired operations and personnel;

    - we may not be able to retain the management and other key personnel of the acquired business;

    - we may not be able to maintain uniform standards, controls, procedures and policies; and

    - changing management may impair relationships with an acquired business's employees or customers.

WE MAY MAKE INVESTMENTS IN ENTITIES THAT WE DO NOT CONTROL.

    In the future, we may make investments in joint ventures or other entities over which we do not exercise control. We may make these investments in connection with entering into strategic partnerships with software vendors, systems integrators or Internet Service Providers or as strategic investments. Our inability to control the entity in which we may invest may have consequences on our ability to receive distributions from such entity or to implement our business plan. Debt agreements, if entered into by a non-control entity, may restrict or prohibit such entity from paying distributions to us. Applicable state or local law may also limit the amount that a non-control entity is permitted to pay a distribution on its equity interest, and we may not be able to influence the payment of dividends. If any of the other investors in a non-control entity fail to observe their commitments, that entity may not be able to operate according to its business plans or we may be required to increase our level of commitment to give effect to the plan. In addition, our ability to implement a business plan for a non-control entity may be limited or non-existent.

BECAUSE WE HAVE INTERNATIONAL OPERATIONS, WE FACE ADDITIONAL RISKS RELATED TO
  FOREIGN POLITICAL AND ECONOMIC CONDITIONS.

    We have established EDCs in Europe and Japan. We intend to expand further into international markets. We cannot be sure that we will be able to obtain the necessary telecommunications infrastructure in a cost-effective manner or compete effectively in international markets. In addition, there are risks inherent in conducting business internationally. These include:

    - unexpected changes in regulatory requirements;

    - export restrictions;

    - tariffs and other trade barriers;

    - challenges in staffing and managing foreign operations;

    - differing technology standards;

    - employment laws and practices in foreign countries;

    - political instability;

    - fluctuations in currency exchange rates;

    - imposition of currency exchange controls; and

    - potentially adverse tax consequences.

    Any of these could adversely affect our international operations. We cannot be sure that one or more of these factors will not have a material adverse effect on our current or future international operations and, consequently, on our business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL COSTS TO
  DOING BUSINESS ON THE INTERNET AND COULD LIMIT OUR CLIENTS' USE OF THE
  INTERNET.

    Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. In recent sessions, the United States Congress has enacted Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material and other similar proposals are continuously being considered. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. For example, Germany and the European Union have enforced laws and regulations on content distributed over the Internet that are more strict than those currently in place in the United States.

THE OUTCOME OF PROPOSALS PUT TO A VOTE OF STOCKHOLDERS WILL BE DETERMINED BY OUR
  EXISTING PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS.


    Our executive officers, directors, existing 5% or greater stockholders and their affiliates, in the aggregate, will own shares representing approximately 58.1% of our outstanding voting capital stock after the completion of this offering. As a result, these persons, acting together, are able to control all matters submitted to our stockholders for approval and to control our management and affairs. For example, these people, acting together, control the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets.


THE TRADING PRICE OF OUR COMMON STOCK COULD BE SUBJECT TO SIGNIFICANT
  FLUCTUATIONS.

    The trading price of our common stock has been volatile. Factors such as announcements of fluctuations in our or our competitors' operating results and market conditions for Internet related and other technology stocks in general could have a significant impact on the future trading price of our common stock. In particular, the trading price of the common stock of many Internet related and other technology companies has experienced extreme price and volume fluctuations, which have at times been unrelated to the operating performance of such companies whose stocks were affected. In addition, the trading price of our common stock could be subject to significant fluctuations in response to variations in our prospects and operating results, which may in turn be affected by changes in interest rates and other factors. There can be no assurance that these factors will not have an adverse effect on the trading price of our common stock.

THE MARKET PRICE OF OUR COMMON STOCK COULD BE AFFECTED BY THE SUBSTANTIAL NUMBER
  OF SHARES THAT ARE ELIGIBLE FOR FUTURE SALE.

    As of January 15, 2000, we had 61,929,932 shares of common stock issued and outstanding, excluding 1,481,324 shares issuable upon the exercise of warrants, 7,946,049 shares issuable upon the exercise of options granted under our 1998 Stock Option Plan and 5,030,181 shares issuable upon conversion of our convertible notes. We cannot predict the effect, if any, that future sales of shares of common stock, including common stock issuable upon conversion of the notes, or the availability of shares of common stock for future sale, will have on the market price of common stock prevailing from time to time.


    USI, our officers and directors, the selling stockholders and some of our other stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file a registration statement under the Securities Act relating to, any shares of common stock or securities convertible or exchangeable or exercisable for any shares of our common stock for a period of 90 days after the date of this prospectus, subject to limited exceptions as described under "Underwriting," without the prior written consent of Credit Suisse First Boston Corporation. In addition, the selling stockholders and other stockholders who will hold 36,975,584 shares of our common stock after this offering have agreed with us that, after the expiration of the 90 day period referred to above they will only sell, transfer or otherwise dispose of a limited percentage of their shares of common stock during defined time periods as described under "Description of Capital Stock--Restrictions on Sale."


INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN WITHOUT MERIT, COULD
  COST A SIGNIFICANT AMOUNT OF MONEY TO DEFEND AND DIVERT MANAGEMENT'S ATTENTION AWAY FROM OUR BUSINESS.

    As the number of software products in our target markets increases and the functionality of these products further overlap, software industry participants may become increasingly subject to infringement claims. Someone may even claim that our technology infringes their proprietary rights. Any infringement claims, even if without merit, can be time consuming and expensive to defend. They may divert management's attention and resources and could cause service implementation delays. They also could require us to enter into costly royalty or licensing agreements. If successful, a claim of product infringement against us and our inability to license the infringed or similar technology could adversely affect our business.

WE COULD BE REQUIRED TO USE OUR FINANCIAL RESOURCES TO REPURCHASE SHARES OF
  COMMON STOCK FROM U S WEST.

    We could be required to repurchase for cash some of the shares of our capital stock owned by U S WEST. This would require us to divert our resources at a time of rapid growth. If we engage in activities in which U S WEST would be prohibited from engaging and we were considered an affiliate of U S WEST under regulations of the Federal Communications Commission, U S WEST could force us to repurchase the number of shares required to make us no longer an affiliate. We are not presently considered an affiliate of U S WEST under these regulations. See "Certain Relationships and Related Transactions--Purchases of Series A Preferred Stock." Although we believe the possibility of this occurring is remote, repurchasing the shares held by U S WEST could be costly.

FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS ARE SUBJECT TO RISKS AND
  UNCERTAINTIES.

    This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

    These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" or the negative of those or other variations, or comparable expressions, including references to assumptions. These statements are contained in sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this prospectus.

    The forward-looking statements in this prospectus, including statements concerning projections of our future results, operating profits and earnings, are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. The risks and uncertainties include but are not limited to our continued ability to:

    - build and operate a highly reliable, complex global network;

    - establish and maintain relationships with key software vendors and develop economically attractive products;

    - attract and retain IMAP customers;

    - attract and retain highly skilled employees;

    - effectively manage our rapid growth; and

    - evolve our business to gain advantages in an increasingly competitive environment.

    Our risks are more specifically described in "Risk Factors." If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. Given these uncertainties, you should not place undue reliance on forward-looking statements.

    We undertake no obligation to update forward-looking statements or risk factors other than as required by applicable law, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS


    We will receive net proceeds of approximately $83.3 million from the sale of 2,000,000 shares of common stock at an assumed public offering price of $44.25 per share, after deducting the underwriting discounts and commissions and estimated offering expenses we will owe. We will not receive any portion of the proceeds from the sale of shares of common stock by the selling stockholders. We intend to use the net proceeds we receive:


    - to continue expanding and enhancing our network and facilities;

    - to increase marketing efforts;

    - to invest in licenses, research and product development in order to add new applications to our IMAP offerings;

    - to finance debt service;

    - to acquire complementary products; and

    - for working capital and other general corporate purposes.

    Some of the net proceeds we receive may also be used;

    - to repay current or future debts;

    - to obtain the right to use complementary technologies; and

    - to fund acquisitions that we may pursue on an opportunistic basis.

    The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development efforts, marketing and sales activities, the amount of cash generated by our operations and competition. Actual expenditures may vary substantially. We may find it necessary or advisable to use portions of the proceeds for other purposes. Pending application of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

                            COMMON STOCK PRICE RANGE

    Our common stock has been traded on The Nasdaq National Market under the symbol "USIX" since the completion of our initial public offering in April 1999. All sales prices below have been adjusted to reflect our three-for-two stock split effected by means of a stock dividend which was distributed December 17, 1999.


    The folowing table sets forth, for the periods indicated, the high and low prices of our common stock on The Nasdaq National Market for the second, third and fourth quarters of 1999 and the first quarter of 2000 from the commencement of trading on April 9, 1999 through February 1, 2000.



                                                                HIGH       LOW
                                                              --------   --------
YEAR ENDED DECEMBER 31, 1999:
    Second Quarter (from April 9, 1999).....................  $40.00      $15.33
    Third Quarter...........................................   27.96        9.54
    Fourth Quarter..........................................   69.88       16.92

YEAR ENDING DECEMBER 31, 2000:
    First Quarter (through February 1, 2000)................  $64.75      $43.50



    The last sale price of the common stock on The Nasdaq National Market on February 1, 2000 was $44.25.

                                DIVIDEND POLICY

    We have never paid cash dividends on our common stock and have no plans to do so in the forseeable future. The declaration and payment of any dividends in the future will be determined by the board of directors and will depend on a number of factors, including our earnings, capital requirements and overall financial condition. The payment of dividends is also restricted by the terms of our indebtedness.

                                    DILUTION


    Our net tangible book value per share on December 31, 1999, was $1.19. After giving effect to this offering, our net tangible book value will be $2.46 per share. Purchasers of common stock in this offering will experience substantial and immediate dilution in net tangible book value per share for financial accounting purposes, as illustrated in the following table based on an assumed offering price of $44.25 per share, the closing sales price per share of the common stock on The Nasdaq National Market on February 1, 2000:



Pro forma assumed public offering price per share...........  $  44.25
Less adjusted net tangible book value per share after the
  offering (1)..............................................      2.46
Pro forma immediate dilution in net tangible book value per
  share to new investors....................................  $  41.79


------------------------


(1) Determined by dividing the total number of shares outstanding at December 31, 1999 as adjusted for this offering into our adjusted net tangible book value, after giving effect to the application of the net proceeds of this offering.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of December 31, 1999. We have presented our capitalization:


    - on an actual basis;


    - on an adjusted basis to reflect the sale of the common stock in this offering and our receipt of the net proceeds from the offering.



                                                               AS OF DECEMBER 31,
                                                                      1999
                                                              ---------------------
                                                                             AS
                                                               ACTUAL     ADJUSTED
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                               FOR SHARE AMOUNTS)
Cash, cash equivalents and available-for-sale securities....  $144,010    $227,310
Long-term liabilities:
  Short-term obligations expected to be refinanced..........     2,117       2,117
  Long-term debt, excluding current portion.................    32,286      32,286
  Capital lease obligations, excluding current portion......    11,385      11,385
  Convertible subordinated notes due 2004...................   125,000     125,000
                                                              --------    --------
    Total long-term liabilities.............................   170,788     170,788
Stockholders' equity (deficit):
  Common stock, $.001 par value; 75,000,000 shares
    authorized; 61,377,273 shares issued and outstanding
    actual, and as adjusted and 63,377,273 shares issued and
    outstanding as further adjusted(a)......................        61          63
  Additional paid-in capital................................   241,892     325,190
  Note receivable from officer for purchase of common
    stock...................................................    (2,250)     (2,250)
  Unearned compensation.....................................    (1,782)     (1,782)
  Accumulated deficit.......................................  (135,771)   (135,771)
  Accumulated other comprehensive income....................       311         311
                                                              --------    --------
    Total stockholders' equity..............................   102,461     185,761
                                                              --------    --------
      Total capitalization..................................  $273,249    $356,549
                                                              ========    ========


    The share numbers in the table exclude:


    - 7,946,049 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 1999 at a weighted-average exercise price of $10.15;



    - 1,481,324 shares of common stock reserved for issuance upon exercise of warrants exercisable as of December 31, 1999 at a weighted-average exercise price of $2.29; and


    - 5,031,081 shares of common stock issuable upon conversion of the subordinated convertible notes at a conversion price of $24.85 per share.


    Please read this capitalization table together with the sections of this prospectus entitled "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements of USI and IIT included in this prospectus.


------------------------
(a) Our authorized shares were increased to 450,000,000 on January 14, 2000.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following table summarizes:


    - our historical consolidated financial data for the period from our date of inception, January 14, 1998, through December 31, 1998 and as of December 31, 1998;



    - our historical consolidated financial data for the year ended December 31, 1999 and as of December 31, 1999.



    The selected financial data have been derived from, and is qualified by reference to, our audited consolidated financial statements for the periods presented. Our audited consolidated financial statements for the period from our inception through December 31, 1998 include the results of I.I.T.
Holding, Inc., or IIT, from September 8, 1998 through December 31, 1998 and the results of Advanced Communication Resources, Inc., or ACR, from October 2, 1998 through December 31, 1998. Our audited consolidated financial statements for the year ended December 31, 1999 include the results of Conklin & Conklin, Inc. from October 8, 1999 through December 31, 1999.



    You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes of USI and IIT included in this prospectus.


    In the table below:

    - the Series B preferred stock is not presented as a part of our stockholders' equity in 1998 because it was mandatorily redeemable upon the eighth anniversary of its issuance (the Series B was converted into common stock upon the closing of our initial public offering); and


    - we do not present 2,015,625 shares of common stock held by three officers as part of our stockholders' equity in 1998 because we would have been obligated to repurchase these shares at fair market value if any of these officers had died or had become disabled before our initial public offering. See Note 12 of the Notes to USI's Consolidated Financial Statements. These provisions terminated upon the consummation of our initial public offering.

                            USINTERNETWORKING, INC.


                                                               PERIOD FROM
                                                            JANUARY 14, 1998              YEAR
                                                           (DATE OF INCEPTION)            ENDED
                                                        THROUGH DECEMBER 31, 1998   DECEMBER 31, 1999
                                                        -------------------------   -----------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue...............................................          $  4,122                $  35,513
Costs and expenses:
  Direct cost of services.............................             3,425                   23,570
  Network and infrastructure costs....................             2,186                   16,239
  Selling, general and administrative.................            25,240                   63,998
  Non-cash stock compensation expense.................               231                   10,351
  Depreciation and amortization.......................             3,179                   22,480
                                                                --------                ---------

  Total costs and expenses............................            34,261                  136,638
                                                                --------                ---------
Operating loss........................................           (30,139)                (101,125)
Other income (expense):
  Interest income.....................................               367                    4,114
  Interest expense....................................            (2,681)                  (6,307)
                                                                --------                ---------
Net loss..............................................          $(32,453)               $(103,318)
                                                                ========                =========
Basic and diluted loss per common
  share attributable to common stockholders...........          $ (40.64)               $   (2.93)
                                                                ========                =========



                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1999
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $ 43,802       $112,303
Available-for-sale securities...............................          --         31,707
Working capital.............................................      22,551        117,167
Total assets................................................     106,516        325,454
Current portion of long-term debt and capital lease
  obligations...............................................       3,262         18,421
Short-term obligations expected to be refinanced............       5,282          2,117
Long-term debt, capital lease obligations, and convertible
  subordinated notes, excluding current portion.............       8,659        168,671
Series B Convertible Redeemable Preferred Stock.............      62,242             --
Common stock subject to repurchase..........................       4,145             --
Stockholders' (deficit) equity..............................      (2,467)       102,461

    On September 8, 1998, we acquired I.I.T. Holding, Inc. and its two wholly-owned subsidiaries, International Information Technology Inc., a U.S. subsidiary, and International Information Technology IIT, C.A., a Venezuelan subsidiary. We refer to these businesses collectively as IIT. IIT's operations commenced on May 20, 1994 upon the incorporation of the U.S. subsidiary. The Venezuelan subsidiary was formed on March 6, 1996. For accounting purposes, IIT is the predecessor of USI, which was incorporated in January 1998.

    The following table summarizes:


    - the historical consolidated financial data of IIT for the fiscal years ended December 31, 1995, 1996 and 1997 and as of December 31, 1995, 1996 and 1997; and



    - the historical consolidated operating statement data of IIT for the eight month period ended August 31, 1997; and


    - the historical consolidated operating statement data of IIT for the period from January 1, 1998 through September 7, 1998.


    The financial statement data for periods prior to 1996 and eight months ended August 31, 1997 have been derived from the unaudited financial statements of IIT. The selected financial data as of December 31, 1996 and 1997 and for the years then ended and the selected financial data for the period from January 1, 1998 through September 7, 1998, has been derived from, and is qualified by reference to, the audited consolidated financial statements of IIT included elsewhere in this prospectus. You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes of USI and IIT included in this prospectus.

                       PREDECESSOR--I.I.T. HOLDING, INC.


                                                                                                 PERIOD
                                                                                                  FROM
                                                                                    EIGHT      JANUARY 1,
                                                                                    MONTHS        1998
                                                   YEAR ENDED DECEMBER 31,          ENDED          TO
                                               --------------------------------   AUGUST 31,   SEPTEMBER
                                                1995       1996         1997         1997       7, 1998
                                               --------   --------   ----------   ----------   ----------
                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                            DATA)
STATEMENT OF OPERATION DATA:
Revenue......................................  $   801    $   747    $    2,812   $    1,499   $    4,406
                                               -------    -------    ----------   ----------   ----------
Costs and expenses
  Cost of revenue............................      613        519         1,881        1,112        2,976
  Selling, general and administrative
    expenses.................................       77        204         1,844        1,260        1,809
  Depreciation and amortization..............        7         14            30           15           28
                                               -------    -------    ----------   ----------   ----------
    Total costs and expenses.................      697        737         3,755        2,387        4,813
                                               -------    -------    ----------   ----------   ----------
Operating (loss) income......................      104         10          (943)        (888)        (407)
Interest expense.............................       (5)        (3)           (9)          (1)         (17)
                                               -------    -------    ----------   ----------   ----------
Income (loss) before income taxes............       99          7          (952)        (889)        (424)
Provision (benefit) for income taxes.........       28         15           (58)         (58)          --
Net income (loss)............................  $    71    $    (8)   $     (894)  $     (831)  $     (424)
                                               =======    =======    ==========   ==========   ==========
Basic and diluted income (loss) per common
  share attributable to common
  stockholders...............................  $747.37    $(84.21)   $(9,410.53)  $(8,747.37)  $(4,464.37)
                                               =======    =======    ==========   ==========   ==========



                                                                    AS OF DECEMBER 31,
                                                              ------------------------------
                                                                1995       1996       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $  --       $ 70       $ 14
Working capital.............................................      70         14         42
Total assets................................................     147        348        769
Long-term debt and capital lease obligations, excluding
  current position..........................................      47         11         16
Stockholder's equity........................................      66         45        132

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE FINANCIAL STATEMENTS AND RELATED NOTES OF USI AND IIT INCLUDED IN THIS PROSPECTUS. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS APPLY TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS ARE MADE AS OF THE DATE OF THIS PROSPECTUS, AND WE ASSUME NO OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS OR TO UPDATE THE REASONS ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. SEE "RISK FACTORS."


OVERVIEW

    I.I.T. Holding, Inc., the predecessor of USI for accounting purposes, specialized in systems analysis and design and systems integration solutions. IIT provided PeopleSoft human resource management and financial system implementation. IIT's consulting professionals have expertise in human resource management as well as accounting and financial systems.


    We acquired IIT in September 1998 as a part of our program to develop a new Internet-based service offering. IIT provides implementation capabilities that enable us to provide human resource and financial management functionality as part of our IMAP service offerings.



    We have developed an advanced, integrated service offering that provides our clients the ability to use leading business software applications through our state-of-the-art Internet-based network. During 1998, we devoted substantially all of our efforts to developing our network infrastructure, recruiting and training personnel, establishing strategic business partnerships with application software providers, completing two strategic acquisitions and raising capital. During our first full year of operations in 1999, we continued the development activities started in 1998 and began to market and sell our new IMAP product offerings. We have incurred a cumulative net loss since inception and expect to incur additional losses for at least the next twelve months, due primarily to additional start-up costs related to implementation of our services and the continued expansion and enhancement of our network. As of December 31, 1999, we had an accumulated deficit of approximately $135.8 million. As of December 31, 1999, we had 109 signed contracts with 88 clients accounting for total revenue, assuming payment over the full contract terms, of over $140.0 million. While we have experienced significant growth in revenue under contract in recent periods and currently expect substantial, although potentially lower, growth in revenue under contract throughout 2000, prior growth rates should not be considered as necessarily indicative of future growth rates or operating results for 2000. See "Risk Factors--Our business is difficult to evaluate because we have a limited operating history"; "--We expect to incur losses and experiences negative cash flow"; "--The markets we serve are highly competitive and many of our competitors have much greater resources"; and "--Our growth could be limited if we are unable to attract and retain qualified personnel".



    In October 1999, USI purchased the assets of Conklin & Conklin, Inc. a comprehensive provider of Lawson financial and human resources system implementation services and a certified reseller of Lawson software licenses. The purchase price consisted of cash of $7.7 million, assumed liabilities of $1.5 million, and a $2.0 million secured note. The secured note is due on October 8, 2001, and bears interest at 10%, with interest payable monthly until the maturity date. In addition, the purchase price consists of contingent payments of up to $4.6 million in cash. Portions of the contingent payments can be earned by Conklin shareholders through January 2002 upon the attainment of specified financial milestones.

    In April 1999, we completed an initial public offering of our common stock. The net proceeds from the sale of the 10,350,000 shares of common stock were approximately $132.8 million. The initial public offering of common stock met the criteria for the automatic conversion of our outstanding Series A Convertible Preferred Stock and Series B Redeemable Convertible Preferred Stock into common stock. In addition, the repurchase rights lapsed with respect to all common stock subject to repurchase.



    In November 1999, we completed the sale of our 7% convertible subordinated promissory notes for net proceeds of approximately $119.9 million.



    REVENUE. We generate revenue from IMAP services and information technology services. Revenues from professional IT services are recognized as services are provided. IMAP revenues consist of implementation fees and monthly recurring fees for services. Implementation fees are generally paid in advance and are deferred and recognized ratably over the term of the IMAP service contract. Monthly IMAP service fees are consideration for access to our network of EDCs hosting application software, and the implementation and management of that software. IMAP contracts generally have a three-to-five year term and revenues are recognized ratably over the contract term. Payments received in advance of revenue recognition, even if non-refundable, are recorded as deferred revenue. Some contracts permit termination without cause by the clients. Contracts permitting termination without cause generally provide for termination payments to us that will be recognized as revenue when collectibility is assured.



    COSTS AND EXPENSES. We incur operating costs and expenses related to the delivery of IMAP and professional IT services. They include direct costs of service, network and infrastructure, general and administrative, sales and marketing, product research and development, stock compensation, depreciation and amortization expenses. Since inception, we have incurred expenses consisting primarily of compensation and benefits, recruiting, occupancy and consulting. We have expensed all start-up costs as incurred.



    We incur up-front costs related to the delivery of IMAP services. Product research and development costs and the cost to operate our network and data centers are recognized as period costs. Costs related to the acquisition of hardware are capitalized and depreciated over the estimated useful life of the hardware of five years. Costs related to the acquisition of software licenses are capitalized and amortized over the lesser of either three years or the term of the individual client contract, depending on the nature of the software license agreement. Amortization is based on a straight-line basis over the remaining useful life. Direct costs related to the integration of software applications for a client on our network are capitalized and amortized over the related contract period.


HISTORICAL RESULTS OF OPERATIONS--USINTERNETWORKING


COMPARISON OF THE YEAR ENDED DECEMBER 31, 1999 TO THE PERIOD ENDED DECEMBER 31,
  1998



    REVENUE. For the year ended December 31, 1999, we generated $21.7 million in IMAP revenue and $13.8 million in professional IT services revenue. For the period January 14, 1998, our date of inception, through December 31, 1998 we generated $0.1 million in IMAP revenue and $4.0 million in professional IT services revenue. The increase of $21.6 million in IMAP revenue is a result of signing a total 102 IMAP client contracts during 1999. The 1998 professional IT services revenue can be attributable to our subsidiaries IIT ($2.0 million) and ACR ($2.0 million) which were acquired during the third and fourth quarters of 1998, respectively. The increase of $9.8 million in professional IT services revenue can be attributed to a full year of operations during 1999.



    GROSS MARGINS, DIRECT COSTS OF SERVICES, NETWORK AND INFRASTRUCTURE
COSTS. For the year ended December 31, 1999, we incurred $14.8 million and $8.8 million of direct costs related to the delivery of our IMAP and professional IT services, respectively. For the period from January 14, 1998, our date of inception, through December 31, 1998, we incurred $0.9 million and $2.5 million of direct costs related to the delivery of our IMAP and professional IT services, respectively. Additionally, we also incurred $16.2 million of costs related to the maintenance of our network and infrastructure for the year ended December 31, 1999 and $2.2 million of such costs during the period ended December 31, 1998. Gross margins, including IMAP network and infrastructure costs, for the year ended December 31, 1999 were (42.5)% and 35.9% for IMAP and professional IT services, respectively. Gross margins for professional IT services for the period ended December 31, 1998 were 37.6%.



    GENERAL AND ADMINISTRATIVE EXPENSES. For the year ended December 31, 1999, we incurred $22.0 million of general and administrative expenses compared to $19.4 million for the period from January 14, 1998, our date of inception, through December 31, 1998. The increase of $2.6 million reflects the costs required to support an additional 59 general and administrative personnel during a full year of operations in 1999, offset by one time start-up costs incurred in 1998.



    SALES AND MARKETING EXPENSES. For the year ended December 31, 1999, we incurred $36.6 million of sales and marketing expenses compared to $5.1 million for the period from January 14, 1998, our date of inception, through December 31, 1998. The increase of $31.5 million reflects the costs associated with our increased efforts to market and brand our service offerings, and the sales commissions related to the increase in IMAP revenue for the year ended December 31, 1999.



    PRODUCT RESEARCH AND DEVELOPMENT EXPENSES. For the year ended December 31, 1999, we incurred $5.4 million of product research and development expenses compared to $0.7 million for the period from January 14, 1998, our date of inception, through December 31, 1998. The increase of $4.7 million reflects the costs associated with the continued development of our new products and infrastructure during a full year of operations for the year ended December 31, 1999, compared to start-up activities during 1998.



    NON-CASH STOCK COMPENSATION EXPENSE. For the year ended December 31, 1999, we incurred $10.4 million in non-cash compensation expense. Of this amount, $8.5 million resulted from employee stock options issued at an exercise price of $4.00 and an estimated fair market value of $13.33 to $22.33 per share at the date of grant. We will record an additional $26.5 million over the next two years in relation to those options. The remaining amount of $1.9 million resulted from our contribution of common stock to the employee benefit plan and the amortization of unearned compensation from restricted stock grants. There was minimal non-cash stock compensation expense for the comparable period in 1998.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the year ended December 31, 1999 totaled $22.5 million. Of this amount, $6.0 million represents the amortization of the goodwill recorded upon our acquisitions of ACR, IIT and Conklin; the remaining $16.5 million represents depreciation of our property and equipment and the amortization of our prepaid software licenses. As described in the "Change in Accounting Estimate" below, depreciation expense for 1999 was approximately $2.9 million lower as a result of changing our useful life of computer equipment from 3 to 5 years. There was minimal depreciation and no amortization expense for the comparable period in 1998.



    INTEREST INCOME AND EXPENSE. For the year ended December 31, 1999, we incurred $6.3 million in interest expense principally from increased borrowings including $1.5 million of expense from our convertible subordinated notes. We generated $4.1 million of interest income principally from the investment of the proceeds from our initial public offering and convertible subordinated notes offering. We had minimal interest income and expense during the period ended December 31, 1998.

HISTORICAL RESULTS OF OPERATIONS--PREDECESSOR


COMPARISON OF THE PERIOD ENDED SEPTEMBER 7, 1998 TO THE PERIOD ENDED AUGUST 31,
  1997



    REVENUE. Revenues for the period ended September 7, 1998, increased 194% over the period ended August 31, 1997. This increase is attributable to the growth in IIT's PeopleSoft implementation services.



    GROSS MARGINS, COSTS OF SALES AND SERVICES. IIT incurred $3.0 million and $1.1 million of expenses in the delivery of its PeopleSoft implementation services for the periods ended September 7, 1998 and August 31, 1997, respectively. As a result, IIT's PeopleSoft implementation services generated gross margins of 32.4% and 25.8% for the periods ended September 7, 1998 and August 31, 1997, respectively. The improved gross margins from period to period is attributable to a reduction in the use of subcontractors, an increase in IIT's staff utilization and continued improvement in the demand for PeopleSoft implementation services.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. IIT incurred $1.8 million and $1.3 million of selling, general and administrative expenses for the periods ended September 7, 1998, and August 31, 1997, respectively. Selling, general and administrative expenses for the period ended August 31, 1997 include $1.0 million attributable to non-cash compensation expense related to the issuance of stock to three of IIT's officers. Selling, general and administrative expenses increased $1.3 million for the period ended September 7, 1998, as a result of bonuses and related payroll taxes. The remaining increase of approximately $0.2 million is attributable to the additional selling, general and administrative support required to support IIT's growing customer base.



COMPARISON OF THE YEARS ENDED DECEMBER 31, 1997 TO THE YEAR ENDED DECEMBER 31,
  1996



    REVENUE. Revenues for 1997 over 1996 increased 276%. The significant increase in 1997 is attributable growth in IIT's PeopleSoft implementation services.



    GROSS MARGIN, COSTS OF SALES AND SERVICES. IIT incurred $0.5 million and $1.9 million of expenses in the delivery of services for the years ended December 31, 1996 and 1997, respectively. As a result, IIT services generated gross margins of 30.5% and 33.1% for the years ended December 31, 1996 and 1997, respectively. The improved gross margin from year to year is attributable to a reduction in the use of subcontractors, an increase in IIT's staff utilization, and improving market conditions for the PeopleSoft implementation services industry during this period.



    SELLING GENERAL AND ADMINISTRATIVE EXPENSES. IIT incurred $0.2 million and $1.8 million in selling, general and administrative expenses for the years ended December 31, 1996 and 1997, respectively. The primary factor in the $1.6 million increase from 1996 to 1997 is due to $1.0 million of non-cash compensation expense related to the issuance of stock to three of IIT's officers. The remaining increase is attributable to the additional support required for IIT's growing customer base.



FUTURE ASSESSMENT OF RECOVERABILITY AND IMPAIRMENT OF GOODWILL



    In connection with our acquisition of IIT, ACR and Conklin we recorded goodwill that is being amortized on a straight line basis over its estimated useful life. At December 31, 1999, the unamortized portion of these intangibles was $29.6 million, which represented 9.1% of total assets and 28.9% of stockholders' equity. Goodwill represents the amount that we paid for these acquired businesses in excess of the fair value of the acquired tangible and separately measurable intangible net assets. We have estimated the useful life of our goodwill to be five years based upon several factors, the most significant of which is the susceptibility of acquired businesses to change as a result of technological advances and the rapidly changing needs of their customers.

    We periodically review the carrying value and recoverability of our unamortized goodwill and other intangible assets for impairment. If the facts and circumstances suggest that the goodwill or other intangible assets may be impaired, the carrying value of this goodwill will be adjusted by an immediate charge against income during the period of the adjustment. The length of the remaining amortization period may also be shortened, which will result in an increase in the amount of goodwill amortization during the period of adjustment and each period thereafter until fully amortized. Once adjusted, there can be no assurance that there will not be further adjustments for impairment and recoverability in future periods. We have integrated the acquired businesses into our primary IMAP service offerings. Therefore, in evaluating impairment a principal factor we consider is the failure to achieve expected cash flows from operations.



CHANGE IN ACCOUNTING ESTIMATE



    On July 1, 1999, we changed our estimate of the useful life of our computer equipment from three to five years. The change in estimate will be accounted for prospectively, with depreciation expense for periods subsequent to June 30, 1999 calculated so as to depreciate the remaining book value of the equipment at June 30, 1999 equally over the revised estimated useful life which has an annual impact of reducing depreciation expense by approximately $6 million.


LIQUIDITY AND CAPITAL RESOURCES


    At December 31, 1999, we had cash and cash equivalents of $112.3 million and available-for-sale securities of $31.7 million.



    For the year ended December 31, 1999, we have used $78.2 million in operating activities, $121.7 million in investing activities and generated $268.4 million through financing activities. Included in financing activities was $132.8 million raised from an initial public common stock offering in April 1999. We invested these proceeds primarily in marketable securities. During 1999 we purchased $147.0 million of marketable securities and sold $115.6 million of marketable securities. We used the proceeds of the sale of the marketable securities to fund our current operations.



    We have used debt and capital leases to partially finance our capital investments for the development of our infrastructure and the hardware required to support the increase in our IMAP clients. As of December 31, 1999, we had obtained commitments for secured financing from several sources, including Cisco System Capital Corporation ($8.8 million), Venture Lending & Leasing II, Inc. ($10.0 million), Finova Capital Corporation ($11.7 million), Transamerica Business Credit Corporation ($9.0 million), Charter Financial Corporation ($5.0 million), LINC Capital ($6.0 million) and EMC Corporation ($6.4 million). At December 31, 1999, the total of our secured financing commitments was $79.9 million, of which $72.9 million had been funded.



    In the fourth quarter of 1999, we issued $125 million in principal amount of subordinated convertible notes. The net proceeds from the issuance were approximately $119.9 million. The subordinated convertible notes pay interest at 7% and are convertible into common stock at the holder's option at a price of $24.85 per common share.


    In April 1999 we purchased an office building for $11.8 million. The seller financed $7.1 million of the purchase price through a first mortgage note due May 2006 bearing interest at 7.5% per annum. We spent approximately $12 million in 1999 on improvements to the building and have obtained financing for $4.75 million of these improvements.


    We believe that these resources together with the net proceeds received from the issuance of our common stock in this offering will be sufficient to fund our operations for the next twelve months. The majority of the base infrastructure required to provide our IMAP services has been purchased. As a result, our capital expenditures for the next several years will now largely be success-based, consisting of software licenses, hardware and the expansion of existing data center facilities required to implement IMAP solutions for our new customers. These new customer contracts are expected to have an average term of three to five years; however, we anticipate that many of our customers will renew their contracts due to the cost and complexity of switching service providers.



    If we expand more rapidly than currently anticipated, if our working capital needs exceed our current expectations or if we make acquisitions, we will need to raise additional capital from equity or debt sources. We cannot be sure that we will be able to obtain the additional financing to satisfy our cash requirements or to implement our growth strategy on acceptable terms or at all. If we cannot obtain such financing on terms acceptable to us, we may be forced to curtail our planned business expansion and may be unable to fund our ongoing operations. We are presently pursuing a variety of sources of other debt financing, but no additional commitments have been obtained to date.


YEAR 2000 COMPLIANCE

    YEAR 2000 ISSUE. The Year 2000 issue is a result of computer programs or systems, which store or process date-related information using only two digits to represent the year. These programs or systems may not be able to properly distinguish between a year in the 1900's and a year in the 2000's. Failure of these programs or systems to distinguish between the two centuries could cause the programs or systems to yield erroneous results or even to fail.

    EFFECT ON USI. To date, we have not experienced any material difficulties associated with the Year 2000 and we have not incurred any material liability or costs due to the Year 2000 issue. Our total expenses related to Year 2000 compliance through the end of 1999 were $1.0 million. We do not anticipate that we will incur additional costs due to Year 2000 compliance in 2000.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



    We are exposed to market risk from changes in interest rates. In addition, changes in the quoted market price of our common stock will effect the fair value of convertible subordinated notes.



INTEREST RATE RISK



    The fair value of our cash and cash equivalents would not be significantly impacted by either a 10% increase or a 10% decrease in interest rates due to the short-term nature of our portfolio.



    Our earnings and financial position are affected by changes in interest rates as a result of our purchase of various fixed rate municipal bonds included in available-for-sale investments. If market interest rates for municipal bonds increase by 10%, the fair value of our available-for-sale investments will decrease, and unrealized gains/losses recognized as other comprehensive income will decrease by an estimated $0.7 million. Conversely, if market interest rates for municipal bonds decrease by 10%, the fair value of our available-for-sale investments will increase, and unrealized gains/losses recognized as other comprehensive income will increase by an estimated $0.8 million. These amounts are determined by discounting future cash flows using hypothetical interest rates.



    We have financed capital expansion through various long-term debt instruments bearing interest at both fixed and variable interest rates. At December 31, 1999, the fair value of this debt is not significantly impacted by either a 10% increase or a 10% decrease in interest rates.



OTHER MARKET RISK



    Our convertible subordinated notes bear interest at 7% through November 1, 2004. The market value of these notes is affected by fluctuations in the quoted market value of our common stock. If the quoted market value of our common stock increased by 10%, the estimated fair value of the notes will increase by an estimated $35 million. Conversely, if the quoted market value of our common stock decreases by 10%, the estimated fair value of the notes will decrease by an estimated $35 million.



    These analyses do not consider the effects of the reduced level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, we would likely take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in our financial structure.

                                    BUSINESS

ABOUT USI

    USI's service offerings integrate leading packaged software applications with computing hardware, network security and operational support to meet the needs of middle market companies for business functions such as e-commerce, sales force automation and customer support, messaging and collaboration and professional services automation. We implement these applications in our data centers and enable our clients to access and utilize the applications over the Internet. We take full responsibility for providing these services to our clients, freeing them from the need to own and manage related computer systems, networks and software.

MARKET TRENDS

    We believe that there are four key market trends that drive our business opportunity:

    - the increased acceptance of the applications hosting model;

    - the rapid growth of e-commerce and Internet-based communications;

    - the competitive need of middle market and global 1000 enterprises to automate key business processes; and

    - the availability of Internet-enabled packaged software applications.

THE INCREASED ACCEPTANCE OF THE APPLICATION SERVICE PROVIDER MODEL.

    The Application Service Provider model is being increasingly validated by the emergence of new entrants into this market. The "pure play" applications hosting companies today include companies such as Aristasoft, Breakaway Solutions, Corio, FutureLink, Interliant, Interpath and Telecomputing. KPMG, a leading systems integrator has announced a partnership with Qwest to provide application hosting solutions. USWeb/CKS, another systems integrator, also provides application hosting solutions. The leading enterprise application companies such as Oracle, Siebel and SAP are either in the process of or are already providing application hosting solutions. The Web hosting companies such as Concentric, Digex and Verio, either by themselves or in partnership with other companies are expected to be participants in the Application Service Provider market. International Data Corporation estimates that the market opportunity in the high-end Application Service Provider market will reach $2 billion by 2003, representing a four-year compound annual growth rate of 91%.

THE RAPID GROWTH OF E-COMMERCE AND INTERNET-BASED COMMUNICATIONS.

    An increasing number of companies use the Internet to enable fast and efficient communications between various constituents of their enterprises. The following examples illustrate this trend.

    - E-commerce is becoming a critical element of many businesses' strategies. Companies increasingly demand that their vendors communicate ordering, invoicing and payment transactions through Internet-enabled applications. International Data Corporation estimates that commerce on the Internet will be more than $1 trillion by 2003, reflecting a four-year compound annual growth rate of 85%.

    - Enterprises are relying on the Internet to communicate with employees who are increasingly dispersed due to globalization and the development of alternative workplaces. According to Forrester Research, Inc. there are between 30 and 40 million telecommuters or home-based workers in the United States.

    - To interact with customers, suppliers and remote employees efficiently, an increasing number of businesses are implementing mission-critical applications over intranets and extranets rather than

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
      through dedicated private networks. Forrester Research, Inc. forecasts that the increasing demand for corporate intranets and extranets will fuel growth rates in excess of 30% in distributed infrastructure services resulting in a $140 billion market in 2002.

    As more companies implement mission-critical business applications on the Internet, the demand for the outsourced provision of key Internet infrastructure and services, or Web hosting, has significantly increased. The outsourcing of Web sites is occurring because businesses recognize that they do not have an infrastructure sufficient to ensure reliable and responsive deployment of mission-critical applications on the Internet. Web site hosting providers address these concerns by building substantial redundancy and capacious network bandwidth into their facilities. Moreover, they provide a physically secure data center environment, which helps to address businesses' security concerns as they begin to move proprietary business information over the Internet.

THE COMPETITIVE NEED OF MIDDLE MARKET ENTERPRISES TO AUTOMATE KEY BUSINESS
  PROCESSES.

    Middle market enterprises increasingly face competitive demands to automate business processes, but they have frequently not been able to afford the functionality available to their larger competitors. This has been exacerbated by the shortage of IT professionals. We believe that these enterprises have a significant need for packaged application software to improve core business processes, reduce costs and enhance their global competitive position.

    We believe that many of the leading enterprise resource planning software packages remain too complex and too costly to be effective solutions for middle market companies. While many enterprise resource planning providers have begun offering products that are targeted for the middle market, implementation of these packages generally still requires specialized skill sets and frequently takes three to twelve months. In addition, the infrastructure required to support these packages, once implemented, is also beyond the capabilities of many middle market businesses. Faced with these costs and time frames, many middle market companies choose to forgo the capabilities of leading enterprise resource planning packages in favor of less functional products. We believe that a lower cost, more easily implemented approach would allow these middle market businesses to capitalize on the functionality of leading enterprise resource planning packages and better position these businesses against larger competitors.

THE AVAILABILITY OF INTERNET-ENABLED PACKAGED SOFTWARE APPLICATIONS.

    Until recently, companies wanting to implement Internet applications had to develop their own software applications or customize existing packages. This made each implementation unique and costly. It also made implementation time frames and costs unpredictable. Over the past two years, however, major packaged application providers, such as Siebel, PeopleSoft, Lawson, Oracle, J.D. Edwards and others, have released versions of their software which can be accessed and used over the Internet. Internet-enabled software is becoming an increasingly common offering of providers of applications for distributed users such as e-commerce, enterprise resource planning applications, and sales force automation, where the increasing ubiquity of the Internet makes it a cost-efficient mechanism for implementing distributed functions.

    We believe that the availability of Internet-enabled packaged software makes it possible, for the first time, to implement these applications on the Internet in predictable time frames, with predictable costs, and without writing custom code.

THE USI SOLUTION

    We believe that we are well positioned to take advantage of these trends. We have established our IMAP services as a leading single-source solution for the Internet-enabled application software needs of middle market enterprises. We take responsibility for the deployment and maintenance of the IMAP best-of-breed packaged software applications. This allows our clients to focus on their core competencies without mediating among disparate vendors. Our IMAP solutions enable clients to buy these mission-critical functions as a service from a single vendor, rather than as a collection of technologies from multiple vendors.

    We have teamed with major packaged application software providers to implement our IMAP solutions. We have built a network of EDCs through which our clients' business software applications are deployed. The network offers fast, reliable and secure access to the client application web sites that we manage, which serve as the "Internet gateways" for enterprises and their employees, customers and partners to access and use business application software and data. The servers are generally procured and maintained by us and dedicated to specific clients. Clients can define specific groups, such as their sales force, customers, or investors, to have full or limited access to their web sites. Because our network is deployed globally, access to client applications can be equally responsive in North America, Europe and Asia. Moreover, geographically dispersed backup is designed to ensure high reliability and data integrity. We provide packaged application software and support along with our services on the basis of multi-year contracts paid on a monthly basis. We believe that the combination of our Internet communications capability along with Internet-enabled software applications makes our IMAP offerings the first truly integrated Internet communications and computing solution.

OPERATE A SPECIALIZED GLOBAL NETWORK

    We have constructed a highly reliable, fully redundant, global network specifically designed to support our IMAP solutions. Our network is designed to provide the fastest possible response time, the highest level of security and 99.9% availability to our clients. We have EDCs in Annapolis, Silicon Valley, Amsterdam and Tokyo. These EDCs are monitored and managed from our Global Enterprise Management Center in Annapolis and a remote back-up GEMC in Silicon Valley. The network is designed around dual primary backbones connecting our EDCs and GEMCs. Our dedicated network is linked to the Internet in North America via eight major backbone providers, allowing our clients to bypass congested public exchange points. In addition, our network is linked with two backbone providers in each of Europe and Asia, enabling us to provide global connectivity to our clients. Large storage arrays in Annapolis and Silicon Valley can provide real-time back-up of North American client sites, enabling us to provide an unusually high level of data integrity. We use our network operations platform, USIView, to proactively manage and monitor our network systems, telecommunications hardware, network connectivity, operating systems and applications software.

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
                                     [LOGO]

    This specialized network enables us to provide very high levels of reliability, security and responsiveness to client constituents, whether they access our applications through the Internet or from behind a client LAN (as illustrated above).

DELIVER INTEGRATED SERVICE OFFERINGS AROUND BUSINESS PROCESSES

    We have expert product teams that specialize in implementing IMAP solutions to support specific business processes. Our consulting and implementation teams have specific expertise in implementing our IMAP solutions for e-commerce, sales force automation and customer support, human resource and financial management, messaging and collaboration and professional services automation. Each team can integrate a specific application software package and the required Internet communications services, which together provide a total solution for a specific business process. These teams can implement applications and generate value for customers very quickly. For example, our typical implementation of Siebel technology is designed to be completed in 45 days. We believe that this provides a competitive advantage over a more conventional implementation which requires six months to more than a year for completion. The consulting and implementation teams hand off the implemented application to our operations group, which runs and maintains the application as well as provides ongoing support to the client through our client care organization.

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
LEVERAGE STRATEGIC RELATIONSHIPS WITH LEADING SOFTWARE APPLICATION PROVIDERS

    We have established relationships in key application areas with vendors, including BroadVision and Microsoft in e-commerce; Ariba in business-to-business e-commerce; Siebel in sales force automation, customer service and enterprise marketing; PeopleSoft and Lawson in human resources and financials; Microsoft Exchange in messaging and collaboration; Niku in professional services automation; and Sagent in decision-making support. We are the exclusive Application Service Provider of Siebel enterprise relationship management applications for customers of SiebelNet, Inc. which is headquartered in North America and are one of two currently certified PeopleSoft Application Service Providers. The agreements with software providers generally enable us to deploy the applications as a service, without the need to establish a separate licensing arrangement for each client. The agreements also enable us to provide our clients with an economically attractive service offering, and afford us co-marketing and co-branding opportunities. These agreements provide us with an initial software portfolio that can meet a broad range of our clients' enterprise resource planning, e-commerce and communication needs. In addition, the agreements provide us with an accelerated path to developing our expert product teams around the software applications and business processes these applications support.

IMPLEMENT SERVICES-BASED BUSINESS MODEL

    We sell our IMAP solutions as a service, not as a technology. Accordingly, our clients sign long-term contracts with fixed monthly payments made as the service is delivered. We believe that selling our IMAP solutions as a service reduces our clients' initial capital expenditures and makes it easier for non-technical executives to purchase our products.

THE USI STRATEGY

    The focus of our strategy is to deliver timely, reliable and secure IMAP services to our clients. We believe that by doing so we will rapidly build our client base and secure long-term relationships, especially with those clients in the middle market. We intend to continue investing to maintain a value advantage over our competitors and to capitalize on our first mover advantages, as follows:

    - DEVELOP NEW BUSINESS. We will continue to develop new business by soliciting potential clients through joint marketing campaigns with our hardware, software and integration partners, advertising in industry specific periodicals and newspapers, sponsoring seminars and trade shows in selected markets, and conducting targeted mass mailings of marketing material.

    - CROSS-SELL PRODUCTS TO INCREASE PENETRATION OF ACCOUNTS. We are able to provide a range of packaged software applications and complex web hosting services to our clients. We actively seek to increase our sales to clients by cross-selling our products and services. Our aim is to increase our implementation and provision of our clients' mission-critical business processes.

    - EXPAND OUR PORTFOLIO OF IMAP SOLUTIONS. We have entered into strategic partnerships with numerous application software vendors. These vendors are offering or developing additional applications in specific vertical market segments which we expect to deploy in order to expand our portfolio of IMAP solutions.

    - ENHANCE THE CAPACITY AND FUNCTIONALITY OF OUR GLOBAL NETWORK. We will continue to deploy enhanced value features into our network. In addition, as we begin to address clients located in Europe and Asia, we will expand our capacity in those regions. Today, we provide European and Asian mirror sites to our clients from collocated EDCs in Amsterdam and Tokyo.

    - EMPHASIZE THE IMAP BRAND. We have focused our sales and marketing efforts to distinguish IMAP as a branded product offering focused on the middle market and selected divisions of larger multi-national organizations. Our direct sales organization allows our sales representatives to understand each client's specific business needs better and provide the ongoing support that facilitates effective cross-selling.

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
IMAP OFFERINGS


    Our current IMAP offerings provide integrated solutions to meet the needs of middle market and global 1000 clients implementing distributed business functions, whether based on applications we provide or where we are hosting existing applications provided by the client. These solutions integrate four basic components.



    - LEADING PACKAGED APPLICATION AND DATABASE SOFTWARE. Our application packages address major business process areas including e-commerce, sales force automation and customer support, human resource and financial management, messaging and collaboration and professional services automation. We have chosen to focus on mission-critical business processes that serve distributed users. These processes can gain maximum value from Internet implementations, our management of database platforms and from our infrastructure.


    - USI-MANAGED CLIENT APPLICATION WEB SITES AVAILABLE VIA OUR GLOBAL NETWORK. USI-managed client application Web sites are housed on dedicated USI-managed servers and available via a reliable, high-performance and secure global Internet network. Our network architecture is designed to ensure responsiveness and allows clients to define which groups will have full or limited access to the Web site or the server.

    - CONSULTING AND SYSTEMS INTEGRATION SERVICES. IMAP consulting and systems integration services define, develop and offer a service that provides access to a combination of our network services, application software and related hardware necessary to provide our service and meet a specific client's needs. Within the IMAP solutions, we do not develop software nor do we implement substantial customization of existing packages. Rather, modular packages applications are configured to meet a client's requirements.

    - INTEGRATED CLIENT SERVICE. Once implemented, IMAP solutions are efficiently managed in our network of EDCs. We provide client support twenty-four hours a day, seven days a week, from dedicated teams with specific knowledge of each client implementation.

    In addition to the specific application areas that we support, we allow clients to host their own software applications in our highly reliable and secure data center environment. In this context, the IMAP offering consists of all of the above elements other than the provision of application layer software. Clients for this complex Web hosting realize all the reliability, security and responsiveness benefits of our network; however, we take no responsibility for the application itself. We believe that many of our complex Web site management clients intend to migrate to a USI-supported application over time.

    Most of our IMAP contracts, including our contracts for complex Web hosting, provide for a modest initial payment and are generally not less than three years in length. However, client contracts signed under our agreement with Siebel may have a term as short as six months and we foresee that some Web hosting contracts may also have shorter terms. Several of our earliest IMAP contracts permit early termination without substantial penalty. Our contracts provide for prospective payment reductions in the event that agreed service levels, as measured and quantified by system performance benchmarks, are not met.

                                     [LOGO]

USI'S SPECIAL APPLICATIONS NETWORK

    We designed our global network specifically to provide superior performance for the IMAP offerings. By maintaining architectural and operational control over our network up to the point at which the client's traffic leaves its ISP backbone or corporate LAN, our network is designed to:

    - provide uptime of 99.9% or better to the entire network, which includes the dedicated customer server;

    - provide fast and predictable response time and access to customer content globally; and

    - provide reliable and customized network security.

NETWORK UPTIME

    Our global network is designed to ensure 99.9% uptime by following four specific principles:

    - avoiding incompatibility through standardization;

    - utilizing redundant components;

    - offering the ability to mirror client servers in separate EDCs; and

    - implementing USIView, our global end-to-end network management system.

    Our network is designed around Cisco networking hardware, which minimizes multi-vendor integration and reduces the risks of hardware incompatibility and implementation delay. Cisco has designated our network as a Cisco Powered Network, indicating that Cisco has reviewed and approved the network design. Our network architecture relies on redundancy of network hardware, facilities infrastructure such as power supplies and telecommunications circuits, which maximizes the network availability. In addition, we have redundant EDCs, GEMCs and wide area networks connecting our EDCs. The wide-area network connection can be used to dynamically mirror or provide a duplicate site for each client at an alternative EDC location. This mirroring feature protects the site from downtime resulting from catastrophic failure at a specific geographic location. For clients requiring real time disaster recovery, we use storage arrays that enable real time data mirroring and are designed to maintain the integrity of data to within minutes.

    The GEMC staff manages and monitors the network systems environment, telecommunications hardware and data content servers in all of our EDCs, both domestic and international, using USIView, our global network operations technology, an end-to-end network management platform. USIView consists of an integrated suite of scalable software tools that allow the GEMC staff to proactively

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
monitor systems-level events, processes and thresholds. USIView is the foundation of our systems and operations management strategy, providing us with:

    - a unified configuration and change management method;

    - an event correlation facility that collects, processes and responds to management event information from a variety of sources; and

    - a central repository for inventory and asset management information.

FAST RESPONSE TIME

    In order to facilitate the faster response time, we have designed our PriorityPeering network to avoid congestion areas on the Internet and have specifically designed our primary GEMC to support our integrated network. We seek to avoid the known Internet congestion points at the Metro Area Exchanges and at the network access points. In order to bypass the MAEs and network access points, our network in North America connects directly with eight major Internet Service Providers' backbones, which carry about 85% of all the traffic on the Internet today. Client data is routed directly over an ISP's network to our network, bypassing congested public exchange points.

NETWORK SECURITY

    Each EDC features multiple levels of security to isolate private information from public information. Private network infrastructure is physically isolated with cabling, switches and routers separately maintained from the hardware for the public network infrastructure. In addition, access to the EDCs and GEMCs is restricted to authorized personnel by hand scan readers, which also monitor and record entrances and departures. The public network and the private network have minimal electronic or logical interconnection and are connected only through a redundant firewall. The network also includes firewall products that enforce data security and policy-based routing for clients who prefer secure access to server resources. We believe that these measures ensure complete separation and security between its public and private networks.

STRATEGIC SOFTWARE VENDOR RELATIONSHIPS


    In developing our IMAP solutions, we have formed relationships with some of the market-leading software providers whose applications support critical business processes. These application providers include BroadVision, Ariba, Siebel, Lawson, PeopleSoft, Microsoft, Niku and Sagent. We believe that we have proven to be an attractive partner for these software companies because of our strategy to deliver integrated solutions to middle market enterprises in a cost-effective service model. Each of our software agreements is unique, but most allow us to deploy packaged application software as a service without the need to establish a separate licensing arrangement for each client. The agreements also generally include co-marketing, specialized product training and preferred pricing on the licenses to the software. We plan to enter into additional agreements with other software vendors over time.


    Each of our key application software relationships is described below.

    BROADVISION. We have agreed with BroadVision to offer BroadVision's e-commerce application as an IMAP solution. BroadVision's e-commerce application has been adopted by enterprises across a broad range of industries. The agreement with BroadVision allows us to offer a robust set of e-commerce solutions for business-to-business and business-to-consumer commerce. BroadVision has named us as its first certified e-commerce application service provider worldwide.

    Our agreement with BroadVision allows for attractive discounts on licenses. Our arrangement with BroadVision also provides for flexible use of licenses worldwide, sharing of development methodology, technical support, joint sales activity and co-marketing. We maintain IMAP solutions engineers, trained and certified on BroadVision applications, in nine major metropolitan areas.

    ARIBA. Ariba is a leading provider of intranet- and Internet-based business-to-business electronic commerce solutions. The company's products efficiently connect requestors to approvers and buyers to

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
suppliers to deliver an automated solution for improving the acquisition and management of the goods and services required to operate a company.

    Our comprehensive partnership with Ariba includes product development, application implementation and management services, as well as cooperative sales and marketing. Under terms of the agreement, USI is a preferred ASP for the Ariba ORMX solution. Our arrangement with Ariba enables us to not only offer buyers the Ariba ORMX solution as part of our IMAP portfolio, but it also allows us the opportunity to provide other IMAP solutions to the suppliers that want to connect to the Ariba Network.

    SIEBEL. Siebel is the recognized leader in providing enterprise relationship management applications, a range of product offerings that includes sales force automation, customer service/help desk and enterprise marketing. We have entered into an agreement with SiebelNet, Inc., a wholly owned subsidiary of Siebel Systems, Inc., pursuant to which we serve as the exclusive application service provider of Siebel enterprise relationship management applications for customers of SiebelNet that are headquartered in North America. Under this agreement, SiebelNet pays us a monthly fee for services including ready-to-service hardware, network connectivity and client support.

    Our agreement with Siebel establishes a joint program in which the Siebel sales force will offer outsourcing as a product option. While Siebel, in most instances, retains control of the application licensing, we implement the application in our EDCs, provide on-going management and support, and provide our consulting and implementation services. Enterprise relationship management opportunities identified by our sales force are handled in the same manner. In return for the exclusivity of this relationship, we have agreed not to offer any competing enterprise relationship management applications as part of our IMAP solutions. The agreement mandates joint marketing programs, joint oversight of, and agreement on, the program to sell enterprise relationship management application outsourcing services, and commissioning of both Siebel's and our sales representatives participating in each sale.


    We have extended our strategic partnership with Siebel Systems, Inc., to include Siebel for Workgroups applications, a powerful suite of e-business applications that automate the sales marketing and service functions of small to mid-sized businesses as a term license IMAP product. USI's Workgroups offering is focused on providing mid-tier companies with Siebel business applications functionality over secure Internet and dedicated network connections, hosted and managed out of USI's EDCs. Additionally, USI provides as a free download from its web site Siebel Sales, a single user sales marketing solution.


    LAWSON. Lawson is an established leader in the enterprise resource planning software industry and one of the pioneers of fully Internet-enabling its software products. Lawson is also a recognized leader in selling its enterprise applications on a worldwide basis. Lawson's product functionality includes human resources, financial management, supply chain, collaborative commerce, enterprise budgeting and procurement. Lawson has selected USI as a global Application Service Provider.

    Our agreement with Lawson provides that qualified new outsourcing leads identified by Lawson will be referred to USI for hosting and application management. Outsourcing leads identified by USI or Lawson will be jointly marketed and quoted. USI has committed to provide marketing support and resources for our Lawson offering. The term of the Lawson agreement is one year, and will renew annually for up to five years unless either party provides notice of termination prior to the end of any given year. In October 1999, we purchased Conklin & Conklin, Inc. a comprehensive provider of Lawson financial and human resources system implementation services and a certified reseller of Lawson software licenses.

    PEOPLESOFT. We have agreed with PeopleSoft to offer PeopleSoft human resource and core financial applications as IMAP solutions. PeopleSoft is an established leader in the enterprise resource planning software industry and the recognized leader in human resource management solutions. We are one of 10 currently certified PeopleSoft Application Service Providers.

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
    Our agreement with PeopleSoft provides that opportunities identified by our sales force be jointly marketed and quoted. Opportunities identified by the PeopleSoft sales force may be jointly marketed and quoted with us. Customers who elect outsourcing through us will purchase our IMAP solutions. The agreement also provides for the sharing of rapid deployment methodologies, complete software support, the ability to joint market products and services, shared visibility at industry events, sharing of sales leads and joint training efforts.

    MICROSOFT. We have agreed with Microsoft to offer Microsoft's Exchange and Site Server products as IMAP solutions. Microsoft Exchange is the recognized leader in messaging and collaboration management solutions. Microsoft Site Server is a leading e-commerce platform.

    Our multi-year Exchange agreement with Microsoft grants us the right to distribute the Exchange software as part of our IMAP solution on a pay-per-user licensing fee basis. Under our other licensing agreement with Microsoft we implement, host and manage e-commerce solutions based on Microsoft Site Server.

    NIKU. Niku is a leading developer of Professional Services Automation solutions.

    Our agreement with Niku allows us to offer, as an IMAP solution, up-front installation, training and conversion services for Niku's PSA solutions. Under our agreement, we pay a discounted fee for each Niku license included in any IMAP solution.

    SAGENT. We have agreed with Sagent to offer Sagent Internet Enterprise Intelligence applications as an IMAP solution. Sagent is currently fully prepared to service the emerging Internet Enterprise Intelligence market with its single, integrated, fully Internet-enabled, data warehousing solution. Oracle and Siebel have selected Sagent as the exclusive data modeling and data movement technology upon which their data warehouse products are based.

    Our agreement with Sagent allows for attractive discounts on licenses and services and grants us the right to distribute the software as part of our IMAP solutions without the need to establish a separate licensing arrangement for each client. The agreement also provides for flexible use of the licenses worldwide, access to rapid deployment methodology, software support, joint marketing and visibility as a Sagent Premier Partner at industry events, shared training resources and sharing of sales leads.

SALES AND MARKETING

    We offer our products and services through a direct sales organization based in the U.S. Each sales representative is responsible for a limited number of client relationships. We believe this approach enables our sales representatives to understand each client's specific business needs thoroughly and to provide top quality ongoing support. We currently have 45 sales representatives located throughout the U.S.. We intend to expand our sales organization into all major U.S. markets.

    Our sales teams target medium-sized enterprises based in the U.S. with annual revenues ranging from $50 million to $1 billion and selected divisions of larger multinational organizations. Our sales strategy emphasizes that IMAP solutions enable clients to avoid extensive initial capital outlays, maintain focus on their core businesses, reduce technical and integration risks and shorten implementation time for software applications.

    We have developed programs to attract and retain high quality, motivated sales representatives that have the technical skills and consultative selling experience necessary to sell our IMAP solutions. In addition, our acquisitions have augmented our sales and technical team and have created opportunities for more rapid market penetration in their geographic region and access to established business relationships for cross-selling.

    We have established a marketing communications organization that is responsible for the branding and marketing of all our IMAP solutions and for distinguishing IMAP as a branded product offering. The marketing organization is responsible for all new service launches to ensure both internal execution and marketplace acceptance. The marketing organization has developed cooperative marketing and trade show participation programs in conjunction with our strategic software and hardware partners.

    We are a party to a marketing agreement with U S WEST Communications, Inc., the incumbent local exchange carrier in fourteen western states. By the terms of that agreement, U S WEST gained exclusive rights to market some of our IMAP products in its fourteen-state region. We make our products available to U S WEST at a discount and provide technical support during the sales process. On account of the pending acquisition of U S WEST by Qwest, a competitor of USI's, U S WEST and USI have mutually agreed to transition out of the marketing agreement. See "Risk Factors--The markets we serve are highly competitive and many of our competitors have much greater resources."

CLIENT CARE

    A central element of the IMAP solution is a high level of responsive personalized service, referred to as client care. Through our client care process, a specific technical account manager is assigned to each client and support teams are designated to back up the account managers. This structure is designed to ensure service is available twenty-four hours a day, seven days a week. Assigned support teams comprise senior client support specialists, network engineers, and packaged application engineers. The teams have further support from a group of product-specific application engineers who are trained in the specific software applications that we offer.

CLIENTS

    We target primarily North American-based middle market enterprises and divisions of larger multinational organizations. We believe that these organizations will gain the most competitive advantage from IMAP solutions and that they provide the greatest opportunity for the outsourcing of information technology operations. Currently, business software application vendors are providing software predominantly to larger organizations. Historically, attempts to market to middle market enterprises have generally been unsuccessful due to the high up-front costs to obtain the required software, the long lead time to integrate the software into the specific business process and the competition for and shortage of IT resources in middle market companies.

    We currently have clients for both our IMAP offerings and traditional information technology services. Revenues from IMAP services comprise 61% of total revenue for the year ended December 31, 1999. As of December 31, 1999 we had 109 signed contracts with 88 clients for our IMAP services, representing over $140.0 million in expected contract revenue (assuming payments over the full contract terms) and approximately $43.1 million of 12 month backlog, which we define as revenue under contract expected to be recognized in the next 12 months. As of December 31, 1999, selected clients of ours include:

Actuate Software
AllBooks4Less.com
Baltimore Sun
Bike.com
Clarus
CornerStone Brands
DEBTCOLLECT.COM
Franklin Covey
GE Capital Investments
Health Care Online
Herman Miller
Hershey Foods
HP Shopping Village
  (hpshopping.com)
INSLAW


Intraware
Knoll Pharmaceutical
Lattice Partners
Legg Mason
Liberty Financial Companies
liveprint.com
LHS Communications
Loan Market Resources
LocalVoice.com
Niku
Perfumania.com
PSDI
rdental.com
Rhythms NetConnections


Sagent
Samsung
Service Hub
Star Telecommunications
Sunburst Hospitality
TeleChoice
The Luggage Center
U S WEST
V Technologies
Ventana
WeTheShoppers.com
XL Capital

COMPETITION

    The market for Internet-related services is extremely competitive. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet market have attracted many start-ups as well as extensions of existing businesses from different industries. In the market for Internet-enabled application software and network solutions, we compete on the basis of performance, price, software functionality and overall network design. While our competition comes from many industry segments, we believe that no single segment provides the integrated, single-source solution that we provide.

    Our current and potential competitors include Applications Service Providers and companies focused on the application hosting business such as Aristasoft, Breakaway Solutions, Corio, FutureLink, Interliant, Interpath, NaviSite and Telecomputing; Web hosting companies, such as Concentric, Digex and Exodus; enterprise applications vendors, such as Oracle, Siebel and SAP; business Internet Service Providers, such as MCI WorldCom, PSINet and Verio; telecommunications companies, such as AT&T, GTE, and Qwest (which has agreed to acquire our customer and significant stockholder, U S WEST); and systems integrators, such as Andersen Consulting, EDS, IBM and KPMG. While we believe that our network of proprietary EDCs together with our level of service, support and targeted business focus distinguish us from these competitors, some of these competitors have significantly greater market presence, brand recognition, and financial, technical and personnel resources than we do, and have extensive coast-to-coast Internet networks.

    We compete with national, regional and local commercial systems integrators who bundle their services with software and hardware providers and perform a facilities management outsourcing role for the customer. These competitors generally have greater name recognition or more extensive experience than we do. Andersen Consulting, EDS and PricewaterhouseCoopers, among others, provide professional consulting services in the use and integration of software applications in single-project client engagements. Large systems integrators may establish strategic relationships with software vendors to offer services similar to our IMAP offerings. We expect that regional systems integrators are likely to compete with us based on local customer awareness and relationships with hardware and software companies. Additionally, regional systems integrators may align themselves with ISPs to offer complex Web site management combined with professional implementation services.

    We compete with hardware and software companies in providing packaged application solutions as well as network infrastructure. In order to build market share, both hardware and software providers may establish strategic relationships to enhance their service offerings. IBM currently provides applications outsourcing for its Lotus Notes products and other non-IBM software applications. J.D. Edwards & Company, a developer of enterprise resource planning software, is offering its software in an outsourced model. Oracle is offering Oracle Business Online, a hosted enterprise resource planning application software solution. SAP has formed an outsourcing organization which is developing key partnerships with leading consulting firms to offer SAP software. We believe that additional hardware and software providers, potentially including our strategic partners, may enter the outsourcing market in the future.

    All of the major long distance companies, including AT&T, MCI WorldCom, Qwest Communications and Sprint, offer Internet access services. Qwest has partnered with KPMG to deliver hosted enterprise resource planning solutions over the Internet, and Qwest has agreed to acquire our customer and substantial stockholder, U S WEST. In order to address the Internet connectivity requirements of the current business customers of long distance and local carriers, we believe that there is a move toward horizontal integration through acquisitions of, joint ventures with, and purchasing connectivity from, ISPs. Accordingly, we expect that we will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers, in addition to their substantially greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases. We believe that our local presence, our strong technical and data-oriented sales force and our offering of branded software applications are important features distinguishing us from the telecommunications companies.

    It is possible that new competitors or alliances may emerge and gain market share. Such competitors could materially affect our ability to obtain new contracts. Further, competitive pressure could require us to reduce the price of our products and services thus affecting our business, financial condition and results from operations.

PROPERTIES

    We are headquartered in Annapolis, Maryland. Our training and conference facilities are located in a building we own in Annapolis, Maryland. We believe that the building we own, due to its age, may contain limited amounts of asbestos containing materials. We do not believe that the limited asbestos presence would subject us to any material liability.

    On April 30, 1999, we purchased land and a building in Annapolis, Maryland for $11.8 million. The seller financed $7.1 million of the purchase price through a first mortgage note and will lend us an additional $1.5 million for construction costs if we meet certain conditions. We are primarily finished renovating this building, which became our headquarters in November of 1999. Total cost of these renovations are anticipated to be $12 million.


    In December of 1999, we obtained additional financing for the acquisition and renovations to our headquarters in the amount of $4.75 million from a major institutional lender. Partial payment of the loan is guaranteed by the Maryland Industrial Development Financing Authority.


    We lease space in a number of other locations, primarily for EDC and GEMC installations and to house our consulting and implementation staff. We believe that our leased facilities are adequate to meet our current needs in the markets in which we have begun to deploy our services, and that additional facilities are available to meet our expansion needs in our target markets for the foreseeable future.

    Our leases are for terms varying from 30 to 84 months and generally contain renewal options of two to three years as well as rent escalation clauses. During 1999 we incurred approximately $3.1 million in rent expense.

EMPLOYEES

    As of December 31, 1999, we employed approximately 980 people, including full-time and part-time employees at our corporate headquarters, our GEMCs and EDCs and at our subsidiaries. We consider our employee relations to be good. None of our employees is covered by a collective bargaining agreement.

LEGAL PROCEEDINGS

    From time to time we may be involved in litigation that arises in the normal course of business operations. As of the date of this prospectus, we are not a party to any litigation that we believe could reasonably be expected to have a material adverse effect on our business or results of operations.

                                   MANAGEMENT

    The following sets forth certain information regarding our current directors and executive officers as of December 31, 1999.


NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Christopher R. McCleary...................     47      Chief Executive Officer and Chairman of
                                                       the Board
Stephen E. McManus........................     50      President--E-Commerce Business Unit and
                                                         Director
Jeffery L. McKnight.......................     56      Executive Vice President of Operations
Andrew A. Stern...........................     42      Executive Vice President
Harold C. Teubner, Jr.....................     53      Executive Vice President and Chief
                                                       Financial Officer
Gary J. Rogers............................     49      Senior Vice President, Worldwide Sales
Lance H. Conklin..........................     49      President and General Manager of Lawson
                                                         Business Unit
Michael S. Harper.........................     34      President and General Manager of
                                                       PeopleSoft Business Unit
Alistair Johnson-Clague...................     49      President and General Manager of Siebel
                                                         Business Unit
Matthew D. Kanter.........................     37      President and General Manager of USI New
                                                         York
Nicholas Magliato.........................     34      President and General Manager of
                                                       Enterprise Messaging and Collaboration
                                                         Business Unit
Mark J. McEneaney.........................     36      Senior Vice President and Corporate
                                                         Controller
William T. Price..........................     37      Vice President, Secretary and General
                                                       Counsel
R. Dean Meiszer(2)........................     43      Director
Benjamin Diesbach(1)......................     53      Director
David J. Poulin(2)........................     41      Director
Ray A. Rothrock(2)........................     44      Director
Frank A. Adams(1).........................     54      Director
William F. Earthman(1)....................     48      Director
John H. Wyant.............................     53      Director
Joseph R. Zell............................     40      Director
Michael C. Brooks(1)(2)...................     54      Director
Cathy M. Brienza..........................     51      Director


------------------------

(1) Member of the compensation committee

(2) Member of the audit committee

    CHRISTOPHER R. MCCLEARY is a co-founder of USI and has served as the Chairman and Chief Executive Officer of USI since January 1998. Prior to founding USI, he was the Chairman and Chief Executive Officer of DIGEX, Inc. from January 1996 to December 1997. Prior to serving at DIGEX, Mr. McCleary served as Vice President and General Manager for Satellite Telephone Service at American Mobile Satellite Corporation, a satellite communications company, from October 1990 to January 1996.

    STEPHEN E. MCMANUS is a co-founder of USI and has served as a director since April 1998. He served as President of USI until June 1999, at which time he became President of our E-Commerce Business Unit. Prior to joining USI,
Mr. McManus was Director of U.S. Sales for the telecommunications unit of Data General Corporation from January 1998 to March 1998. From June 1995 to December 1997 Mr. McManus served as a Branch Manager for Silicon Graphics. Prior to joining Silicon Graphics, Mr. McManus held several positions at Data General Corporation from June 1988 to May 1995, including District Manager for Distributor Sales, VAR District Manager and Branch Manager.

    JEFFERY L. MCKNIGHT has been Executive Vice President of Operations since December 1998. He originally joined USI in June of 1998 as Senior Vice President of Client Care. Previously, he held senior marketing and operations positions with Aeronautical Radio, Inc., or ARINC, the communications arm of all of the domestic airlines from May 1989 to July 1997. Prior to ARINC, he held senior operations positions with System One, Inc. from February 1963 to April 1989.

    ANDREW A. STERN has been Executive Vice President of USI since June of 1999. He originally joined USI on July 24, 1998 as Executive Vice President and Chief Financial Officer. Prior to joining USI, Mr. Stern held positions at USF&G Corporation, an insurance company, from May 1993 to July 1998, most recently as Executive Vice President, Strategic Planning and Reinsurance Operations. In addition, Mr. Stern was a partner of Booz Allen & Hamilton, an international management and technology consulting firm with whom he was employed from August 1981 to May 1993.

    HAROLD C. TEUBNER, JR. has been Executive Vice President and Chief Financial Officer of USI since October 1999. From July 1998 until joining USI, Mr. Teubner worked as an independent consultant in the technology industry.
Mr. Teubner served as the Executive Vice President and Chief Operating Officer at Concept Five Technologies from July 1997 to July 1998. During September 1996, Mr. Teubner served as COO of Nat Systems International, a French software company. Prior to joining Concept Five Technologies, Mr. Teubner was President and CEO of Visix Software, a company that builds high-end, object oriented, application development tools. Mr. Teubner was with Visix from July 1995 to June 1996. Mr. Teubner held positions with Sybase Inc. from January 1988 to April 1995. While at Sybase, Mr. Teubner served as the Senior Vice President of North American Operations from July 1992 to April 1995.

    GARY J. ROGERS joined USI in October 1999 as Vice President, Worldwide Sales. Prior to joining USI, Mr. Rogers was with CMS/Data, a division of PC Docs Group International, Inc. from September 1997 to September 1999. While at CMS/Data, Rogers served in various capacities including: Vice President, Sales and Marketing and President, Chief Operating Officer. From May 1994 to July 1997, Mr. Rogers was with SQL Financials International, Inc. where he worked as Vice President of Sales and Regional Sales Manager. Mr. Rogers was an Area Sales Manager with The ASK Group/ Ingres from August 1990 to April 1994.


    LANCE H. CONKLIN has been President and General Manager, Lawson Business Unit since September of 1999. Mr. Conklin was a Vice-President and Co-Founder of Conklin & Conklin, Inc., a leading reseller and systems integrator of Lawson Software applications, from June 1982 until September 1999 when USI acquired Conklin & Conklin, Inc.



    MICHAEL HARPER joined USI in April of 1998 as Vice President of Product Marketing. In January of 1999, Mr. Harper was promoted to Vice President and General Manager of PeopleSoft Business Unit. In July of 1999, Harper was named President and General Manager, PeopleSoft Business Unit. Prior to joining USI, Mr. Harper served as the Mid-Atlantic Systems Manager for Silicon Graphics, Inc. from July 1997 to April 1998 with responsibility for pre-sales and professional service to federal and commercial customers. Prior to Silicon Graphics, Mr. Harper was with IBM in various marketing, sales and professional service capacities from July 1989 to July 1994.



    ALISTAR JOHNSON-CLAGUE joined USI in October of 1999 as the President & General Manager, Siebel Business Unit. Prior to joining USI, Mr. Johnson-Clague was with Avent Inc., from December 1998 to June of 1999. From August of 1985 to December of 1998 Mr. Johnson-Clague served in various capacities while at JBA Holdings Plc, including: President/CEO--Computer Solutions Division, President--US Software Solutions Division, General Manager-JBA (Northern) Ltd., and General Sales Manager-JPA Southeast.



    MATTHEW D. KANTER has been President and General Manager of USI New York since July 1999. He originally joined USI in October of 1998 as Vice President and General Manager of USI New York. Prior to joining USI, Mr. Kanter served as President and Chief Executive Officer of Advanced Communications Resources, Inc. from July 1995 to October 1998. Prior to serving as President and Chief Executive Officer, Mr. Kanter served as Vice President and Technical Director of Advanced Communications Resources, Inc. from January 1993 to July 1995.



    NICK MAGLIATO has been President and General Manager of Enterprise Messaging and Collaboration Business Unit since July 1999. Previously he served as the General Manager of the Private Networking Unit for DIGEX from March 1996 to May 1998. Prior to that, he was Director-Land Mobile Product, Sales and Distribution, for American Mobile Satellite Corporation from March 1994 to March 1996.



    MARK J. MCENEANEY joined USI in April 1998 as its Vice President and Corporate Controller. In October 1999 Mr. McEneaney was promoted to Senior Vice President and Controller. Prior to USI, he was Chief Financial Officer of Questar Builders, Inc., from November 1997 to March 1998 and of William Ryan Homes, Inc. from April 1995 to October 1997.



    WILLIAM T. PRICE has been Vice President, Secretary and General Counsel of USI since April 1998. Prior to joining USI, Mr. Price was the senior trial associate in the Baltimore-based law firm of Albright, Brown & Goertemiller from April 1997 to April 1998, where he represented major corporate clients in antitrust, copyright intellectual property and other commercial matters in various state and federal courts. Prior to joining Albright, Brown & Goertemiller, Mr. Price was a litigator and Managing Attorney for the New York based law firm of Finklestein and Levine. Mr. Price was with Finklestein and Levine from April 1993 to October 1996.


    R. DEAN MEISZER has been a director of USI since it was founded. Currently, Mr. Meiszer serves as the President of Lattice Communications, Ltd. Lattice Communications was formed in October 1997 by the principals and associates of Crisler Company to own, operate, and manage wireless transmission towers and related businesses. Meiszer has been President and Managing Director of The Crisler Company, a Cincinnati-based investment firm, since May 1989. Prior to Crisler, Mr. Meiszer was Senior Vice President of Society Bank from March 1978 to May 1989.

    BENJAMIN DIESBACH was appointed to the board of directors in May 1998 as a designee of Mr. McCleary in his role as Chief Executive Officer of USI. He has been President of Midwest Research, Inc., a consulting firm, since he formed it in January 1995. Prior to forming Midwest Research, Mr. Diesbach was Chief Executive Officer of Continental Broadcasting, Ltd., a broadcasting company, from September 1993 to January 1995.

    DAVID J. POULIN was appointed to the board of directors in May 1998 as a designee of Mr. McCleary in his role as Chief Executive Officer. He has been the head hockey coach at the University of Notre Dame since May 1995. Prior to joining Notre Dame as hockey coach, Mr. Poulin played in the National Hockey League for 13 years.

    RAY A. ROTHROCK was appointed to the board of directors in June 1998 as a designee of the Venrock Group. He has been a General Partner of Venrock Associates, the high technology venture capital investment firm of the Rockefeller Family, since June 1988. Mr. Rothrock serves on the boards of directors of CheckPoint Software Technology and several private companies including Qpass, Rights Exchange, Appliant, Inc., Sbyn Technology and Simba Technology.

    FRANK A. ADAMS was appointed to the board of directors in June 1998 as a designee of the Grotech Group. He is the President and Chief Executive Officer of Grotech Capital Group, which he co-founded in August 1984. Mr. Adams has served as President of the Mid-Atlantic Venture Association since July 1985. He has served on the board of directors of a number of technology companies including Thunderbird Technologies, Inc. and EPIC Therapeutics, Inc.

    WILLIAM F. EARTHMAN was appointed to the board of directors in June 1998 as a designee of the Massey Burch Group. He has been a Partner of Massey Burch Capital Corporation since January 1994. Prior to becoming a Partner at Massey Burch Capital Corporation, Mr. Earthman served from January 1990 as a Vice President of Massey Burch Investment Group. Prior to Massey Burch, he worked for the investment banks J.C. Bradford & Co. from September 1975 to October 1981, Prudential-Bache Securities from October 1981 to November 1985 and First Nashville Corp. from December 1985 to December 1989. He currently serves on the board of directors of Intellivoice Communications, Inc. and Legal Technologies Network, Inc.

    JOHN H. WYANT was appointed to the board of directors in June 1998 as a designee of the Blue Chip Group. He is the Managing Partner and President of Blue Chip Venture Company, which he founded in 1990. Mr. Wyant is currently a director of Regent Communications, Inc., Zaring Homes, Inc., Delicious Brands, Inc. and Ciao Cucina Corporation. He previously served as a director of DIGEX.

    JOSEPH R. ZELL was appointed to the board of directors in July 1998 as a designee of U S WEST. Since December 1991, he has held several positions with the !NTERPRISE Networking division of U S WEST Communications, Inc., including Director of Product Development for !NTERPRISE, Executive Director of Applications Innovation, President of U S WEST's Wholesale Division and Vice President of Markets and innovation at !NTERPRISE. He has been President of the division since March 1997.

    MICHAEL C. BROOKS was appointed to the board of directors in December 1998 as a designee of the Whitney Group. He has been a general partner of J. H. Whitney & Co. since 1984. He is also a director of SunGard Data Systems, Inc., Pegasus Communications, Inc., Media Metrix, Inc., Homestore.Com and various other private companies.

    CATHY M. BRIENZA was appointed to the board of directors in May 1999. Since July 1997, Ms. Brienza has been a member of Waller-Sutton Media, L.L.C., the general partner of Waller-Sutton Media Partners, L.P. Prior to joining Waller-Sutton Media, she was a principal of Sutton Capital Associates, Inc., and its affiliated companies, which engaged in the ownership and operation of cable television and cellular telephone systems.

CLASSIFICATION OF THE BOARD OF DIRECTORS

    Each director holds office until his or her successor has been elected and qualified. In April 1999, the board of directors divided itself into three classes. Messrs. Brooks, Earthman and Zell and Ms. Brienza serve in the class whose term expires in 2000; Messrs. Adams, McManus, Rothrock and Wyant serve in the class whose term expires in 2001; and Messrs. Diesbach, Meiszer, Poulin and McCleary serve in the class whose terms expires in 2002. Upon the expiration of the term of each class of directors, the stockholders will at their next annual meeting elect directors to serve in that class for a three-year term.

COMMITTEES OF THE BOARD OF DIRECTORS

    In June 1998, the board of directors established a compensation committee and an audit committee. The compensation committee makes recommendations concerning salaries and incentive compensation of our employees and consultants and administers our stock option plan. The audit committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including reviewing our audit policies, overseeing the engagement of our independent auditors and developing our financial strategies. In December 1999, the Securities and

Exchange Commission adopted new rules to improve disclosure relating to the functioning of corporate audit committees. We are currently evaluating the impact of these new rules; however, we believe these rules will not have a significant impact.

COMPENSATION OF DIRECTORS

    All non-employee directors are reimbursed for travel and other related expenses incurred in attending meetings of the board of directors. In addition, each non-employee director then serving on the board of directors is eligible to receive option grants under our stock option plan. The shares of common stock purchased pursuant to these options will be subject to repurchase by us as described in " --Stock Option Plan."

EMPLOYMENT AGREEMENTS

    We have entered into the following employment agreements with our executive officers.


OFFICER                                  TERM             SALARY               POSITION
-------                         ----------------------   --------   ------------------------------
Christopher R. McCleary.......  January 1998-            $250,000   Chairman and Chief Executive
                                December 2000                         Officer
Stephen E. McManus............  April 1998-April 2003    $175,000   President, E-Commerce Business
                                                                      Unit
Andrew A. Stern...............  July 1998-July 2001      $175,000   Executive Vice President
Jeffery L. McKnight...........  July 1998-July 2001      $175,000   Executive Vice President of
                                                                      Operations
Harold C. Teubner, Jr.........  September 1999-          $250,000   Executive Vice President and
                                September 2002                        Chief Financial Officer
Gary J. Rogers................  September 1999-          $225,000   Senior Vice President,
                                September 2002                      Worldwide Sales
Lance H. Conklin..............  October 1999-            $200,000   President and General Manager
                                December 2001                         of Lawson Business Unit
Michael S. Harper.............  September 1999-          $175,000   President and General Manager
                                September 2002                        of PeopleSoft Business Unit
Alistair Johnson-Clague.......  October 1999-            $225,000   President and General Manager
                                October 2002                          of Siebel Business Unit
Matthew D. Kanter.............  October 1998-            $225,000   President and General Manager
                                October 2001                          of USI New York
Nicholas Magliato.............  July 1999-               $200,000   President and General Manager
                                July 2002                             of Enterprise Messaging and
                                                                      Collaboration Business Unit
Mark J. McEneaney.............  September 1999-          $175,000   Senior Vice President and
                                September 2002                        Corporate Controller
William T. Price..............  September 1999-          $110,000   Vice President, Secretary and
                                September 2002                        General Counsel


    Mr. McCleary's agreement also provides for:

    - automatic renewal for subsequent one year terms unless either party elects not to renew prior to 90 days from the end of the then current term of the agreement;

    - a bonus to be determined based on his meeting established management objectives with a minimum of $250,000 in the second year of the agreement and $500,000 in the third year of the agreement;

    - the right to terminate him for cause upon a vote of two-thirds of the board of directors preceded by a finding by the compensation committee or executive committee that he has breached the agreement;

    - the payment of his full salary for the term of the agreement if he terminates the agreement because:

      -- we breach the agreement;

      -- there is a material adverse change in his job responsibilities, duties, function or reporting relationships; or

      -- he is required to travel more than 50 miles to a relocated office;

    - the payment of his full salary for the term of the agreement if he is terminated without cause; and

    - the payment of his bonus after he terminates the agreement for other than the reasons described above if its amount had already been determined by the compensation committee.


    Mr. McManus, Mr. McKnight, Mr. Stern and Mr. Conklin's agreements all provide for:


    - No obligation to pay salary after a termination for cause due to:

      -- a breach of the agreement by the officer;

      -- engaging in illegal or immoral practices or activities which can reasonably be expected to be materially detrimental to our reputation;

      --being dishonest, disloyal, or fraudulent in performing his duties;

      --willful misconduct or dereliction of his duties;

      --using, possessing, selling or delivering illegal drugs; or


      --in the case of Mr. McManus and Mr. Conklin, substantial failure to perform his duties;


if the action giving rise to the termination is not cured within 60 days and an arbitrator finds the termination to be valid.


    Mr. Stern's agreement also provides for:


    - the right, which he has exercised, to purchase 937,500 shares of our common stock;

    - a life insurance policy provided by us in an amount equal to twice his salary less the amount of any group insurance he selects as part of our standard group insurance plan;


    - our right to repurchase the 937,500 shares of stock, for the total tax liability incurred by Mr. Stern as a result of his purchase, if he is terminated for cause or if he terminates the agreement on or before May 31, 2000, unless it is a termination for good reason;


    - our obligation to register the 937,500 shares of stock for sale under the Securities Act as soon as practicable in the event the officer's employment is terminated due to death or disability; and

    - the obligation to pay the officer's full salary for the remainder of the term of the agreement or one year, if longer, and a bonus pro rated for the remaining term of the agreement if we terminate one of them without cause.


    Mr. McManus' agreement also provides for:


    - the right, which he has exercised, to purchase 750,000 shares of our common stock;

    - a life insurance policy provided by us in an amount equal to twice his salary less the amount of any group insurance he selects as part of our standard group insurance plan;

    - our right to repurchase 187,500 shares of stock for $100 if he is terminated for cause or if he terminates the agreement on or before May 31, 2000; and

    - our right to repurchase all or part of 562,500 shares of stock for $100.00 if he is terminated for cause (including substantial failure to perform his duties) or if he terminates the agreement before April 1, 2003.

    Mr. McKnight's agreement also provides for:

    - the grant of an option to purchase 562,500 shares of common stock under our stock option plan; and

    - the termination of our right to repurchase his shares under the option plan 24 hours before any termination of his employment without cause.


    If Mr. Rogers is terminated without cause, we must pay him an amount equal to his annual base salary until the end of the term or for twelve months whichever is greater, accelerate all unvested stock options and pay any sales commissions or bonuses owed.


    Mr. Rogers' agreement also provides for:

    - the grant of an option to purchase 150,000 shares of our common stock under our stock option plan; and

    - the grant of 27,000 shares of common stock, half of which vests immediately upon the execution of the agreement and the balance vests upon the first anniversary of Mr. Rogers' employment.

    Mr. Teubner's agreement provides for:

    - the grant of an option to purchase 450,000 shares of our common stock under our stock option plan; and

    - the termination of our right to repurchase his shares under the option plan upon termination of his employment without cause.


    Mr. Conklin's agreement also provides for:



    - a bonus of 40% to 80% of his annual base salary to be determined based on his attainment of performance goals;



    - the payment of his full salary and a continuation of benefits for the remainder of the term of the agreement and the payment of a prorated bonus if he terminates the agreement because:



      -- we breach the agreement; or



      -- we breach any of the post-closing obligations under the asset purchase agreement between USI and the shareholders of Conklin dated September 20, 1999;



    - the payment of his full salary and the continuation of benefits for the remainder of the term of the agreement and a prorated bonus if he is terminated without cause;



    Mr. Harper's agreement also provides for:



    - a discretionary bonus of 50% to 100% of his annual base salary;



    - the grant of an option to purchase 93,750 shares of common stock at a strike price of $4.00 per share; and

    - the grant of an incentive stock option to purchase 33,750 shares of common stock at a price of $13.67 per share.



    Mr. Johnson-Clague's agreement also provides for:



    - a discretionary bonus of 50% to 100% of his annual base salary along with a one time signing bonus of $55,000 to be paid in February 2000;



    - the grant of an incentive stock option to purchase 135,000 shares of common stock at a price of $20.17 per share; and



    - the grant of 15,000 shares of restricted stock at $0.001 per share.



    Mr. Kanter's agreement also provides for:



    - a bonus of $75,000 contingent on the attainment of predetermined objectives; and



    - a retention bonus of $200,000 for employment through October 9, 1999 and $195,000 for employment through December 31, 2000.



    Mr. Magliato's agreement also provides for:



    - a discretionary bonus of up to 100% of his annual salary and a signing bonus of $100,000;



    - the grant of 25,000 shares of common stock with periodic vesting over a three year period; and



    - the grant of a non-qualified option to purchase 112,500 shares of common stock at an exercise price of $19.33 per share.



    Mr. McEneaney's agreement also provides for:



    - a discretionary bonus of 50% of his annual salary; and



    - a grant of an incentive stock option to purchase 75,000 shares of common stock at a price of $13.67 per share.



    Mr. Price's agreement also provides for:



    - a discretionary bonus of 50% of his annual salary; and



    - a grant of an incentive stock option to purchase 37,500 shares of common stock at a price of $13.67 per share.


    Some of the agreements provide for the termination of our right to repurchase shares held by the officers upon a change in control of the company. All of the agreements provide for review of the salary and bonus terms by our compensation committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to June 1998, we had no separate compensation or stock option committee or other board committee performing equivalent functions, and these functions were performed by our board of directors. Both Mr. McCleary and Mr. McManus were members of the board of directors during that period. In June 1998, we established compensation and audit committees of our board of directors. The compensation committee is composed of non-employee directors. See "--Committees of the Board of Directors."

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION. The following table provides summary information concerning compensation that we paid to or accrued on behalf of our "Named Executive Officers," which are our Chief Executive Officer and each of the three most highly compensated executive officers of USI other than the Chief Executive Officer who earned more than $100,000, in salary and bonus, for all services rendered in all capacities during the fiscal year ended December 31, 1999. The aggregate amount of perquisites and other personal benefits, securities or property received by each of the Named Executive Officers was less than either $50,000 or 10% of the total annual salary and bonus reported for that Named Executive Officer:

                           SUMMARY COMPENSATION TABLE


                                                   ANNUAL COMPENSATION
                                              ------------------------------    LONG TERM COMPENSATION
NAME AND PRINCIPAL POSITION                     YEAR      SALARY     BONUS     SHARES UNDERLYING OPTIONS
---------------------------                   --------    ------     -----     -------------------------
Christopher R. McCleary
  Chief Executive Officer and Chairman of
  the Board.................................    1998     $131,250   $ 75,000                  --
                                                1999      250,000     (a)                562,500
Stephen E. McManus
  President--E-Commerce Business Unit and
  Director..................................    1998      131,250     75,000                  --
                                                1999      175,000     (a)                     --
Jeffery L. McKnight,
  Executive Vice President of Operations....    1998       75,962    125,000             562,500
                                                1999      175,000     (a)                     --
Andrew A. Stern
  Executive Vice President..................    1998       78,076     75,000                  --
                                                1999      175,000     (a)                     --
Matthew D. Kanter
  President and General Manager--USI New
  York......................................    1988       40,215         --              20,625
                                                1999      201,000    275,000             129,375


------------------------


(a) We have accrued an aggregate estimate bonus amount for the year ended December 31, 1999, but individual bonus amounts have not yet been finally determined for 1999.


    STOCK OPTIONS. The following table contains information concerning the stock option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 1999:


    - The options described in the table below are immediately exercisable and expire on the tenth anniversary of the date of grant. Shares of common stock purchased pursuant to these options will be subject to our right to repurchase them at the option exercise price upon the termination of the holder's employment or business relationship with us. The repurchase right with respect to the shares purchased upon exercise of Mr. McCleary's option has lapsed with respect to three-quarters of the shares purchasable upon exercise of the option. The repurchase right with respect to the remainder of the shares purchasable upon exercise of an option will lapse upon the earlier of the fourth anniversary of the date of grant as USI meeting certain performance objectives set by the compensation committee. The repurchase rights with respect to the shares purchasable upon exercise of Mr. Kanter's options expire with respect to one-third of these options on the first anniversary of their grant and thereafter, in eight equal quarterly installments.

    - The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants. The potential realizable value is calculated by assuming that the fair market value of the common stock on the date of grant of the options appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day at the appreciated price.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                                                                ANNUAL RATES
                                                                                               OF STOCK PRICE
                          NUMBER OF SHARES OF     % OF TOTAL                                    APPRECIATION
                             COMMON STOCK       OPTIONS GRANTED   EXERCISE                     FOR OPTION TERM
                          UNDERLYING OPTIONS    TO EMPLOYEES IN     PRICE     EXPIRATION    --------------------
NAME                            GRANTED              1999         PER SHARE      DATE          5%          10%
----                      -------------------   ---------------   ---------   ----------       --          ---
Christopher R.                  562,500               8.0%         $ 4.00       3/19/09    $3,665,013   $5,835,921
  McCleary..............
Stephen E. McManus......             --                --              --            --            --           --
Jeffery L. McKnight.....             --                --              --            --            --           --
Andrew A. Stern.........             --                --              --            --            --           --
Matthew D. Kanter.......         37,500               0.5            4.00       3/19/99       244,334      389,061
Matthew D. Kanter.......         56,250               0.7            4.00       5/14/99       366,501      583,592
Matthew D. Kanter.......          7,317               0.1           13.66       9/24/99       162,928      259,435
Matthew D. Kanter.......         28,308               0.3           13.66       9/24/99       630,334    1,003,701


    OPTION EXERCISES AND YEAR-END OPTION VALUES. The following table sets forth information concerning each option exercise by the Named Executive Officers in fiscal 1999 and option holdings through December 31, 1999 by the Named Executive Officers who held options at the end of fiscal 1999:

    - "Exercisable" refers to those options which will be vested and exercisable immediately upon completion of this offering, while "Unexercisable" refers to those options which will be unvested at such time.

    - Value is determined by subtracting the exercise price from the fair market value of the common stock multiplied by the number of shares underlying the options.

                         FISCAL YEAR-END OPTION VALUES


                                                          NUMBER OF SHARES OF
                                                             COMMON STOCK              VALUE OF UNEXERCISED
                                                              UNDERLYING                   IN-THE-MONEY
                                                          OPTIONS AT YEAR END           OPTIONS AT YEAR END
                       SHARES ACQUIRED     VALUE          -------------------          --------------------
NAME                     ON EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   ---------------   ----------   -----------   -------------   -----------   -------------
Christopher R.
  McCleary...........      562,500       $7,689,350(1)        --            --               --           --
Jeffery L. McKnight..           --               --     562,500             --      $38,314,687(2)         --
Matthew D. Kanter....           --               --     150,000             --      $10,481,250(2)         --


------------------------

(1) Fair market value is based on the last reported sale price of the common stock on September 24, 1999, the date Mr. McCleary exercised his shares, of $13.67 per share.

(2) Fair market value is based on the last reported sale price of the common stock on December 31, 1999 of $69.875 per share.

STOCK OPTION PLAN


    Our 1998 Stock Option Plan, approved by the board of directors in July 1998, amended and restated in February 1999 and further amended in October and December of 1999, provides for the issuance of up to 16,773,375 shares of common stock pursuant to the grant of stock options, both nonqualified stock options and incentive stock options, as defined in our option plan, stock appreciation rights, restricted stock awards, deferred stock awards, dividend equivalents and other stock-related benefits to independent directors, employees and consultants. As of December 31, 1999, options to purchase 7,946,049 shares of common stock were outstanding, each with a weighted average exercise price of $10.15 per share and 7,706,394 options are available for future grant. Of these, options to purchase 4,878,605 shares of common stock are intended to qualify as Incentive Stock Options, or ISOs. The remaining options to purchase 2,099,428 shares of common stock are nonqualified stock options, or NSOs. The options vest immediately upon the date of grant.


    Shares of common stock purchased pursuant to options under our option plan will be subject to our right to repurchase them at the option exercise price upon the termination of the holder's employment or business relationship with us. Generally the repurchase right will lapse with respect to one-third of the shares purchasable upon exercise of an option on the first anniversary of the date of grant of the option. The repurchase right with respect to the remainder of the shares purchasable upon exercise of an option will lapse in equal quarterly installments over the subsequent eight calendar quarters. Our repurchase right with respect to shares held by any particular employee will lapse completely if there is a change in control of USI and the employee's employment is terminated within 12 months of the change of control.

    The compensation committee appointed to administer our option plan has discretion to determine which employees and consultants will be granted stock options, the number of shares to be optioned, and the terms and conditions of such options. The full board of directors conducts the administration of the option plan with respect to options granted to independent directors or to officers subject to section 16 of the Exchange Act. The compensation committee, or the board of directors, as applicable, also has discretion to make adjustments to options in the event of a change in control or other corporate event including, without limitation, the discretion to accelerate the vesting of options or waive our repurchase right.

    The federal income tax consequences, in general, of the grant and exercise of an ISO under our option plan are as follows.

    - In general, an employee will not recognize taxable income upon the grant or exercise of an ISO and we will not be entitled to any business expense deduction with respect to the grant or exercise of an ISO.

    - If the employee holds the shares for at least two years after the date of grant and for at least one year after the date of exercise, the difference, if any, between the sales price of the shares and the exercise price of the option will be treated as long-term capital gain or loss upon subsequent disposition of the shares.

    - If the employee disposes of the shares prior to satisfying the holding period requirements, the employee will recognize ordinary income at the time of the disposition, generally in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option. Generally, we will be allowed a business expense deduction to the extent an employee recognizes ordinary income. The balance of the gain realized, if any, will be short-term or long-term capital gain, depending upon whether the shares have been held for at least twelve months after the date of exercise.

    The federal income tax consequences, in general, of the grant and exercise of an NSO under our option plan are as follows.

    - In general, a recipient who receives a NSO will recognize no income at the time of the grant of the option.

    - Upon exercise of an NSO, a recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option. Generally, we will be entitled to a business expense deduction in the amount and at the time the recipient recognizes ordinary income.

    - The basis in shares acquired upon exercise of an NSO will equal the fair market value of the shares at the time of exercise, and the holding period of the shares, for capital gain purposes, will begin on the date of exercise.

EMPLOYEE STOCK PURCHASE PLAN

    Our Board of Directors has adopted the 2000 Employee Stock Purchase Plan, or the Purchase Plan. The Purchase Plan is intended to be an "employee stock purchase plan" as described in Section 423 of the Code. The Purchase Plan is administered by the compensation committee of our Board of Directors. A total of 1,500,000 shares of our common stock are reserved and available for purchase under the Purchase Plan, subject to antidilution and other adjustment provisions.

    The Purchase Plan permits eligible employee participants to purchase our common stock through payroll deductions at a price per share which is equal to the lesser of eight-five percent (85%) of the fair market value of the common stock on the first or the last day of an offering period. The Purchase Plan provides for two offering periods each calendar year. The first is March 1 through August 31 and the second is September 1 through February 28 (or, each leap year, February 29). On the last day of each offering period, each participant's accrued payroll deductions are automatically applied to the purchase of common stock.

    Employees eligible to participate in the Purchase Plan consist of all persons employed for at least 90 days by us or by certain of our subsidiaries described in the Purchase Plan, except that the Purchase Plan excludes from participation any employee whose customary employment is for less than 20 hours per week or for not more than 5 months during a calendar year and any employee who owns stock representing 5% or more of the total combined voting power or value of all classes of our stock or the stock of our subsidiaries. No participant may purchase shares of common stock in any calendar year under the Purchase Plan with an aggregate fair market value (generally determined as of the beginning of the plan year) in excess of $25,000.

401(K) PLAN

    In 1998, we adopted a 401(k) plan covering substantially all of our employees. Under the plan, eligible employees may elect to reduce their current compensation and have the amount of the reduction contributed to the plan on the employee's behalf as salary deferral contributions. Beginning as of June 30 1999, we have begun to make matching contributions to the plan on behalf of our employees in the amounts equal to 50 percent of the first six percent of an employee's earnings contributed to the plan. Matching contributions are in the form of our common stock and not in cash. All contributions to the plan by or on behalf of employees are subject to aggregate annual limits prescribed by the Internal Revenue Code.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PURCHASES OF SERIES A PREFERRED STOCK

    On May 31, 1998, pursuant to an agreement dated May 13, 1998, Blue Chip Capital Fund II Limited Partnership; Miami Valley Venture Fund L.P.; Grotech Partners IV L.P.; Grotech Partners V L.P.; Southern Venture Fund SBIC, L.P.; Southern Venture Fund II, L.P.; Venrock Associates; and Venrock
Associates II, L.P., a group we refer to as the Initial Series A Purchasers, purchased, in the aggregate, 38,333.33 shares of Series A Preferred Stock for an aggregate purchase price of $23.0 million.

    In connection with the issuance of the shares to the Initial Series A Purchasers, we issued 1,666.67 shares of Series A Preferred Stock to Christopher R. McCleary, in exchange for the cancellation of $1.0 million of debt that we owed to Mr. McCleary.


    In an agreement dated June 18, 1998, we issued an additional 5,000 shares of Series A Preferred Stock to certain of the Initial Series A Purchasers for an aggregate purchase price of $3.0 million.



    In an agreement dated June 18, 1998, we issued 5,833.33 shares of Series A Preferred Stock to U S WEST for $3.5 million.



    In agreements dated June 19, 1998, we issued 3,000 shares of Series A Preferred Stock to HAGC Partners; Chris Horgan, who later transferred his interest to his affiliate, Southeastern Technology Fund, L.P.; and a series of purchasers represented by Account Management Corporation, a group we refer to as the Account Management Purchasers; for an aggregate purchase price of $1.8 million. Also on June 19, 1998, 1,166.67 shares of Series A Preferred Stock were sold to USI Partners, Ltd. for $700,002.


    Upon the closing of our initial public offering in April 1999, each holder of Series A Preferred Stock received on conversion the number of shares of common stock arrived at by dividing the aggregate purchase price for the holder's shares of Series A Preferred Stock by the conversion price of $1.77.

BRIDGE FINANCINGS AND PURCHASES OF SERIES B PREFERRED STOCK


    In agreements dated September 8, 1998, all of the existing holders of Series A Preferred Stock, other than Southern Venture Fund SBIC, L.P., HAGC Partners, Christopher McCleary and two of the Account Management Purchasers, purchased our convertible promissory notes in the aggregate principal amount of $9,095,000, together with warrants to purchase 1,461,675 shares of common stock for $.053 per share. Each note was convertible into preferred stock of USI having an aggregate fair market value equal to the principal amount of the note. The principal amount of these notes was converted into Series B Convertible Preferred Stock on December 31, 1998 at a conversion price equal to the $1,050 per share purchase price of the Series B Preferred Stock, and the accrued interest was paid in cash.


    On December 16, 1998, Blue Chip Capital Fund II, L.P. lent us $1.0 million, which was repaid with interest, in cash, as of December 31, 1998.

    In an agreement dated December 16, 1998, Grotech Partners V L.P.; Southern Venture Fund II, L.P.; Venrock Associates; Venrock Associates II, L.P.; USI Partners, Ltd.; and Siebel Systems, Inc. purchased our convertible promissory notes in the aggregate amount of $8.0 million. Each note was convertible into preferred stock of USI having an aggregate fair market value equal to the principal amount of the note. The principal amount of these notes was converted into Series B Preferred Stock on December 31, 1998 at a conversion price equal to the $1,050 per share purchase price of the Series B Preferred Stock, and the accrued interest was paid in cash.

    In an agreement dated December 29, 1998, U S WEST purchased our convertible promissory note in the amount of $5.0 million. Each note was convertible into preferred stock of USI having an aggregate fair market value equal to the principal amount of the note. The principal amount of this note was converted into Series B Preferred Stock on December 31, 1998, at a conversion price equal to the $1,050 per share purchase price of the Series B Preferred Stock, and the accrued interest was paid in cash.


    On December 31, 1998, the principal amount of all of our outstanding convertible promissory notes, $22,095,000, was converted into 21,042 shares of Series B Preferred Stock with a purchase price of $1,050 per share. The accrued interest on these notes was paid in cash. In addition, the warrants we issued in connection with the issuance of our convertible promissory notes were exchanged for otherwise identical warrants having an exercise price of $2.29 per share.

    In an agreement dated December 31, 1998, we issued 59,278.56 shares of Series B Preferred Stock for an aggregate purchase price of $62,242,500, of which $22,095,000 was paid by conversion of the convertible promissory notes identified above, to the holders of the convertible promissory notes described above and J. H. Whitney III, L.P.; Whitney Strategic Partners III, L.P.; Waller-Sutton Media Partners, L.P.; Arbor Venture Partners, L.L.C.; Southeastern Technology Fund, L.P.; PNC Bank, N.A., Trustee; PNC Bank, N.A., Custodian; AEH Profit Sharing Trust; Castellini Management Company; and all of the holders of Series A Preferred Stock except Southern Venture Fund SBIC, L.P.; HAGC Partners; and two of the Account Management Purchasers. Upon the closing of our initial public offering in April 1999, each holder of Series B Preferred Stock received on conversion the number of shares of common stock arrived at by dividing the aggregate purchase price for the holder's shares of Series B Preferred Stock by the conversion price of $2.24.

    The agreement in which we issued the Series B Preferred Stock includes a repurchase requirement. In the event that we become an "Affiliate" of U S WEST, as that term is defined in Section 3(1) of the Communications Act of 1934, and we are also providing services that an Affiliate of U S WEST would be prohibited from providing, then U S WEST can require us to purchase, and we can require U S WEST to sell to us, the minimum number of our shares needed to prevent us from being deemed an Affiliate of U S WEST. The repurchase price, in either instance, would be the last reported price on the Nasdaq National Market, or as determined by the board of directors if we are no longer publicly traded. We are not presently an Affiliate of U S WEST.

AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT

    REGISTRATION RIGHTS. According to the terms of the Amended and Restated Stockholders' Agreement, the holders of the Preferred Stock, together referred to as the investors, have rights to register shares of our capital stock. At any time 90 days after the effective date of the first registration statement that we filed under the Securities Act, holders of at least 33% of the Registrable Securities, as defined in the Stockholders' Agreement, may require us to effect registration under the Securities Act of their registrable securities, subject to the board of directors' right to defer the registration for a period of up to 180 days. The investors also have the right to cause us to register their securities on Form S-3 when it becomes available to us if they propose to register securities having a value of at least $10 million. In addition, if we propose to register securities under the Securities Act, other than registrations on Form S-4 or Form S-8, then any of the investors has a right, subject to quantity limitations we determine, or determined by underwriters if this offering involves an underwriting, to request that we register such holder's registrable securities. We will bear all registration expenses incurred in connection with registrations. We have agreed to indemnify the investors against liabilities related to the accuracy of the registration statement used in connection with any registration effected pursuant to the foregoing.

    GOVERNANCE PROVISIONS. The Stockholders' Agreement gives the Whitney Group the continuing right to designate one member of our board of directors.

IMAP AGREEMENT WITH U S WEST

    USI and U S WEST entered into an agreement on January 15, 1999 in which USI grants to U S WEST and its affiliates a limited, nontransferable, non-exclusive license to use the IMAP solution. The agreement has an initial term of three years. After the end of the initial three year term, the agreement will automatically be extended on the same terms for an additional 24 months. After the first extension term, the agreement may be extended by mutual written agreement. After the initial term, the agreement may be terminated by U S WEST for convenience if it pays a termination fee ranging from $1,800,000 to $360,000, depending on how many months are left in the term of the agreement.
U S WEST will pay USI a total of $4,121,250 in thirty-six monthly installments for use of the IMAP solution for up to 1,000 users. For more than 1,000 users, U S WEST will pay USI an additional monthly installment amount per user. The amount payable to USI under the agreement will be reduced if USI does not provide U S WEST with agreed upon service levels. The agreement contains standard warranty, limitation of liability and indemnity provisions. On
March 31, 1999, we amended the agreement to allow twenty-five additional users of U S WEST's affiliate, U S WEST Business and Government Services, to use the IMAP solution for an additional $3,125 per month. On May 14, 1999, we further amended the agreement to include architectural changes in the production of the IMAP solution for an additional fee of $9,750 per month.

MARKETING AGREEMENT WITH U S WEST

    USI entered into a marketing agreement on January 30, 1999 with U S WEST Communications Services, Inc. and U S WEST Enterprise America, Inc. The agreement establishes a contractual teaming arrangement for the creation and distribution of network services, some of our IMAP services, system integration services and comprehensive customer service. The agreement provides U S WEST with the exclusive rights to market some of our IMAP services in U S WEST's fourteen-state service region and to some of U S WEST's existing customers and other customers as mutually agreed to by U S WEST and USI. USI is prohibited from entering into similar agreements within U S WEST's fourteen-state region with competitors of U S WEST. USI will make its IMAP services, including consultation and implementation services, available to U S WEST at discounted prices. USI will also provide U S WEST with training and technical support during the term of the agreement. Training and technical support will be provided at no cost for the first twelve months of the agreement. U S WEST will pay the current rates for such training and support beginning in the thirteenth month of the agreement's term. If a U S WEST customer terminates its contract for IMAP services prematurely, U S WEST will be obligated to make an accelerated payment to USI of an amount equal to up to 36 months of contract payments under that customer's contract. U S WEST will provide USI with favorable pricing and terms on U S WEST's services used to deliver USI's IMAP services. The agreement may be terminated for cause upon 90 days notice. USI can terminate U S WEST's overall exclusivity if U S WEST fails to reach performance levels equal to at least 75% of established sales quotas for the IMAP services. USI can terminate
U S WEST's exclusivity with respect to a particular IMAP product if U S WEST fails to reach performance levels for that product equal to at least 50% of established sales quotas so long as USI has performance levels with respect to that product comparable to the performance required from U S WEST. The exclusivity provisions will also terminate upon an acquisition or change of control of USI. Either party may terminate the agreement upon a change in control of the other. U S WEST has publicly announced its acquisition by Qwest Communications International, Inc., one of our competitors. On account of the pending acquisition of U S WEST by Qwest, a competitor of USI's, U S WEST and USI have mutually agreed to transition out of the marketing agreement.

LOAN FROM CHRISTOPHER R. MCCLEARY TO USI

    In April 1998, Christopher R. McCleary loaned USI $1.0 million pursuant to a short-term non-interest-bearing loan. As disclosed above, we repayed this loan by issuing 1,666.67 shares of Series A Preferred Stock to Mr. McCleary in May 1998.

PROPERTY SALE BETWEEN CHRISTOPHER R. MCCLEARY AND USI

    On July 21, 1998 Christopher R. McCleary sold USI real property located in Anne Arundel County, Maryland for a purchase price of $220,000. The property is used by USI for housing transferring executives, summer interns and corporate guests.

IMAP AGREEMENT WITH MMP, LLC

    USI and MMP, LLC entered into an agreement in March 1999 in which MMP, LLC became an IMAP customer of USI. The agreement expires in three years unless terminated earlier in a manner consistent with the agreement or unless extended by mutual written agreement. MMP, LLC has agreed to pay USI a total of $48,400 in thirty-six equal monthly installments. The agreement contains standard warranty, limitation of liability and indemnity provisions. Christopher R. McCleary is a member and officer of MMP, LLC.

IMAP AGREEMENT WITH LATTICE PARTNERS, LTD.

    USI and Lattice Partners, Ltd. entered into an agreement on December 14, 1998 in which Lattice Partners, Ltd. became an IMAP customer of USI. The agreement expires in three years unless terminated earlier in a manner consistent with the agreement or unless extended by mutual written agreement. Lattice Partners, Ltd. will pay USI a total of $108,000 in thirty-six equal monthly installments. The agreement contains standard warranty, limitation of liability and indemnity provisions. R. Dean Meiszer, a member of our board of directors, is also a director of Lattice Partners, Ltd.

LOAN FROM USI TO CHRISTOPHER R. MCCLEARY

    During the third quarter of 1999, we loaned Christopher R. McCleary
$2.25 million pursuant to a note bearing interest at 5% per annum, payable on or before July 31, 2000 and secured by shares of Mr. McCleary's USI common stock. The purpose of the loan was to finance Mr. McCleary's exercise of his option to purchase 562,500 shares of our common stock. During the fourth quarter of 1999, we loaned Christopher R. McCleary approximately $2 million pursuant to a note bearing interest at 7% per annum, payable within 90 days of demand and secured by shares of Mr. McCleary's USI common stock. The purpose of the loan was to fund Mr. McCleary's tax liability resulting from the exercise of his option described above.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The table below sets forth, as of January 15, 2000, information with respect to the beneficial ownership of our common stock by (1) each person who we know to be the beneficial owner of more than 5% of our outstanding common stock; (2) each of the directors and Named Executive Officers individually; and (3) all directors and executive officers as a group. The table also sets forth information regarding the beneficial ownership of each of the selling stockholders before and after this offering. Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. The address of each executive officer and director is c/o USINTERNETWORKING, Inc., One USI Plaza, Annapolis, MD 21401-7478.


                                            NUMBER OF SHARES     PERCENTAGE OF                 NUMBER OF SHARES    PERCENTAGE OF
                                           BENEFICIALLY OWNED      OWNERSHIP                  BENEFICIALLY OWNED     OWNERSHIP
                                             PRIOR TO THIS       PRIOR TO THIS     SHARES         AFTER THIS         AFTER THIS
NAMED EXECUTIVE OFFICERS AND DIRECTORS       OFFERING(1)(2)     OFFERING(1)(2)     OFFERED      OFFERING(1)(2)     OFFERING(1)(2)
--------------------------------------     ------------------   ---------------   ---------   ------------------   --------------
EXECUTIVE OFFICERS
Christopher R. McCleary(3)...............       2,508,929             4.09%         256,300        2,252,629            3.55
Andrew A. Stern(4).......................         937,500             1.53           95,770          841,730            1.33
Stephen E. McManus.......................         750,000             1.22           76,616          673,384            1.06
Jeffery L. McKnight(5)...................         563,500             0.91               --          563,500            0.88
Matthew D. Kanter........................         188,256             0.31               --          188,256            0.30

DIRECTORS
R. Dean Meiszer(6).......................          91,786             0.15            7,570           84,216            0.13
Ray A. Rothrock(7).......................       2,856,888             4.64               --        2,856,888            4.49
Frank A. Adams(8)........................      11,883,169            19.36        1,152,438       10,730,731           16.93
William F. Earthman(9)...................       2,020,178             3.29          202,760        1,817,418            2.87
John H. Wyant(10)........................       5,455,887             8.84          523,362        4,932,525            7.74
Benjamin Diesbach(11)....................          75,759             0.12            6,590           69,169            0.11
David J. Poulin(12)......................          11,250             0.02               --           11,250            0.02
Michael C. Brooks(13)....................       8,487,772            13.83          866,494        7,621,278           12.02
Joseph Zell(14)..........................              --               --               --               --              --
Cathy M. Brienza(15).....................              --               --               --               --              --
All Executive Officers and Directors as a      37,243,828            58.16        3,187,900       34,055,928           51.57
  group (23 persons).....................

BENEFICIAL OWNERS OF 5% OR MORE OF THE
  OUTSTANDING COMMON STOCK OF USI
Blue Chip Group(16)......................       5,444,637             8.82          523,362        4,921,275            7.73
  c/o Blue Chip Venture Company, Ltd.
  2000 PNC Center
  201 East Fifth Street
  Cincinnati, Ohio 45202
Grotech Capital Group(17)................      11,871,919            19.34        1,152,438       10,719,481           16.91
  9690 Deereco Road, Suite 800
  Timonium, Maryland 21093
Venrock Group(18)........................       2,805,812             4.56               --        2,805,812            4.41
  c/o Venrock Associates
  Room 5506
  30 Rockefeller Plaza
  New York, New York 10112
Whitney Group(19)........................       8,482,147            13.82          866,494        7,615,653           12.02
  c/o J.H. Whitney & Co.
  177 Broad Street
  Stamford, CT 06901
U S WEST Communications, Inc.(20)........       4,788,927             7.78          472,468        4,316,459            6.79
  1801 California Street
  Denver, Colorado 80202

OTHER SELLING SHAREHOLDERS:
Waller-Sutton............................       2,237,765             3.65          339,632        1,898,133            2.99
Massey Burch Group(21)...................       2,008,928             3.27          202,760        1,806,168            2.85

------------------------

*   Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except where community property laws apply or as indicated in the footnotes of this table, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by the stockholder. The number of shares beneficially owned by a person includes shares of common stock subject to options and warrants held by that person that are currently exercisable within 60 days of January 15, 2000. Shares issuable pursuant to options and warrants are deemed outstanding for computing the percentage ownership of the person holding the options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.


(2) For purposes of this table, the number of shares of common stock outstanding as of January 15, 2000 is deemed to be 61,377,273. For purposes of calculating the percentage beneficially owned by any person, shares of common stock issuable to such person upon the exercise of any options or warrants exercisable within 60 days of January 15, 2000 are also assumed to be outstanding.


(3) Includes 446,427 shares of common stock held by The CRM Childrens' Trust I of which Christopher McCleary is grantor.

(4) Includes 1,500 shares held by an irrevocable trust for the benefit of Mr. Stern's children. Mr. Stern's spouse is the trustee of the trust.

(5) Includes options to purchase 562,500 shares of common stock exercisable within 60 days of January 15, 2000.


(6) Includes options to purchase 11,250 shares of common stock and warrants to purchase 3,143 shares of common stock each exercisable within 60 days of January 15, 2000.



(7) Includes 1,261,835 shares of common stock owned by Venrock Associates and 1,650,144 shares of common stock owned by Venrock Associates II, L.P.
    Mr. Rothrock is a general partner of Venrock Associates and Venrock Associates II, L.P. and as such shares voting and investment power with other general partners. Mr. Rothrock disclaims beneficial ownership in the common stock except to the extent of his general partner interests in Venrock Associates and Venrock Associates II, L.P. Also includes options to purchase 11,250 shares of common stock and warrants to purchase 197,678 shares of common stock each exercisable within 60 days of January 15, 2000.



(8) Includes 4,239,532 shares of common stock owned by Grotech Partners IV, L.P. and 7,632,387 shares of common stock owned by Grotech Partners V L.P.
    Mr. Adams is a member of the general partner of Grotech Partners IV L.P. and Grotech Partners V, L.P. and as such shares voting and investment power with other members of the general partner. Mr. Adams disclaims beneficial ownership of the shares owned by Grotech Partners IV L.P. and Grotech Partners V L.P. Also includes options to purchase 11,250 shares of common stock exercisable within 60 days of January 15, 2000. All the shares offered for sale are being offered by the Grotech Capital Group.



(9) Includes 1,124,998 shares of common stock owned by Southern Venture Fund SBIC, L.P. and 859,823 shares of common stock owned by Southern Venture Fund II, L.P. Mr. Earthman is a general partner of both Southern Venture Fund SBIC, L.P. and Southern Venture Fund II, L.P. and as such shares voting and investment power. Mr. Earthman disclaims beneficial ownership in the shares owned by Southern Venture Fund SBIC, L.P. and Southern Venture Fund II, L.P., except to the extent of his interests in the general partnerships of Southern Venture Fund SBIC, L.P. and Southern Venture Fund II, L.P. Also includes options to purchase 11,250 shares of common stock and warrants to purchase 24,107 shares of common stock each exercisable within 60 days of

    January 15, 2000. Southern Venture Fund SBIC, L.P. and Southern Venture Fund II, L.P. are part of an affiliated group of investment partnerships and are collectively referred to as the Massey Burch Group. All the shares offered for sale are being offered by the Massey Burch Group.



(10) Includes 4,354,733 shares of common stock owned by Blue Chip Capital Fund II Limited Partnership and 768,476 shares of common stock owned by Miami Valley Venture Fund L.P. Mr. Wyant is the founder and president of Blue Chip Venture Co., which manages both Blue Chip Capital Fund II Limited Partnership and Miami Valley Venture Fund L.P. Mr. Wyant disclaims beneficial ownership of the shares owned by Blue Chip Capital Fund II Limited Partnership and Miami Valley Venture Fund L.P. Also includes options to purchase 11,250 shares of common stock and warrants to purchase 321,428 shares of common stock each exercisable within 60 days of January 15, 2000. All the shares offered for sale are being offered by the Blue Chip Group.


(11) Includes options to purchase 11,250 shares of common stock exercisable within 60 days of January 15, 2000.

(12) Includes options to purchase 11,250 shares of common stock exercisable within 60 days of January 15, 2000.


(13) Includes 8,282,567 shares of common stock owned by J.H. Whitney III, L.P. and 199,580 shares of common stock owned by Whitney Strategic Partners III, L.P. Mr. Brooks is a general partner of J.H. Whitney & Co. and a Managing Member of J.H. Whitney Equity Partners III, L.L.C. which is the general partner of J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P. Mr. Brooks disclaims beneficial ownership of the shares owned by J.H. Whitney III, L.P and Whitney Strategic Partners III, L.P. Also includes options to purchase 5,625 shares of common stock exercisable within 60 days of January 15, 2000. All the shares offered for sale are being offered by the Whitney Group.


(14) Mr. Zell transferred options to purchase 11,250 shares of common stock which he received under our option plan to U S WEST. U S WEST policy prevents Mr. Zell from exercising these options for his own benefit.


(15) Includes 2,232,140 shares of common stock owned by Waller-Sutton Media Partners, L.P. Ms. Brienza is a member of Waller-Sutton Media, L.L.C. the general partner of Waller-Sutton Media Partners, L.P. Ms. Brienza disclaims beneficial ownership of the shares held by Waller-Sutton Media Partners, L.P. Also includes options to purchase 5,625 shares of common stock exercisable within 60 days of January 15, 2000.



(16) Includes 4,354,733 shares of common stock owned by Blue Chip Capital Fund II Limited Partnership and 768,476 shares of common stock owned by Miami Valley Venture Fund, L.P. Blue Chip Capital Fund II Limited Partnership and Miami Valley Venture Fund, L.P. are part of an affiliated group of investment partnerships commonly controlled by Blue Chip Venture Company and are collectively referred to as the Blue Chip Group. Also includes warrants to purchase 321,428 shares of common stock exercisable within 60 days of January 15, 2000.



(17) Includes 4,239,532 shares of common stock owned by Grotech Partners IV, L.P. and 7,632,387 shares of Common Stock owned by Grotech Partners V, L.P., Grotech Partners IV, L.P. and Grotech Partners V, L.P. are part of an affiliated group of investment partnerships commonly controlled by Grotech Capital Group and are collectively referred to as the Grotech Capital Group.



(18) Includes 1,261,835 shares of common stock owned by Venrock Associates and 1,650,144 shares of common stock owned by Venrock Associates II, L.P., Venrock Associates and Venrock Associates II, L.P. are affiliated entities collectively referred to as the Venrock Group. Also includes warrants to purchase 197,678 shares of common stock within 60 days of January 15, 2000.

(19) Includes 8,282,567 shares of common stock owned by J.H. Whitney III, L.P. and 199,580 shares of common stock owned by Whitney Strategic Partners III, L.P., J.H. Whitney III, L.P and Whitney Strategic Partners III, L.P. are affiliated entities collectively referred to as the Whitney Group.



(20) Includes warrants to purchase 152,678 shares of common stock and options to purchase 11,250 shares of common stock exercisable within 60 days of January 15, 2000.



(21) Includes 1,124,998 shares of common stock owned by Southern Venture Fund SBIC, L.P. and 859,823 shares of common stock owned by Southern Venture Fund II, L.P. Southern Venture Fund SBIC, L.P. and Southern Venture Fund II, L.P. Southern Venture Fund SBIC, L.P. and Southern Venture Fund II, L.P. are part of an affiliated group of investment partnerships and are collectively referred to as the Massey Burch Group.

                    DESCRIPTION OF CERTAIN CREDIT FACILITIES


    As of December 31, 1999, USI has obtained numerous secured financing commitments for capital leases and real estate and equipment loans to finance real estate and various types of capital equipment, including computer hardware, software, furniture and fixtures and leasehold improvements. These secured financing arrangements are collectively called the Credit Facilities. The Credit Facilities allow us to finance an aggregate amount of up to $79.9 million, of which an aggregate amount of $72.9 million had been drawn at December 31, 1999. A description follows of the Credit Facilities with financing commitments of $10.0 million or more.


    VENTURE LENDING & LEASING TECHNOLOGIES INTERNATIONAL, INC. USI has a commitment from Venture Lending & Leasing providing for a line of credit to enable USI to finance up to $10.0 million of various types of equipment as described above. As of December 31, 1999, $9.6 million of this commitment has been funded. This facility is not available for further funding.

    FINOVA CAPITAL CORPORATION. USI has a commitment from Finova providing for a line of credit to enable USI to lease up to $11.7 million of various types of equipment. As of December 31, 1999, all of this commitment has been funded. Each schedule of this facility has a term of 36 months.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of our capital stock is only a summary and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our Second Amended and Restated Certificate of Incorporation, which became effective on April 14, 1999 and our bylaws, which were amended at the same time.

    Our certificate of incorporation authorizes 450,000,000 shares of common stock, par value $.001 per share and 1,000,000 shares of preferred stock, par value $.001 per share, the rights and preferences of which may be designated by the board of directors. As of January 15, 2000, there were 61,929,932 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. As of January 15, 2000, there were 11,739 holders of record of our common stock.

COMMON STOCK

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of USI, the holders of common stock are entitled to receive ratably the net assets of USI available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares that we offer in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

    The board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of USI. We have no present plans to issue any shares of preferred stock.

WARRANTS

    At January 15, 2000, there were warrants outstanding to purchase a total of 1,481,324 shares of common stock. Warrants to purchase 1,425,521 shares at $2.29 per share will expire in September 2008, and warrants to purchase 55,803 shares at $2.24 per share will expire in September 2005.

CONVERTIBLE NOTES

    At January 15, 2000 there were subordinated convertible notes outstanding convertible into a total of 5,030,181 shares of common stock. These notes are convertible at the election of the holder at any time prior to the close of business on the business day immediately preceeding the date they are called for redemption or November 1, 2004.

REGISTRATION RIGHTS

    The holders of 46,349,289 shares of common stock and 1,429,533 shares of common stock issuable upon the exercise of warrants to purchase common stock are entitled to rights with respect to registration of such shares under the Securities Act described at "Certain Relationship and Related Transactions--Amended and Restated Stockholder Agreement." The holders of warrants to purchase 195,536 shares of common stock are entitled to rights with respect to registration of such shares under the Securities Act. Under these registration rights, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, the holders of the warrants or the shares issued upon exercise of the warrants are entitled to include their shares of common stock in the registration, subject however to the right of USI or the underwriters of the proposed offering, if any, to reduce the number of shares proposed to be registered in view of market conditions. All expenses in connection with any registration other than underwriting discounts and commissions will be borne by USI.

    We have agreed to register up to 2,015,625 shares held by officers of USI in the event an officer's employment is terminated due to death or disability.


    USI has agreed to file a registration statement under the Securities Act to register resales of the notes and the shares of common stock into which the notes are convertible. USI has filed a registration statement relating to these registration rights. USI will use reasonable efforts to have such registration statement declared effective as soon as practicable, which may be before the consummation of this offering but in no event later than April 3, 2000.


RESTRICTIONS ON SALE


    Stockholders that will hold 36,975,584 shares of common stock in the aggregate after this offering have agreed with us that, upon the expiration of the agreement they have with the underwriters not to dispose of their shares of common stock for a period ending ninety days after the date of this offering, they will not sell, pledge or otherwise dispose of their shares of common stock until December 31, 2000. Pursuant to the agreement that each of the stockholders has with us, the stockholder will be allowed to dispose of up to 1/7th of the shares beneficially owned by the stockholder that are subject to the agreement each month beginning May 15, 2000.


CERTAIN ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

    As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of USI or make removal of management more difficult.

    ELECTION AND REMOVAL OF DIRECTORS. The certificate and bylaws provides for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. Directors may be removed only for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of USI and may maintain the incumbency of the board of directors, as it generally makes it more difficult for stockholders to replace a majority of directors.

    STOCKHOLDER MEETINGS. Our bylaws provide that the stockholders may not call a special meeting of the stockholders of USI. Rather, only the board of directors, the chairman of the board or the president will be able to call special meetings of stockholders.

    REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or one of its committees.

    DELAWARE ANTI-TAKEOVER LAW.  We are a Delaware corporation subject to
Section 203 of the Delaware General Corporation Law. Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

    - The corporation has elected in its certificate of incorporation not to be governed by Section 203. We have not made such an election,

    - The business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder,

    - Upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer, or

    - The business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock which the interested stockholder did not own.

    The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock, together with the affiliates or associates of that stockholder.

    LIMITATION OF OFFICER AND DIRECTOR LIABILITY AND INDEMNIFICATION ARRANGEMENTS. Our certificate limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    - any breach of their duty of loyalty to the corporation or its stockholders,

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    - unlawful payments of dividends or unlawful stock repurchases or redemptions, or

    - any transaction from which the director derived an improper personal benefit.

    This charter provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws. The certificate also generally provides that we shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such proceeding. An officer or director shall not be entitled to indemnification by us if:

    - The officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests, or

    - With respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

    These charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of USI.

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer & Trust Company is the transfer agent and registrar for the common stock.

                                  UNDERWRITING


    Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 2000, we and the selling stockholders have agreed
to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Legg Mason Wood Walker Incorporated, E*OFFERING Corp., C.E. Unterberg, Towbin and Wasserstein Perella Securities, Inc. are acting as representatives, the following respective numbers of shares of common stock:



                                                                NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ----------
Credit Suisse First Boston Corporation......................
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated.....................................
J.P. Morgan Securities Inc..................................
Legg Mason Wood Walker Incorporated.........................
E*OFFERING Corp.............................................
C.E. Unterberg, Towbin......................................
Wasserstein Perella Securities, Inc.........................
                                                              ----------
    Total...................................................   6,000,000
                                                              ==========


    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

    The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 900,000 additional outstanding shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

    The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $               per share. The
underwriters and selling group members may allow a discount of $ per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

    The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay.

                                                     PER SHARE                           TOTAL
                                          -------------------------------   -------------------------------
                                             WITHOUT            WITH           WITHOUT            WITH
                                          OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                          --------------   --------------   --------------   --------------
Underwriting discounts and commissions
  paid by us............................        $                $                $                $
Expenses payable by us..................        $                $                $                $
Underwriting discounts and commissions
  paid by selling stockholders..........        $                $                $                $
Expenses payable by the selling
  stockholders..........................        $                $                $                $

    We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.

    We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus except in limited circumstances, including the grant of additional employee stock options or the exercise of employee stock options outstanding on the date of this prospectus.

    Our officers and directors and some of our stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus.


    In the ordinary course of business, the underwriters and their affiliates have provided financial advisory, investment banking and general financing and banking services for us and our affiliates for customary fees. Credit Suisse First Boston Corporation, and Legg Mason Wood Walker Incorporated acted as representatives for the underwriters in our initial public offering, which we closed on April 14, 1999. In addition, Credit Suisse First Boston Corporation, Legg Mason Wood Walker Incorporated, Wasserstein Perella Securities, Inc. and C.E. Unterberg, Towbin were the initial purchasers in our convertible debt offering which we closed October 24, 1999. Legg Mason Wood Walker Incorporated is an IMAP client of USI.


    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

    - In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    A prospectus in electronic format is being made available on the Web site maintained by E*OFFERING Corp., www.eoffering.com.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us, the selling shareholders and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws,
(2) where required by law, that such purchaser is purchasing as principal and not as agent, and (3) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of common stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The validity of the issuance of the common stock being offered hereby will be passed upon for USI by Latham & Watkins, Washington, D.C. and, for the underwriters, by Cahill Gordon & Reindel, New York, New York. Partners of Latham & Watkins own in total shares of our common stock representing less than 1% of the total number of shares of common stock outstanding.

                                    EXPERTS


    Ernst & Young LLP, independent auditors, has audited our consolidated financial statements at December 31, 1998 and 1999, for the period January 14, 1998 (date of inception) through December 31, 1998 and the year ended
December 1999, as set forth in their report. We've included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.



    Ernst & Young LLP has also audited I.I.T. Holding, Inc. and subsididaries' consolidated financial statements at December 31, 1996 and 1997, and September 7, 1998, and for each of the two years in the year ended December 31, 1997, and for the period from January 1, 1998 through September 7, 1998, as set forth in their report, as to the years 1996 and 1997, their report is based in part on the report of Bassan & Associates S.C., independent auditors. We've included IIT's consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                             AVAILABLE INFORMATION

    We are currently subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934. You may read and copy any document we file at the Commission's public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at: http://www.sec.gov. Our common stock trades on The Nasdaq National Market.

    You may request a copy of any of this information, at no cost, by writing or telephoning us at the following address or phone number:

                            USINTERNETWORKING, Inc.
                                 One USI Plaza
                         Annapolis, Maryland 21401-7478
                                 (410) 897-4400

                         INDEX TO FINANCIAL STATEMENTS


CONSOLIDATED FINANCIAL STATEMENTS OF USINTERNETWORKING, INC.
Report of Independent Auditors..............................     F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................     F-3
Consolidated Statements of Operations for the period January
  14, 1998 (date of inception) through December 31, 1998 and
  for the year ended December 31, 1999......................     F-4
Consolidated Statement of Stockholders' Equity (Deficit) for
  the period January 14, 1998
  (date of inception) through December 31, 1998.............     F-5
Consolidated Statement of Stockholders' Equity (Deficit) for
  the year ended
  December 31, 1999.........................................     F-6
Consolidated Statements of Cash Flows for the period January
  14, 1998 (date of inception) through December 31, 1998 and
  for the year ended December 31, 1999......................     F-7
Notes to Consolidated Financial Statements..................     F-8
CONSOLIDATED FINANCIAL STATEMENTS OF I.I.T. HOLDING, INC.
  AND SUBSIDIARIES
Report of Independent Auditors..............................    F-28
Report of Independent Auditors..............................    F-29
Consolidated Balance Sheets as of December 31, 1997, 1996
  and September 7, 1998.....................................    F-30
Consolidated Statements of Operations for the years ended
  December 31, 1997 and 1996 for the period from January 1,
  1998 through September 7, 1998............................    F-31
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1997
  and 1996 and for the period from January 1, 1998 through
  September 7, 1998.........................................    F-32
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997 and 1996 and for the period from January
  1, 1998 through September 7, 1998.........................    F-33
Notes to Consolidated Financial Statements..................    F-34

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
USINTERNETWORKING, Inc.


    We have audited the accompanying consolidated balance sheets of USINTERNETWORKING, Inc. ("the Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period from January 14, 1998 (date of inception) through December 31, 1998 and for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of USINTERNETWORKING, Inc. as of December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for the period from January 14, 1998 (date of inception) through December 31, 1998 and for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Baltimore, Maryland
January 24, 2000

                            USINTERNETWORKING, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1999
                                                              ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $43,802,465    $112,302,621
  Available-for-sale securities.............................           --      31,706,991
  Accounts receivable, less allowance of $142,000 and
    $543,447 in 1998 and 1999, respectively.................    2,882,119      16,557,356
  Due from officer..........................................           --       1,900,000
  Prepaid expenses and other current assets.................    3,017,959       6,904,595
                                                              ------------   ------------
Total current assets........................................   49,702,543     169,371,563
Deferred iMAP costs, net of accumulated amortization of
  $2,415,848 in 1999........................................           --       8,899,837
Software licenses, net of accumulated amortization of
  $3,728,103 in 1999........................................    9,596,760      10,806,710
Property and equipment, net of accumulated depreciation of
  $1,567,885 and $14,319,115 in 1998 and 1999,
  respectively..............................................   21,640,145     101,166,670
Goodwill, net of accumulated amortization of $1,611,763 and
  $7,566,763 in 1998 and 1999, respectively.................   25,137,296      29,646,621
Deferred financing costs and other assets, net of
  accumulated amortization of $128,029 in 1999..............      439,734       5,562,771
                                                              ------------   ------------
Total assets................................................  $106,516,478   $325,454,172
                                                              ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $ 6,571,767    $ 13,145,394
  Accrued compensation......................................    4,870,690       8,187,517
  Other accrued expenses....................................    1,569,570       3,385,262
  Deferred revenue..........................................       51,247       9,066,452
  Due to former shareholders of acquired businesses.........   10,826,735              --
  Current portion of capital lease obligations..............    1,503,947       5,834,076
  Current portion of long-term debt.........................    1,757,588      12,586,553
                                                              ------------   ------------
Total current liabilities...................................   27,151,544      52,205,254
Short-term obligations expected to be refinanced............    5,282,450       2,116,753
Capital lease obligations, less current portion.............    3,427,254      11,385,029
Long-term debt, less current portion........................    5,231,794      32,286,111
Dividends payable...........................................    1,503,004              --
Convertible subordinated notes..............................           --     125,000,000
                                                              ------------   ------------
Total liabilities...........................................   42,596,046     222,993,147
Commitments and contingent liabilities......................           --              --
Series B Convertible Redeemable Preferred Stock, $.01 par
  value, 115,000 shares authorized, 59,279 shares issued and
  outstanding in 1998, none in 1999.........................   62,242,500              --
Common stock subject to repurchase, 2,015,625 shares issued
  and outstanding in 1998, none in 1999.....................    4,145,000              --

Stockholders' equity (deficit):
  Series A Convertible Preferred Stock, $.01 par value,
    110,000 shares authorized, 55,000 shares issued and
    outstanding in 1998, none in 1999.......................          550              --
  Common stock, $.001 par value, 75,000,000 shares
    authorized, 937,500 and 61,377,273 shares issued and
    outstanding in 1998 and 1999, respectively..............          938          61,377
  Additional paid-in capital................................   29,984,756     241,892,067
  Note receivable from officer for purchase of common
    stock...................................................           --      (2,250,000)
  Unearned compensation.....................................           --      (1,782,433)
  Accumulated deficit.......................................  (32,453,312)   (135,771,335)
  Accumulated other comprehensive income....................           --         311,349
                                                              ------------   ------------
  Total stockholders' equity (deficit)......................   (2,467,068)    102,461,025
                                                              ------------   ------------
Total liabilities and stockholders' equity (deficit)........  $106,516,478   $325,454,172
                                                              ============   ============


                            SEE ACCOMPANYING NOTES.

                            USINTERNETWORKING, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                              FOR THE PERIOD FROM
                                                               JANUARY 14, 1998
                                                              (DATE OF INCEPTION)
                                                                    THROUGH          YEAR ENDED
                                                                 DECEMBER 31,       DECEMBER 31,
                                                                     1998               1999
                                                              -------------------   -------------
Revenue.....................................................     $  4,122,449       $  35,512,760

Costs and expenses:
  Direct cost of services...................................        3,425,111          23,570,279
  Network and infrastructure costs..........................        2,185,893          16,238,568
  General and administrative................................       19,426,575          22,051,990
  Sales and marketing.......................................        5,123,334          36,595,021
  Product research and development..........................          690,388           5,351,678
  Non-cash stock compensation expense.......................          231,135          10,350,729
  Depreciation and amortization.............................        3,179,648          22,480,006
                                                                 ------------       -------------
Total costs and expenses....................................       34,262,084         136,638,271
                                                                 ------------       -------------
Operating loss..............................................      (30,139,635)       (101,125,511)
                                                                 ------------       -------------
Other income (expense):
  Interest income...........................................          367,411           4,114,732
  Interest expense..........................................       (2,681,088)         (6,307,244)
                                                                 ------------       -------------
                                                                   (2,313,677)         (2,192,512)
                                                                 ------------       -------------
Net loss....................................................      (32,453,312)       (103,318,023)
Dividends accrued on Series A and Series B Convertible
  Preferred Stock...........................................       (1,503,004)         (2,328,150)
Accretion of common stock subject to repurchase to fair
  value.....................................................       (3,903,865)        (23,938,069)
Accretion of Series B Convertible Redeemable Preferred Stock
  to fair value.............................................         (236,991)            (99,252)
                                                                 ------------       -------------
Net loss attributable to common stockholders................     $(38,097,172)      $(129,683,494)
                                                                 ============       =============
Basic and diluted loss per common share attributable to
  common stockholders.......................................     $     (40.64)      $       (2.93)
                                                                 ============       =============


                            SEE ACCOMPANYING NOTES.

                            USINTERNETWORKING, INC.
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
 FOR THE PERIOD FROM JANUARY 12, 1998 (DATE OF INCEPTION) THROUGH DECEMBER 31,
                                      1998

                                           SERIES A
                                         CONVERTIBLE
                                       PREFERRED STOCK          COMMON STOCK       ADDITIONAL        NOTE
                                     --------------------   --------------------     PAID-IN      RECEIVABLE      UNEARNED
                                      SHARES    PAR VALUE    SHARES    PAR VALUE     CAPITAL     FROM OFFICER   COMPENSATION
                                     --------   ---------   --------   ---------   -----------   ------------   -------------
Balance at January 14, 1998........       --     $    --         --     $    --    $        --     $    --         $    --
Issuance of common stock to founder
  upon inception...................       --          --    937,500         938          4,062          --              --
Issuance of Series A Convertible
  Preferred Stock on May 28, 1998
  for cash.........................   38,333         383         --          --     22,999,617          --              --
Issuance of Series A Convertible
  Preferred Stock on May 28, 1998
  in exchange for $1,000,000
  note.............................    1,667          17         --          --        999,983          --              --
Issuance of Series A Convertible
  Preferred Stock on June 22, 1998
  for cash.........................    6,167          62         --          --      3,699,938          --              --
Issuance of Series A Convertible
  Preferred Stock on July 2, 1998
  for cash.........................    5,833          58         --          --      3,499,942          --              --
Issuance of Series A Convertible
  Preferred Stock on July 30, 1998
  for cash.........................    3,000          30         --          --      1,799,970          --              --
Transaction costs associated with
  the issuance of Series A
  Convertible Preferred Stock......       --          --         --    --......       (205,225)         --              --
Issuance of warrants to purchase
  75,000 shares of common stock
  associated with the acquisition
  of I.I.T on September 8, 1998....       --          --         --    --......         40,000          --              --
Issuance of warrants to purchase
  1,461,675 shares of common stock
  in connection with $9,095,000 of
  debt on September 7, 1998........       --          --         --          --      1,948,930          --              --
Issuance of warrants to purchase
  111,606 shares of common stock
  in connection with a $5,000,000
  financing commitment on September
  22, 1998.........................       --          --         --          --        148,810          --              --
Issuance of warrants to purchase
  971 shares of Series B
  Convertible Redeemable Preferred
  Stock in connection with a
  $10,000,000 financing commitment
  on September 30, 1998                   --          --         --    --......        606,875          --              --
Issuance of warrants to purchase
  93,750 shares of common stock
  associated with the acquisition
  of ACR on October 2, 1998........       --          --         --          --         50,000          --              --
Issuance of warrants to purchase
  26,786 shares of common stock
  in connection with a $200,000,000
  financing commitment on
  December 18, 1998................       --          --         --          --         35,714          --              --
Dividends accrued on Series A
  Convertible Preferred Stock......       --          --         --          --     (1,503,004)         --              --
Accretion of common stock subject
  to repurchase to fair value......       --          --         --          --     (3,903,865)         --              --
Accretion of Series B Convertible
  Redeemable Preferred Stock
  to fair value....................       --          --         --          --       (236,991)         --              --
Net loss for the period January 14,
  1998 through December 31, 1998...       --          --         --          --             --          --              --
                                      ------     -------    -------     -------    -----------     -------         -------
Balance at December 31, 1998.......   55,000     $   550    937,500     $   938    $29,984,756     $    --         $    --
                                      ======     =======    =======     =======    ===========     =======         =======


                                                     ACCUMULATED         TOTAL
                                                        OTHER        STOCKHOLDERS'
                                     ACCUMULATED    COMPREHENSIVE       EQUITY
                                       DEFICIT          INCOME         (DEFICIT)
                                     ------------   --------------   -------------
Balance at January 14, 1998........  $        --       $    --        $        --
Issuance of common stock to founder
  upon inception...................           --            --              5,000
Issuance of Series A Convertible
  Preferred Stock on May 28, 1998
  for cash.........................           --            --         23,000,000
Issuance of Series A Convertible
  Preferred Stock on May 28, 1998
  in exchange for $1,000,000
  note.............................           --            --          1,000,000
Issuance of Series A Convertible
  Preferred Stock on June 22, 1998
  for cash.........................           --            --          3,700,000
Issuance of Series A Convertible
  Preferred Stock on July 2, 1998
  for cash.........................           --            --          3,500,000
Issuance of Series A Convertible
  Preferred Stock on July 30, 1998
  for cash.........................           --            --          1,800,000
Transaction costs associated with
  the issuance of Series A
  Convertible Preferred Stock......           --            --           (205,225)
Issuance of warrants to purchase
  75,000 shares of common stock
  associated with the acquisition
  of I.I.T on September 8, 1998....           --            --             40,000
Issuance of warrants to purchase
  1,461,675 shares of common stock
  in connection with $9,095,000 of
  debt on September 7, 1998........           --            --          1,948,930
Issuance of warrants to purchase
  111,606 shares of common stock
  in connection with a $5,000,000
  financing commitment on September
  22, 1998.........................           --            --            148,810
Issuance of warrants to purchase
  971 shares of Series B
  Convertible Redeemable Preferred
  Stock in connection with a
  $10,000,000 financing commitment
  on September 30, 1998                       --            --            606,875
Issuance of warrants to purchase
  93,750 shares of common stock
  associated with the acquisition
  of ACR on October 2, 1998........           --            --             50,000
Issuance of warrants to purchase
  26,786 shares of common stock
  in connection with a $200,000,000
  financing commitment on
  December 18, 1998................           --            --             35,714
Dividends accrued on Series A
  Convertible Preferred Stock......           --            --         (1,503,004)
Accretion of common stock subject
  to repurchase to fair value......           --            --         (3,903,865)
Accretion of Series B Convertible
  Redeemable Preferred Stock
  to fair value....................           --            --           (236,991)
Net loss for the period January 14,
  1998 through December 31, 1998...  (32,453,312)           --        (32,453,312)
                                     ------------      -------        -----------
Balance at December 31, 1998.......  $(32,453,312)     $    --        $(2,467,068)
                                     ============      =======        ===========

                            SEE ACCOMPANYING NOTES.

                            USINTERNETWORKING, INC.
      CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                           SERIES A
                                         CONVERTIBLE
                                       PREFERRED STOCK           COMMON STOCK         ADDITIONAL        NOTE
                                     --------------------   ----------------------     PAID-IN       RECEIVABLE      UNEARNED
                                      SHARES    PAR VALUE     SHARES     PAR VALUE     CAPITAL      FROM OFFICER   COMPENSATION
                                     --------   ---------   ----------   ---------   ------------   ------------   -------------
Balance at January 1, 1999.........   55,000      $ 550        937,500    $   938    $ 29,984,756   $        --     $        --
Dividends accrued on Series A and
  Series B Convertible Preferred
  Stock............................       --         --             --         --      (2,328,150)           --              --
Accretion of common stock subject
  to repurchase to fair value......       --         --             --         --     (23,938,069)           --              --
Accretion of Series B Convertible
  Redeemable Preferred Stock
  to fair value....................       --         --             --         --         (99,252)           --              --
Conversion of Series A Convertible
  Preferred Stock
  to common stock..................  (55,000)      (550)    18,562,491     18,562         (18,012)           --              --
Conversion of Series B Convertible
  Redeemable Preferred Stock to
  common stock.....................       --         --     27,786,798     27,787      62,214,713            --              --
Reclassification of common stock
  subject to repurchase to common
  stock............................       --         --      2,015,625      2,016      28,849,918            --        (633,184)
Issuance of common stock upon
  initial public offering..........       --         --     10,350,000     10,350     144,889,650            --              --
Initial public offering issuance
  costs............................       --         --             --         --     (12,072,427)           --              --
Issuance of common stock upon
  exercise of stock options........       --         --        558,573        558         982,433            --              --
Issuance of common stock upon
  exercise of stock options in
  exchange for note................       --         --        562,500        563       2,249,437    (2,250,000)             --
Issuance of common stock upon
  exercise of warrants.............       --         --        742,651        742       3,085,461            --              --
Contribution of common stock to
  employee benefit plan............       --         --         36,492         36         600,384            --              --
Issuance of restricted common
  stock............................       --         --         94,500         95       2,008,905            --      (2,009,000)
Repurchase of common stock.........       --         --       (269,857)      (270)     (3,022,328)           --              --
Amortization of unearned
  compensation.....................       --         --             --         --              --            --         859,751
Stock compensation expense for
  issuance of common stock options
  at below fair market value.......       --         --             --         --       8,504,648            --              --
Comprehensive income:..............       --         --             --         --              --            --              --
Net loss for the period January 1,
  1999 through
  December 31, 1999................       --         --             --         --              --            --              --
Other comprehensive
  income--unrealized gain on
  marketable securities                   --         --             --         --              --            --              --
Total comprehensive income
  (loss)...........................       --         --             --         --              --            --              --
                                     -------      -----     ----------    -------    ------------   -----------     -----------
Balance at December 31, 1999.......       --      $  --     61,377,273    $61,377    $241,892,067   $(2,250,000)    $(1,782,433)
                                     =======      =====     ==========    =======    ============   ===========     ===========


                                                      ACCUMULATED         TOTAL
                                                         OTHER        STOCKHOLDERS'
                                      ACCUMULATED    COMPREHENSIVE       EQUITY
                                        DEFICIT          INCOME         (DEFICIT)
                                     -------------   --------------   -------------
Balance at January 1, 1999.........  $ (32,453,312)     $     --      $  (2,467,068)
Dividends accrued on Series A and
  Series B Convertible Preferred
  Stock............................             --            --         (2,328,150)
Accretion of common stock subject
  to repurchase to fair value......             --            --        (23,938,069)
Accretion of Series B Convertible
  Redeemable Preferred Stock
  to fair value....................             --            --            (99,252)
Conversion of Series A Convertible
  Preferred Stock
  to common stock..................             --            --                 --
Conversion of Series B Convertible
  Redeemable Preferred Stock to
  common stock.....................             --            --         62,242,500
Reclassification of common stock
  subject to repurchase to common
  stock............................             --            --         28,218,750
Issuance of common stock upon
  initial public offering..........             --            --        144,900,000
Initial public offering issuance
  costs............................             --            --        (12,072,427)
Issuance of common stock upon
  exercise of stock options........             --            --            982,991
Issuance of common stock upon
  exercise of stock options in
  exchange for note................             --            --                 --
Issuance of common stock upon
  exercise of warrants.............             --            --          3,086,203
Contribution of common stock to
  employee benefit plan............             --            --            600,420
Issuance of restricted common
  stock............................             --            --                 --
Repurchase of common stock.........             --            --         (3,022,598)
Amortization of unearned
  compensation.....................             --            --            859,751
Stock compensation expense for
  issuance of common stock options
  at below fair market value.......             --            --          8,504,648
Comprehensive income:..............             --            --                 --
Net loss for the period January 1,
  1999 through
  December 31, 1999................   (103,318,023)           --       (103,318,023)
Other comprehensive
  income--unrealized gain on
  marketable securities              --...........       311,349            311,349
                                                                      -------------
Total comprehensive income
  (loss)...........................             --                     (103,006,674)
                                     -------------      --------      -------------
Balance at December 31, 1999.......  $(135,771,335)     $311,349      $ 102,461,025
                                     =============      ========      =============


                            SEE ACCOMPANYING NOTES.

                            USINTERNETWORKING, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                              FOR THE PERIOD FROM
                                                                JANUARY 14, 1998
                                                              (DATE OF INCEPTION)
                                                                    THROUGH
                                                                  DECEMBER 31,          YEAR ENDED
                                                                      1998           DECEMBER 31, 1999
                                                              --------------------   -----------------
OPERATING ACTIVITIES
Net loss....................................................      $(32,453,312)        $(103,318,023)
Adjustments to reconcile net loss to net cash used in
  operating activities:
    Depreciation............................................         1,567,885            16,525,006
    Amortization............................................         1,611,763             5,955,000
    Non-cash stock compensation expense.....................           231,135            10,350,729
    Non-cash interest expense...............................         2,011,904               379,925
    Changes in operating assets and liabilities:
      Accounts receivable...................................            43,293           (13,675,237)
      Prepaid expenses and other current assets.............        (3,052,457)           (3,886,636)
      Deferred IMAP costs...................................                --            (8,899,837)
      Accounts payable......................................         4,333,579             4,456,874
      Accrued compensation..................................         4,287,023             3,316,827
      Accrued expenses and other current liabilities........           234,800             1,565,692
      Deferred revenue......................................                --             9,015,205
                                                                  ------------         -------------
Net cash used in operating activities.......................       (21,184,387)          (78,214,475)

INVESTING ACTIVITIES
Due from officer............................................                --            (1,900,000)
Purchase of property and equipment..........................       (20,127,849)          (79,858,273)
Purchases of available-for-sale securities..................                --          (147,014,320)
Sales of available-for-sale securities......................                --           115,618,678
Acquisitions, net of cash acquired..........................       (16,899,991)           (8,464,325)
Change in other assets......................................           (59,080)             (102,438)
                                                                  ------------         -------------
Net cash used in investing activities.......................       (37,086,920)         (121,720,678)

FINANCING ACTIVITIES
Proceeds from issuance of Series A Convertible Preferred
  Stock.....................................................        31,794,775                    --
Proceeds from loan from officer, subsequently converted into
  Series A Convertible Preferred Stock......................         1,000,000                    --
Proceeds (expenses) from issuance of Series B Convertible
  Redeemable Preferred Stock................................        39,910,509               (99,252)
Proceeds from issuance of common stock and common stock
  subject to repurchase, net of issuance cost...............            15,000           132,827,573
Proceeds from the exercise of warrants......................                --                73,605
Proceeds from exercise of employee stock options............                --               982,991
Proceeds from issuance of long-term debt....................         9,486,969            38,149,514
Proceeds from issuance of notes, subsequently converted into
  Series B Convertible Redeemable Preferred Stock...........        22,095,000                    --
Proceeds from issuance of convertible subordinated notes,
  net of issuance costs.....................................                --           119,851,371
Dividends paid to preferred stockholders....................                --            (3,831,154)
Payment to former shareholders of acquired businesses.......                --           (10,826,735)
Payments on long-term debt..................................        (1,804,876)           (5,683,824)
Payments on capital lease obligations.......................          (423,605)           (3,008,780)
                                                                  ------------         -------------
Net cash provided by financing activities...................       102,073,772           268,435,309
                                                                  ------------         -------------
Net increase in cash and cash equivalents...................        43,802,465            68,500,156
Cash and cash equivalents at beginning of period............                --            43,802,465
                                                                  ------------         -------------
Cash and cash equivalents at end of period..................      $ 43,802,465         $ 112,302,621
                                                                  ============         =============


                            See accompanying notes.

                            USINTERNETWORKING, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS


    USINTERNETWORKING, Inc., (the "Company") was incorporated on January 14, 1998 principally to provide clients the ability to use leading business software applications through the Company's Internet-based network. The Company is an "Internet Managed Application Provider.(SM)" The Company's IMAP services integrate Internet communications, data center management, packaged software applications, implementation and support to meet the technology needs of businesses in a number of areas. These areas include sales force automation, customer support, e-commerce, and human resource and financial systems. The Company also makes its infrastructure available to clients who want to run their own applications in a highly reliable and secure Internet environment and provides information technology consulting services.


BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all money market accounts and all other investments with a maturity of three months or less when purchased to be cash equivalents.

INVESTMENTS

    Available-for-sale securities are carried at fair value with the unrealized gains and losses, net of tax, reported as other comprehensive income. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income.


    At December 31, 1999, available-for-sale securities consisted principally of corporate and government agency obligations.



DEFERRED COSTS



    Direct costs related to the implementation of software under IMAP contracts are deferred and expensed ratably over the term of the related contract. Costs related to the issuance of debt are deferred and expensed over the term of the debt using the interest method.


SOFTWARE LICENSES

    The Company capitalizes the costs associated with the purchase of licenses for major business process application software used in providing IMAP services. The licenses specify the maximum number of users permitted to utilize the license in connection with the Company's service, and whether the licenses may be later transferred to subsequent users by the Company. All amounts are

                            USINTERNETWORKING, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

non-refundable, regardless of the actual number of users assigned a license in connection with IMAP services.

    Transferable licenses are amortized over their estimated useful life of three years. Non-transferable licenses are amortized over the lesser of the minimum contract period for IMAP clients subject to these licenses, or three years. Amortization commenced in January 1999, the date that transferable and non-transferable licenses were first available to generate revenue, and the average amortization period is expected to be three years.

    The Company also purchases maintenance services from its software vendors under agreements that require annual payments for software maintenance, including technical support and software upgrades. These payments are included in prepaid expenses and amortized ratably over the annual service period.

PROPERTY AND EQUIPMENT AND ACCOUNTING CHANGES

    Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed for owned assets using the straight-line method over estimated useful lives of the assets. Assets under capital leases are amortized using the straight-line method over the lesser of the lease term or the estimated useful life of the assets.


    Estimated useful lives for furniture and equipment range from five to seven years. Computer hardware and software, is depreciated over three to five years. Buildings are depreciated over 25 years, and leasehold improvements are depreciated over the term of the related lease.


    On July 1, 1999, the Company changed its estimate of the useful life of its computer equipment from three to five years. The change in estimate will be accounted for prospectively, with depreciation expense for periods subsequent to June 30, 1999 calculated so as to depreciate the remaining book value of the equipment at June 30, 1999 equally over the revised estimated useful life.


    The effect of this change was to decrease depreciation expense and net loss by $2,901,656 for the year ended December 31, 1999. Basic and diluted loss per share for the year ended December 31, 1999 was lower by $0.07 per share as a result of the change.


    On January 1, 1999, the Company adopted Statement of Position 98-1 ("SOP 98-1"), ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP 98-1 requires the capitalization of direct costs incurred in connection with developing or obtaining software for internal-use, including external direct costs of materials and services and payroll and payroll related costs for employees who are directly associated with and devote time to an internal use software development project. In 1998, the Company expensed approximately $1 million of costs related to the implementation of internal-use software. During 1999, the Company capitalized $2.3 million of costs related to the implementation of internal-use software which is included in computers and software at December 31, 1999.


ADVERTISING COSTS



    The Company expenses advertising as incurred. Advertising expense totaled approximately $700,000 and $2.5 million in 1998 and 1999, respectively.

                            USINTERNETWORKING, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


IMPAIRMENT OF LONG-LIVED ASSETS



    Long-lived assets, consisting principally of software licenses, property and equipment and goodwill, are evaluated for possible impairment through a review of undiscounted expected future cash flows. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized.


SHORT-TERM OBLIGATIONS EXPECTED TO BE REFINANCED


    At December 31, 1998 and 1999, the Company had liabilities for the purchase of fixed assets for which the Company had outstanding commitments to finance on a long-term basis. The Company has executed or will execute these financings early in the subsequent year, and therefore classified the long-term portion of the liabilities due based on the subsequent financings in the accompanying balance sheets. These obligations will bear interest at rates from 9% to 17% per annum, and will mature in varying installments through October 2001.


REVENUE RECOGNITION


    The Company generates revenue from IMAP services and information technology services. Revenues from professional IT services are recognized as services are provided. IMAP revenues consist of implementation fees and monthly recurring fees for services.



    Implementation fees are generally paid in advance, and are deferred and recognized ratably over the term of the IMAP service contract. Monthly IMAP service fees are consideration for access to the Company's network of Enterprise Data Centers hosting application software, and the implementation and management of that software. IMAP contracts generally have a two to five year term, and revenues are recognized ratably over the contract term. Payments received in advance of revenue recognition, even if non-refundable, are recorded as deferred revenue. Some contracts permit termination without cause by the clients. Contracts permitting termination without cause generally provide for termination payments to the Company that will be recognized as revenue when collectibility is assured.



PRODUCT RESEARCH AND DEVELOPMENT



    The Company incurs product research and development costs related to expanding its portfolio of IMAP solutions. These costs primarily include labor costs associated with the testing of new product offerings including the evaluation of hardware and software applications functionality in an IMAP environment. Product research and development costs are expensed as incurred.


GOODWILL AMORTIZATION


    The Company amortizes goodwill arising from purchase business combinations on a straight-line basis over its estimated useful life of 5 years.



STOCK-BASED COMPENSATION



    The Company records compensation expense for all stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB No. 25"). Under APB No. 25, if the exercise price of the Company's employee stock-based awards equals or exceeds the estimated fair value of the underlying stock on the date of grant, no compensation expense is generally recognized.

                            USINTERNETWORKING, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    Financial Accounting Standards Board Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("Statement No. 123") encourages companies to recognize expense for stock-based awards based on their estimated fair value on the date of grant. Statement No. 123 requires the disclosure of pro forma net income or loss in the notes to the financial statements if the fair value method is not elected. The Company supplementally discloses in Note 15 to these consolidated financial statements the pro forma information as if the fair value method had been adopted.



INCOME TAXES



    The Company uses the liability method in accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.


STOCK SPLITS

    In February 1999, the Company's Board of Directors approved an 8 for 1 reverse stock split of common stock, options and warrants which became effective on April 8, 1999. Accordingly, all share and per share data including stock option, warrant and loss per share information have been restated in the consolidated financial statements to retroactively reflect the stock split.

    In November 1999, the Board of Directors approved a 3 for 2 stock split of common stock, options and warrants for holders of record on December 3, 1999. Accordingly, all share and per share data including stock option, warrant and loss per share information have been restated in the consolidated financial statements to retroactively reflect the stock split.

RECLASSIFICATIONS

    Certain amounts in the 1998 consolidated financial statements have been reclassified to conform to the 1999 presentation.

2. ACQUISITIONS

    On September 8, 1998, the Company acquired all of the outstanding common stock of I.I.T. Holding, Inc. (IIT), a provider of Internet and intranet consulting, integration and support services principally to commercial companies located throughout the United States and South America. The initial purchase price consisted of cash of $12,887,000 and warrants to purchase 75,000 shares of common stock for $10.67 per share valued at $40,000. Direct acquisition costs of $394,968 were also incurred. The acquisition was accounted for using the purchase method of accounting, and the results of operations of IIT are included in the accompanying consolidated statements of operations commencing
September 8, 1998. At the acquisition date, $14,131,788 of goodwill was recorded.

    Additional contingent consideration was payable to the former shareholders of IIT to the extent that defined amounts of revenue, earnings before interest, income taxes, depreciation and amortization (EBITDA), and employee retention percentages (as related to the operations of IIT) in 1998 were exceeded. At December 31, 1998, the Company determined that the amount of additional consideration due to the sellers was $2,326,735, and therefore recorded that amount as due to former shareholders of acquired businesses and as additional goodwill. The contingent consideration was paid in May 1999.

    On October 2, 1998, the Company acquired all of the outstanding common stock of Advanced Communication Resources, Inc. (ACR), a New York based systems integrator focused on the financial

                            USINTERNETWORKING, INC.

2. ACQUISITIONS (CONTINUED)

services industry. The initial purchase price aggregated $6,050,000, consisting of cash of $2,500,000, a $3,500,000 secured promissory note due in January 1999 bearing interest at 8.25%, and warrants to purchase 93,750 shares of common stock for $10.67 per share valued at $50,000. Direct acquisition costs of $338,916 were also incurred. The acquisition was accounted for using the purchase method of accounting, and the results of operations of ACR are included in the accompanying consolidated statements of operations commencing October 2, 1998. At the acquisition date, $5,290,535 of goodwill was recorded.

    Additional contingent consideration was payable to the former shareholders of ACR to the extent that defined amounts of revenue, EBITDA, and employee retention percentages (as related to the operations of ACR) in 1998 were exceeded. At December 31, 1998, the Company determined that the amount of additional consideration due to the sellers was $5,000,000, and therefore recorded that amount as due to former shareholders of acquired businesses and as additional goodwill. The contingent consideration was paid in January 1999.


    On October 8, 1999, the Company purchased the assets of Conklin &
Conklin, Inc. ("Conklin"), a comprehensive provider of Lawson financial and human resources system implementation services and a certified reseller of Lawson software licenses. The initial purchase price aggregated $11.2 million, and consisted of cash of $7.7 million, assumed liabilities of $1.5 million, and a $2.0 million secured note due on October 8, 2001. Additional contingent cash consideration of up to $4.6 million will be payable to the extent that specified financial milestones are achieved over a 26 month period, and any such payment will result in the recording of additional goodwill. The acquisition was accounted for as a purchase, and goodwill of approximately $9.4 million was recorded at the acquisition date, and is being amortized over its estimated useful life of five years.



    The results of operations of Conklin are included in the accompanying consolidated statement of operations commencing October 8, 1999. The following summarizes unaudited pro forma consolidated results of operations for 1998 and 1999 assuming the Conklin acquisition had occurred at the beginning of each period. The results are not necessarily indicative of what would have occurred had this transaction been consummated as of the beginning of each period, or of future operations of the Company (in thousands):



                                              FOR THE PERIOD FROM
                                               JANUARY 14, 1998
                                              (DATE OF INCEPTION)
                                                    THROUGH            YEAR ENDED
                                               DECEMBER 31, 1998    DECEMBER 31, 1999
                                              -------------------   -----------------
                                                            (UNAUDITED)
Revenue.....................................       $ 15,486             $  44,086
Net loss....................................       $(31,739)            $(103,882)
Basic and diluted loss per common share.....       $ (33.85)            $   (2.34)

                            USINTERNETWORKING, INC.

3. LOSS PER SHARE


    The following table sets forth the computation of basic and diluted loss per common share:


                                              FOR THE PERIOD FROM
                                               JANUARY 14, 1998
                                              (DATE OF INCEPTION)
                                                    THROUGH            YEAR ENDED
                                               DECEMBER 31, 1998    DECEMBER 31, 1999
                                              -------------------   -----------------
Numerator:
  Net loss..................................     $(32,453,312)        $(103,318,023)
  Dividends on Series A Convertible
    Preferred Stock.........................       (1,503,004)           (2,328,150)
  Accretion of common stock subject to
    repurchase to fair value................       (3,903,865)          (23,938,069)
  Accretion of Series B Convertible
    Redeemable Preferred Stock to fair
    value...................................         (236,991)              (99,252)
                                                 ------------         -------------
                                                 $(38,097,172)        $(129,683,494)
                                                 ============         =============
Denominator:
  Weighted-average number of shares of
    common stock outstanding and not subject
    to repurchase during the period.........          937,500            44,335,759
                                                 ------------         -------------
Basic and diluted loss per common share.....     $     (40.64)        $       (2.93)
                                                 ============         =============


    Basic loss per share is based upon the average number of shares of common stock outstanding during the periods. The 1998 computation excludes 2,015,625 shares of common stock subject to repurchase.

    Diluted loss per common share is equal to basic loss per common share because if potentially dilutive securities were included in the computation, the result would be anti-dilutive. These potentially dilutive securities consist of common stock subject to repurchase, convertible preferred stocks, stock options and warrants in the 1998 period, and stock options and warrants in the 1999 period.


4. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION



    The Company acquired equipment totaling $5,188,489 and $15,812,110 under leases classified as capital leases for the period from January 14, 1998 (date of inception) through December 31, 1998 and for the year ended December 31, 1999, respectively. The Company also acquired $7,500,000 and $3,000,000 of equipment in 1998 and 1999 that was included in accounts payable and short-term obligations expected to be refinanced at December 31, 1998 and 1999, respectively.



    Interest paid was approximately $368,000 and $5,902,000 for the period from January 14, 1998 (date of inception) through December 31, 1998 and for the year ended December 31, 1999, respectively.


    In December 1998, $22,095,000 of notes payable and a $1,000,000 loan from an officer of the Company were converted into Series B Convertible Redeemable Preferred Stock.

                            USINTERNETWORKING, INC.

4. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (CONTINUED)


    In 1998, the Company purchased all of the capital stock of IIT and ACR for approximately $27.8 million. In conjunction with these acquisitions, assets with a fair market value of approximately $30.8 million were acquired and liabilities of approximately $3.0 million were assumed.


    In 1999, the Company purchased the assets of Conklin for approximately $11.2 million. In conjunction with this acquisition, assets with a fair market value of approximately $9.7 million were acquired and liabilities of approximately $1.5 million were assumed.


    In July 1998, the Company sold 937,500 shares of common stock to an executive officer for $5,000. The common stock at the date of issuance had an appraised estimated fair value of $1.07 per share, or $1,000,000. The difference between the estimated fair value of the common stock of $1,000,000 and the amount paid of $5,000 ($995,000) was recorded as unearned compensation and is being amortized over the 22 month period in which it is earned. Other non-cash compensation of $5,000 related to common stock issuances was also recorded in 1998.


    During 1999, the Company issued 94,500 shares of restricted common stock to executive officers at a weighted average price of $21.26 per share. The restricted common stock at the date of issuance had an aggregate quoted market value of $2,009,000, which was recorded as stockholders' equity.



5. AVAILABLE-FOR-SALE SECURITIES


    The following is a summary of available-for-sale securities at December 31, 1999:

Corporate commercial paper..................................  $ 8,958,808
Corporate bonds.............................................   10,548,183
Municipal bonds.............................................   12,200,000
                                                              -----------
                                                              $31,706,991
                                                              ===========

    At December 31, 1999, aggregate unrealized gains of $311,349 are recorded in other comprehensive income. At December 31, 1999, the Company has approximately $19.5 million of investments that mature within one year and $12.2 million of investments that mature beyond ten years. These investments are classified as current as the Company views its available-for-sale investments as available for use in its current operations.

                            USINTERNETWORKING, INC.

6. PROPERTY AND EQUIPMENT


    Property and equipment consists of the following:

                                                    DECEMBER 31,   DECEMBER 31,
                                                        1998           1999
                                                    ------------   ------------
Building and land.................................  $   959,124    $ 19,534,132
Furniture and fixtures............................      779,332       4,120,661
Equipment and automobiles.........................    2,151,877       3,353,722
Computers and software............................   16,018,565      79,430,230
Leasehold improvements............................    3,299,132       9,047,040
                                                    -----------    ------------
                                                     23,208,030     115,485,785
Accumulated depreciation..........................   (1,567,885)    (14,319,115)
                                                    -----------    ------------
Total.............................................  $21,640,145    $101,166,670
                                                    ===========    ============

    During 1999, the Company capitalized $346,106 of interest associated with assets under construction. Substantially all property and equipment is collateralized under financing arrangements.


7. CAPITAL LEASE OBLIGATIONS


    The Company has entered into capital lease agreements to acquire certain equipment. Property and equipment includes the following amounts for leases that have been capitalized.

                                                     DECEMBER 31,   DECEMBER 31,
                                                         1998           1999
                                                     ------------   ------------
Computers and software.............................   $5,188,489    $21,000,599
Accumulated amortization...........................     (349,716)    (4,367,137)
                                                      ----------    -----------
Total..............................................   $4,838,773    $16,633,462
                                                      ==========    ===========

    Amortization of leased property is included in depreciation and amortization expense.

    Future minimum payments under capital lease obligations consist of the following at December 31, 1999:

2000........................................................  $ 8,147,628
2001........................................................    7,799,455
2002........................................................    3,783,135
2003........................................................      730,080
2004........................................................        2,388
                                                              -----------
Total minimum lease payments................................   20,462,686
Amounts representing interest...............................   (3,243,581)
                                                              -----------
Present value of capital lease obligations..................   17,219,105
Current portion.............................................   (5,834,076)
                                                              -----------
Capital lease obligations, non-current......................  $11,385,029
                                                              ===========

                            USINTERNETWORKING, INC.

8. LONG-TERM DEBT AND CONVERTIBLE SUBORDINATED NOTES


    Long-term debt consists of the following:


                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1999
                                                              ------------   ------------
Notes payable to banks due in June and July 2001 and bearing interest at 9.0% per annum. These notes are payable in
  aggregate monthly installments of principal and interest
  of $8,893 with all unpaid principal and interest due at
  maturity. These notes are secured by mortgages on the real property purchased with the proceeds and with $106,913 in
  letters of credit pledged as additional security..........   $  857,206    $   828,127
Notes payable due August 1, 2001 through October 1, 2002 and bearing interest at 12.1% to 17.1% per annum. These notes
  are payable in aggregate monthly installments of principal and interest of $585,252 and are collateralized by certain
  furniture, fixtures, equipment and software...............    2,216,082     15,148,548
Notes payable due January 1, 2002 and October 1, 2001 and
  bearing interest at 11.9% and 17.1% per annum,
  respectively. The notes are payable in aggregate monthly
  installments of principal and interest of $367,028 with
  all unpaid principal and interest due at maturity. These
  notes are collateralized by certain software licenses.....    4,501,175      5,025,976
Note payable due on June 1, 2002 and bearing interest at 14%
  per annum. This note is payable in aggregate monthly
  installments of principal and interest of $391,694 and is
  collateralized by certain equipment.......................           --      9,868,975
Note payable due on May 1, 2006 and bearing interest at 7.5%
  per annum. The note is payable in aggregate monthly
  installments of principal and interest of $49,295 with all unpaid principal and interest due at maturity. The note is secured by a mortgage on the real property purchased with
  the proceeds..............................................           --      7,012,681
Notes payable due on March 1, 2001 and bearing interest at
  6.6% per annum. These notes are payable in aggregate
  monthly installments of principal and interest ranging
  from $10,908 to $28,237 and are collateralized by the
  general assets of the Company.............................           --        562,162
Notes payable due between February 28, 2003 and March 11,
  2004 and bearing interest at rates ranging from 8.25% to
  10.25% per annum. The notes are payable in aggregate
  monthly installments of principal and interest ranging
  from $533 to $1,274 and are secured by automobiles
  purchased with the proceeds...............................      107,630        117,012
Note payable due on December 29, 2003 bearing interest at
  9.8% per annum. The note is payable in monthly principal
  installments of $98,958 plus interest and is
  collateralized by a $750,000 certificate of deposit and
  certain building improvements.............................           --      4,750,000
Note payable to former shareholders of Conklin, bearing
  interest at 10% per annum and due with accrued interest on
  October 8, 2001...........................................           --      2,000,000
                                                               ----------    -----------
Total.......................................................    7,682,093     45,313,481
Less: current portion.......................................    1,757,588     12,586,553
Less: discounts.............................................      692,711        440,817
                                                               ----------    -----------
                                                               $5,231,794    $32,286,111
                                                               ==========    ===========

                            USINTERNETWORKING, INC.

8. LONG-TERM DEBT AND CONVERTIBLE SUBORDINATED NOTES (CONTINUED)


    Aggregate maturities of long-term debt at December 31, 1999 are as follows:


2000........................................................  $12,586,553
2001........................................................   16,640,735
2002........................................................    8,046,459
2003........................................................    1,290,796
2004........................................................      132,223
2005 and thereafter.........................................    6,616,715
                                                              -----------
Total.......................................................  $45,313,481
                                                              ===========



    In 1999, the Company issued $125 million (principal amount at maturity) of Convertible Subordinated Notes (the "Notes"), due November 1, 2004. Interest on the Notes accrues at 7% per annum, payable semi-annually on May 1 and November 1 of each year, commencing May 1, 2000. A holder may, at any time prior to maturity, convert the principal amount of the Notes into shares of common stock at a conversion price of $24.85 per share. The Company has the option to redeem the Notes after November 5, 2002 through October 31, 2003 for 101.75% of the principal amount.



9. FAIR VALUE OF FINANCIAL INSTRUMENTS


    The following methods and assumptions were used by the Company in estimating its fair value disclosures of its significant financial instruments:


CASH AND CASH EQUIVALENTS


    The carrying amounts reported for cash and cash equivalents approximate fair value.


AVAILABLE-FOR-SALE SECURITIES



    Available-for-sale securities are stated at quoted market value.



ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE


    The carrying amounts of accounts receivable and accounts payable and accrued expenses approximate fair value because of the short-term nature of those transactions.


LONG-TERM DEBT


    The fair values of the long-term debt are estimated using a discounted cash flow analysis, based on the Company's incremental borrowing rates for similar types of borrowing arrangements at December 31, 1999.


CONVERTIBLE SUBORDINATED NOTES


    The fair values of the convertible subordinated notes are estimated using quoted market rates as of December 31, 1999.

                            USINTERNETWORKING, INC.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


    The carrying amounts and fair values of the Company's financial instruments follows:


                                               DECEMBER 31, 1998               DECEMBER 31, 1999
                                          ----------------------------   -----------------------------
                                          CARRYING VALUE   FAIR VALUE    CARRYING VALUE    FAIR VALUE
                                          --------------   -----------   --------------   ------------
Cash and cash equivalents...............   $43,802,465     $43,802,465    $112,302,621    $112,302,621
Available-for-sale securities...........            --              --      31,706,991      31,706,991
Long-term debt..........................     7,682,093       7,682,093      44,872,664      45,911,984
Convertible subordinated notes..........            --              --     125,000,000     362,187,500



10. INITIAL PUBLIC OFFERING



    In April 1999, the Company completed an initial public offering of 10,350,000 shares of common stock which resulted in net proceeds of $132,827,573, after deducting underwriting discounts, commissions and offering expenses. Upon the closing of the offering, the Series A Preferred Stock and Series B Preferred Stock automatically converted into 46,349,289 shares of common stock, and the common stock subject to repurchase no longer became mandatorily redeemable by the Company upon the occurrence of certain events. (See Notes 11 and 12.)



11. PREFERRED STOCK


    The Company has authorized the issuance of up to 225,000 shares of preferred stock, par value $.01 per share, of which 110,000 has been designated Series A Convertible Preferred Stock ("Series A") and 115,000 has been designated
Series B Convertible Redeemable Preferred Stock ("Series B"). During 1998, the Company issued 55,000 shares of Series A for a total aggregate purchase price of $33.0 million, and 59,279 shares of Series B for a total aggregate purchase price of $62.2 million, including $22.1 million of Series B issued upon conversion of notes payable. Upon the conversion of notes payable with a face value of $9,095,000 into Series B, unamortized debt discount of approximately $1,350,000 was recorded as additional interest expense.

SERIES A:

CONVERSION

    The Series A outstanding at December 31, 1998 automatically converted into shares of common stock upon the closing of the initial public offering in April 1999. Each share of Series A was converted into 337.5 shares of common stock.

DIVIDENDS

    The holders of the Series A were entitled to receive cumulative quarterly dividends at the annual rate of $48 per share. All accrued dividends were paid at the closing of the initial public offering in April 1999.

VOTING RIGHTS

    Each share of Series A had substantially the same voting rights as the number of shares of common stock into which it was converted. In addition, certain corporate actions required the consent of two-thirds of the outstanding shares of Series A.

                            USINTERNETWORKING, INC.

SERIES B:

CONVERSION

    The Series B outstanding at December 31, 1998 automatically converted into shares of common stock upon the closing the initial public offering in April 1999. Each share of Series B was converted into 468.75 shares of common stock.

DIVIDENDS

    The holders of the Series B were entitled to receive cumulative quarterly dividends at the annual rate of $84 per share. All accrued dividends were paid at the closing of the initial public offering in April 1999.

VOTING RIGHTS

    Each share of Series B had substantially the same voting rights as the number of shares of common stock into which it was converted.


12. COMMON STOCK SUBJECT TO REPURCHASE


    The Company sold 2,015,625 shares of common stock to three officers that at December 31, 1998 required the Company to repurchase the common stock at fair value in the event of disability or death. These agreements were amended on February 25, 1999 to void the repurchase obligation upon death or disability upon the closing of an initial public offering of the common stock.


    The Company initially recorded the common stock subject to repurchase at an amount equal to the consideration received of $1,010,000 (purchase price of $1,057,500, less $47,500 represented by notes receivable). The common stock subject to repurchase was accreted to its estimated fair value during all periods the common stock was subject to repurchase through charges to additional paid-in capital. The estimated value per share of $2.08 at December 31, 1998 was determined through an independent appraisal of the Company's common stock. Additional accretion in 1999 prior to the April initial public offering was recorded based on valuations consistent with the expected initial public offering price. As a result of the initial public offering in April 1999, these shares are no longer subject to mandatory repurchase by the Company, and their accreted value at that date of $28,218,750 was reclassified to stockholders' equity.



13. STOCK WARRANTS


    In 1998, in connection with the issuance of debt or capital leases, the Company issued warrants to purchase 1,600,067 shares of common stock and warrants to purchase 971 shares of Series B. The warrants to purchase Series B converted into warrants to purchase 455,156 shares of common stock in April 1999 upon the closing of the initial public offering. The warrants expire from 2003 through 2008, and are exerciseable for $2.24 or $2.29 per share.

    Upon issuance, the Company estimated the fair value of the warrants using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.50%, dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of 40%; and a weighted-average expected life of the warrant of 10 years. The range of values assigned to the warrants was $.53 to $1.39 per share, and the total value assigned was $2,740,329. This amount was

                            USINTERNETWORKING, INC.

13. STOCK WARRANTS (CONTINUED)


recorded as additional paid-in capital, and a corresponding debt discount was recorded that is being recognized as additional interest expense over the term of the related debt or capital lease.

    Also, as discussed in Note 2, the Company issued warrants to purchase 168,750 shares of common stock in connection with the acquisition of IIT and ACR. These warrants expire in 2008 and are exerciseable for $10.67 per share. The Company estimated the value of these warrants considering the various terms, including the exercise price of the warrants, the estimated fair value of the Company's common stock, and the length of time the warrants are exercisable. The aggregate value assigned to these warrants was $90,000.

    During 1999, warrants to purchase 742,651 shares of common stock were exercised for proceeds of $3,086,203. A summary of warrants outstanding at December 31, 1999 is as follows:

NUMBER OF SHARES              EXERCISE PRICE         EXPIRATION DATE
----------------              --------------         ---------------
         55,803                    $2.24             September 2005
      1,425,521                    $2.29             September 2008
      ---------
      1,481,324
      =========


14. SHARES RESERVED FOR FUTURE ISSUANCE



    The Company at December 31, 1999 has reserved 15,652,529 shares of common stock for future issuance upon the exercise of stock options eligible for granting or previously granted under the 1998 Stock Option Plan (see Note 15), 5,030,181 shares of common stock issuable upon the conversion of the subordinated notes and 1,481,324 shares of common stock attributable to outstanding warrants.



15. STOCK COMPENSATION PLAN



    STOCK OPTIONS



    Effective July 2, 1998, the Company adopted the 1998 Stock Option Plan of USINTERNETWORKING, Inc. ("the Plan") which is administered by the Compensation Committee of the Board of Directors. The Plan, as amended, provides for the granting of either qualified or non-qualified options to purchase an aggregate of up to 16,773,375 shares of common stock to eligible employees, officers, directors and consultants of the Company.

                            USINTERNETWORKING, INC.

15. STOCK COMPENSATION PLAN (CONTINUED)


    A summary of the Company's stock option activity follows:


                                                  FOR THE PERIOD FROM
                                                    JANUARY 1, 1998
                                                  (DATE OF INCEPTION)
                                                        THROUGH
                                                   DECEMBER 31, 1998     YEAR ENDED DECEMBER 31, 1999
                                                  --------------------   -----------------------------
                                                              WEIGHTED                       WEIGHTED
                                                              AVERAGE                        AVERAGE
                                                  NUMBER OF   EXERCISE      NUMBER OF        EXERCISE
                                                   OPTIONS     PRICE         OPTIONS          PRICE
                                                  ---------   --------   ----------------   ----------
Outstanding at beginning of year................         --    $   --        2,523,375        $ 1.76
Granted.........................................  2,563,688      1.76        7,157,116         11.35
Exercised.......................................         --        --       (1,120,846)         2.89
Forfeited.......................................    (40,313)     1.76         (613,596)         3.79
                                                  ---------    ------       ----------        ------
Outstanding and exercisable at end of year......  2,523,375    $ 1.76        7,946,049        $10.15
                                                  =========    ======       ==========        ======



    Weighted average fair value of options granted during 1999 is as follows:



                                                     NUMBER OF    WEIGHTED AVERAGE   WEIGHTED AVERAGE
                                                       SHARES      EXERCISE PRICE       FAIR VALUE
                                                     ----------   ----------------   ----------------
Fair value equal to exercise price.................   2,984,330       $ 16.62            $ 13.66
Fair value greater than exercise price.............   3,673,062       $  5.73            $ 14.14
Exercise price greater than fair value.............     499,724       $ 22.48            $ 15.99


    Exercise prices for options outstanding as of December 31, 1999 ranged from $1.76 to $69.88 as follows:

                                        WEIGHTED AVERAGE         WEIGHTED AVERAGE
                                        EXERCISE PRICES        REMAINING CONTRACTUAL
   RANGE OF             OPTIONS            OF OPTIONS             LIFE OF OPTIONS
EXERCISE PRICES       OUTSTANDING         OUTSTANDING               OUTSTANDING
---------------       -----------       ----------------       ---------------------
 $1.76-$2.24           1,830,130             $ 1.78                      8.7
    $4.00              2,466,360               4.00                      9.3
$10.00-$13.67          1,837,490              12.34                      9.7
$15.21-$22.33          1,280,928              18.04                      9.7
$23.25-$32.92            156,725              27.65                      9.8
$35.25-$52.66            313,391              43.42                      9.9
$56.69-$69.88             61,025              62.39                     10.0
                       ---------
                       7,946,049
                       =========

    All options granted vested immediately at the date of grant. Shares of common stock purchased pursuant to these options will be subject to the Company's right to repurchase them at the option exercise price upon the termination of the holder's employment or business relationship with the Company. The repurchase right will lapse with respect to one-third of the shares purchasable upon exercise of an option on the first anniversary of the date of grant of the option. The repurchase right with respect to the remainder of the shares purchasable upon exercise of an option will lapse in equal quarterly installments over the subsequent eight calendar quarters. The options expire
10 years from

                            USINTERNETWORKING, INC.

15. STOCK COMPENSATION PLAN (CONTINUED)


the date of issuance. At December 31, 1999, the weighted-average remaining contractual life of outstanding options is 9.3 years.


    Certain options granted in 1999 are exercisable at prices less than the fair market value of the Company's common stock at the date of grant. The Company will record stock compensation expense of approximately $35.0 million as a result of these 1999 option grants that will be recognized ratably over the four-year period that the employees earn the right to retain the shares obtained upon exercise of the stock options without regard to continued employment. For the year ended December 31, 1999, the Company recorded non-cash stock compensation expense of $8.5 million related to these grants.



    RESTRICTED STOCK GRANTS



    During 1999, the Company issued for no consideration 94,500 shares of common stock to four officers. The common stock vests over a maximum four year period from the date of issuance. The common stock at the issuance date had an aggregate fair value of $2,009,000, which is being recognized as compensation expense over the vesting period. During 1999, the Company recognized as compensation expense $452,708 under these arrangements. At December 31, 1999, 13,500 shares of these restricted stock awards are vested.



    PRO FORMA INFORMATION


    For the year ended December 31, 1998, pro forma net loss and loss per share information required by Statement No. 123 was determined using the minimum value method. The minimum value method calculates the fair value of options as the excess of the estimated fair value of the underlying stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk-free rate, over the expected life of the option. In determining the estimated fair value of granted stock options under the minimum value method, the risk-free interest rate was assumed to be 5.50%, the dividend yield was estimated to be 0% and the expected life of granted options was assumed to be four years.

    The grant-date fair value of all options granted during 1998 using the minimum value method was less than $.01, thus no pro forma information has been presented. The exercise price at the grant-date of all options granted through December 31, 1998 was greater than the market value of the underlying common stock on the grant date, as determined by independent appraisal. As a result, the Company has not recognized compensation expense related to these options.


    For the year ended December 31, 1999, pro forma net loss and loss per share information required by Statement No. 123 has been determined as if the Company had accounted for its stock-based awards using the fair value method. The fair value of these awards was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1999: risk-free interest rate of 5.67%, dividend yield of 0%, volatility factors of the expected market price of the Company's common stock of 1.28, and an expected life of 4 years.



    The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect

                            USINTERNETWORKING, INC.

15. STOCK COMPENSATION PLAN (CONTINUED)



the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards.



    For purposes of pro forma disclosures, the estimated fair value of the awards is amortized to expense over the period the employees earn the right to retain the shares obtained upon exercise of the stock options or upon the issuance of restricted common stock. The Company's pro forma net loss is $116.8 million for the year ended December 31, 1999. Pro forma basic and diluted loss per share is $2.63 for the year ended December 31, 1999.



    Pro forma compensation expense from stock-based awards reflects only the vesting of 1998 and 1999 awards in 1999. Not until 2001 is the full effect of recognizing compensation expense for stock-based awards representative of the possible effects on pro-forma net income (loss) for future years.



16. INCOME TAXES



    At December 31, 1999, the Company has a U.S. federal net operating loss carryforward of $107.7 million. Included in the net operating loss is approximately $4.6 million that will not result in future tax benefits and will be recorded to stockholder's equity. This carryforward expires in 2019. The amount available to be used in any given year will be limited by operation of certain provisions of the Internal Revenue Code. The Company also has state net operating loss carryforwards available, the utilization of which will be similarly limited. The Company has established a valuation allowance with respect to these federal and state loss carryforwards.

                            USINTERNETWORKING, INC.

16. INCOME TAXES (CONTINUED)


    Significant components of the Company's deferred tax assets and liabilities at December 31 are as follows:


                                                                 1998          1999
                                                              -----------   -----------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 7,855,560   $42,582,874
  Start-up and organizational costs capitalized for tax
    purposes................................................    3,632,867     2,565,709
  Allowance for doubtful accounts...........................           --       214,933
  Accrued vacation..........................................           --       493,172
  Accrued compensation......................................           --       229,583
  Deferred revenue..........................................           --     2,514,797
  Non-cash compensation expense.............................           --     3,542,634
  Other.....................................................      192,230       168,406
                                                              -----------   -----------
Total deferred tax assets...................................   11,680,657    52,312,108
                                                              -----------   -----------
Deferred tax liabilities:
  Stock options.............................................           --     1,821,929
  Tax over book depreciation................................      314,930       278,374
  Prepaid maintenance contracts.............................           --       958,268
  Other.....................................................      467,169       174,325
                                                              -----------   -----------
Total deferred tax liability................................      782,099     3,232,896
                                                              -----------   -----------
Net future income tax benefit...............................   10,898,558    49,079,212
Valuation allowance for net deferred tax assets.............  (10,898,558)  (49,079,212)
                                                              -----------   -----------
Net deferred tax assets.....................................  $        --   $        --
                                                              ===========   ===========


    The reconciliation of the reported income tax expense to the amount that would result by applying the U.S. federal statutory rate to the net loss is as follows:


                                                            FOR THE PERIOD FROM
                                                             JANUARY 14, 1998
                                                            (DATE OF INCEPTION)
                                                                  THROUGH            YEAR ENDED
                                                             DECEMBER 31, 1998    DECEMBER 31, 1999
                                                            -------------------   -----------------
Tax benefit at U.S. statutory rate........................     $(11,358,659)        $(36,161,308)
State income taxes, net of federal benefit................         (984,188)          (4,373,033)
Non-deductible goodwill...................................          559,839            2,056,250
Non-deductible meals and entertainment....................           39,108              315,870
Non-deductible interest expense...........................          704,166               92,330
Non-deductible transactions costs.........................          154,777                   --
Other.....................................................          (13,601)            (110,763)
Change in valuation allowance.............................       10,898,558           38,180,654
                                                               ------------         ------------
Total.....................................................     $         --         $         --
                                                               ============         ============

                            USINTERNETWORKING, INC.

17. OPERATING LEASES



    The Company conducts a significant amount all of its operations from leased facilities under operating leases that have terms of up to seven years and that generally contain renewal options of two to three years and rent escalation clauses. Future minimum payments under noncancellable operating leases with initial terms of one year or more consist of the following at December 31, 1999:



2000........................................................  $ 4,789,202
2001........................................................    3,696,091
2002........................................................    3,327,853
2003........................................................    2,308,908
2004........................................................    1,005,636
Thereafter..................................................    1,217,488
                                                              -----------
                                                              $16,345,178
                                                              ===========


    The Company incurred rent expense of $718,416 and $3,181,911 during the period from January 14, 1998 (date of inception) through December 31, 1998 and for the year ended December 31, 1999, respectively.


18. EMPLOYEE BENEFIT PLAN


    The Company established a defined contribution benefit plan effective
July 1, 1998. The plan covers substantially all employees who have 30 days of service with the Company. Participants may contribute from 1% to 15% of their annual compensation to the plan. The Company makes matching contributions of common stock up to 6% of the participant's contributions pursuant to the terms of the plan. No contributions were made by the Company in 1998. In 1999, the Company contributed to the plan 36,492 shares of common stock with a fair value of $600,420.


19. RELATED PARTY TRANSACTIONS


    During 1998, the Company received a non-interest bearing loan from an officer in the amount of $1,000,000. The loan was subsequently converted into 1,667 shares of Series A Convertible Preferred Stock.

    In September 1999, the Company loaned $2,250,000 to an officer to purchase 562,500 shares of common stock pursuant to a stock option exercise. The loan is evidenced by a full recourse note that bears interest at 5% per annum, and is payable on or before July 31, 2000. The Company has classified the note as a reduction of stockholders' equity at December 31, 1999. Additionally, the Company loaned the same officer $1.9 million evidenced by a note bearing interest at 7% per annum and payable within 90 days on demand. The purpose of the loan was to fund the officer's tax liability resulting from the exercise of the options described above.


20. BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION


    During 1998 and through June 1999, the Company was organized into two business units--IMAP and Professional IT Services. In the third quarter of 1999, the Company changed the manner in which it manages its operations and reports the activities of those operations. The Company is now organized

                            USINTERNETWORKING, INC.

20. BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION (CONTINUED)


into seven business units that offer unique software solutions. These operating segments have been aggregated for reporting purposes into two segments, as follows:

    - ENTERPRISE WIDE SOLUTIONS -- provides enterprise relationship management, financial management, human resource, and professional services automation software product offerings; and

    - E-COMMERCE AND WEB-BASED SOLUTIONS -- provides electronic commerce, enhanced messaging and decision support product offerings.

    Management believes that the aggregation of the operating segments helps users of the financial statements better understand performance. The combined operating segments have similar economic characteristics and products and meet other criteria for aggregation. Both business units utilize an Internet-based network, which enables clients to use leading business software applications without the burden of owning, or managing the underlying technology. These services are delivered to customers through a network of Enterprise Data Centers located in Maryland, California, Amsterdam and Tokyo.

    The Company evaluates the performance of its new operating segments based on contribution margin, or revenues less variable direct costs. This contribution margin excludes an allocation of network and infrastructure costs, selling, general and administrative costs, product research and development costs, non-cash stock compensation expense, and depreciation and amortization.

    The Company does not prepare information regarding segment assets. The accounting policies used by the reportable segments are the same as those used by the Company as described in Note 1 to the consolidated financial statements.

    The following table sets forth information on the Company's reportable segments. The 1998 data has been restated to conform to the new segment classifications.


                                                            FOR THE PERIOD FROM
                                                             JANUARY 14, 1998
                                                            (DATE OF INCEPTION)
                                                                  THROUGH            YEAR ENDED
                                                             DECEMBER 31, 1998    DECEMBER 31, 1999
                                                            -------------------   -----------------
Revenue:
  Enterprise Wide Solutions...............................      $2,138,290           $17,928,199
  E-Commerce and Web-Based Solutions......................       1,984,159            17,584,561
                                                                ----------           -----------
  Consolidated............................................      $4,122,449           $35,512,760
                                                                ==========           ===========
Segment operating profit (loss):
  Enterprise Wide Solutions...............................      $  (20,876)          $ 9,008,909
  E-Commerce and Web-Based Solutions......................         718,214             2,933,572
                                                                ----------           -----------
  Consolidated............................................      $  697,338           $11,942,481
                                                                ==========           ===========

                            USINTERNETWORKING, INC.

20. BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION (CONTINUED)



    A reconciliation of segment operating profit to net loss during the periods presented is as follows:



                                                                FOR THE PERIOD
                                                                     FROM
                                                               JANUARY 14, 1998
                                                              (DATE OF INCEPTION)
                                                                    THROUGH            YEAR ENDED
                                                               DECEMBER 31, 1998    DECEMBER 31, 1999
                                                              -------------------   -----------------
Segment operating profit for all segments...................     $    697,338         $  11,942,481
Network and infrastructure costs............................       (2,185,893)          (16,238,568)
General and administrative..................................      (19,426,575)          (22,051,990)
Sales and marketing.........................................       (5,123,334)          (36,595,021)
Product research and development............................         (690,388)           (5,351,678)
Non-cash stock compensation expense.........................         (231,135)          (10,350,729)
Depreciation and amortization...............................       (3,179,648)          (22,480,006)
Interest income.............................................          367,411             4,114,732
Interest expense............................................       (2,681,088)           (6,307,244)
                                                                 ------------         -------------
Net loss....................................................     $(32,453,312)        $(103,318,023)
                                                                 ============         =============


    Revenues from one customer of the Company's Enterprise Wide Solutions segment accounted for approximately 16% of the Company's consolidated revenue for the year ended December 31, 1999.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
I.I.T. Holding, Inc.

    We have audited the accompanying consolidated balance sheets of I.I.T. Holding, Inc. and subsidiaries as of December 31, 1996 and 1997, and September 7, 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 through September 7, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1996 and 1997 financial statements of International Information Technology IIT, C.A., a wholly-owned subsidiary, which statements reflect total assets of $68,247 and $76,361 as of December 31, 1996 and 1997, respectively, and total revenues of $3,336 and $147,797 for the period from March 6, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for International Information Technology IIT, C.A., is based solely on the report of the other auditors.


    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.



    In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of I.I.T. Holding, Inc. and subsidiaries as of December 31, 1996 and 1997, and September 7, 1998 and the consolidated results of their operations and their cash flows for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 through September 7, 1998, in conformity with accounting principles generally accepted in the United States.


Baltimore, Maryland                                        /s/ Ernst & Young LLP

March 23, 1999

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
USINTERNETWORKING, Inc.

    We have audited the accompanying balance sheets of International Information Technology IIT, C.A., at December 31, 1997 and for the period from March 5, 1996 (date of inception) through December 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Information Technology IIT, C.A. at December 31, 1997 and for the period from March 5, 1996 (date of inception) through December 31, 1996, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

    At December 31, 1997 and 1996, the accompanying financial statements have been prepared assuming that the Company will continue its ongoing operations, despite of the negative stockholder's equity, which shows uncertainty about the Company's ability to continue in operation. These financial statements do not include any adjustments that could result as a consequence of this uncertainty.

BASSAN & ASSOCIADOS S.C.
Ana Escudero de D'Aguiar
Certified Public Accountant
CPA D.F. Venezuela No. 7558
August 20, 1998

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31
                                                         ---------------------
                                                           1996        1997      SEPTEMBER 7, 1998
                                                         --------   ----------   -----------------
ASSETS
Current assets:
  Cash and cash equivalents............................  $ 69,563   $   14,443       $  331,013
  Accounts receivable --trade, less allowance of
    $50,000 in 1998....................................   225,500      634,215        1,299,469
  Other current assets.................................     2,451       13,902           68,799
                                                         --------   ----------       ----------
Total current assets...................................   297,514      662,560        1,699,281
Equipment and vehicles:
  Computer equipment...................................    30,407      116,850          161,449
  Vehicles.............................................    45,119       45,119               --
                                                         --------   ----------       ----------
                                                           75,526      161,969          161,449
  Less: accumulated depreciation.......................   (25,831)     (56,084)         (55,700)
                                                         --------   ----------       ----------
                                                           49,695      105,885          105,749
Other assets...........................................       654          618               --
                                                         --------   ----------       ----------
Total assets...........................................  $347,863   $  769,063       $1,805,030
                                                         ========   ==========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Bank overdraft.......................................  $     --   $  157,056       $       --
  Accounts payable.....................................    13,899        7,162           53,787
  Accrued expenses.....................................    60,000      366,685        1,974,395
  Current portion of note payable......................     4,443       10,036               --
  Current portion of capital lease obligations.........        --       18,230            9,803
  Unsecured demand note payable to stockholder, non-
    interest bearing...................................    99,951       62,160            8,500
  Client advances......................................    55,824           --               --
  Current deferred income taxes........................    49,270           --               --
                                                         --------   ----------       ----------
Total current liabilities..............................   283,387      621,329        2,046,485
Note payable...........................................    10,676           --               --
Capital lease obligations, net of current portion......        --       15,953            8,596
Deferred income taxes..................................     9,103           --               --
Commitments and contingent liabilities.................        --           --               --
Stockholders' equity (deficit):
  Common stock.........................................     2,724        3,197              475
  Additional paid-in capital...........................        --    1,001,843        1,004,565
  Accumulated other comprehensive income (loss)........       835      (20,918)          21,365
  Retained earnings (deficit)..........................    41,138     (852,341)      (1,276,456)
                                                         --------   ----------       ----------
                                                           44,697      131,781         (250,051)
                                                         --------   ----------       ----------
Total liabilities and stockholders' equity.............  $347,863   $  769,063       $1,805,030
                                                         ========   ==========       ==========

                            SEE ACCOMPANYING NOTES.

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      FOR THE PERIOD
                                                        YEAR ENDED DECEMBER 31        JANUARY 1, 1998
                                                       ------------------------           THROUGH
                                                         1996           1997         SEPTEMBER 7, 1998
                                                       --------      ----------      -----------------
Consulting revenue...................................  $747,023      $2,812,011          $4,405,560
Cost of revenue......................................   519,261       1,881,031           2,976,499
                                                       --------      ----------          ----------
Gross profit.........................................   227,762         930,980           1,429,061
Operating expenses:
  General and administrative.........................   131,037         778,342           1,803,611
  Sales and marketing................................    73,305          62,943               4,632
  Stock compensation expense.........................        --       1,002,316                  --
  Depreciation.......................................    13,556          30,253              27,580
                                                       --------      ----------          ----------
                                                        217,898       1,873,854           1,835,823
                                                       --------      ----------          ----------
Income (loss) from operations........................     9,864        (942,874)           (406,762)
Interest expense.....................................    (2,917)         (8,977)            (17,353)
                                                       --------      ----------          ----------
Income (loss) before provision for income taxes......     6,947        (951,851)           (424,115)
Provision (benefit) for income taxes.................    14,832         (58,372)                 --
                                                       --------      ----------          ----------
Net income (loss)....................................  $ (7,885)     $ (893,479)         $ (424,115)
                                                       ========      ==========          ==========

                            SEE ACCOMPANYING NOTES.

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                              ACCUMULATED
                                                ADDITIONAL       OTHER        RETAINED
                                      COMMON     PAID-IN     COMPREHENSIVE    EARNINGS
                                      STOCK      CAPITAL        INCOME        (DEFICIT)      TOTAL
                                     --------   ----------   -------------   -----------   ----------
Balances at January 1, 1996........   $1,000    $       --      $     --     $    49,023   $   50,023
  Issuance of common stock.........    1,724            --            --              --        1,724
  Comprehensive income:
    Net loss.......................       --            --            --          (7,885)      (7,885)
    Other comprehensive income--
      translation adjustment.......       --            --           835              --          835
                                                                                           ----------
  Total comprehensive income
    (loss).........................       --            --            --              --       (7,050)
                                      ------    ----------      --------     -----------   ----------
Balances at December 31, 1996......    2,724            --           835          41,138       44,697
  Stock grant to employees for no
    consideration..................      473     1,001,843            --              --    1,002,316
  Comprehensive income:
    Net loss.......................       --            --            --        (893,479)    (893,479)
    Other comprehensive income--
      translation adjustment.......       --            --       (21,753)             --      (21,753)
                                                                                           ----------
  Total comprehensive income
    (loss).........................       --            --            --              --     (915,232)
                                      ------    ----------      --------     -----------   ----------
Balances at December 31, 1997......    3,197     1,001,843       (20,918)       (852,341)     131,781
  Corporate reorganization.........   (2,722)        2,722            --              --           --
  Comprehensive income:
    Net loss.......................       --            --            --        (424,115)    (424,115)
    Other comprehensive income--
      translation adjustment.......       --            --        42,283              --       42,283
  Total comprehensive income
    (loss).........................       --            --            --              --     (381,832)
                                      ------    ----------      --------     -----------   ----------
Balances at September 7, 1998......   $  475    $1,004,565      $ 21,365     $(1,276,456)  $ (250,051)
                                      ======    ==========      ========     ===========   ==========

                            SEE ACCOMPANYING NOTES.

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               FOR THE PERIOD
                                                   YEAR ENDED DECEMBER 31      JANUARY 1, 1998
                                                   -----------------------         THROUGH
                                                     1996         1997        SEPTEMBER 7, 1998
                                                   ---------   -----------   -------------------
OPERATING ACTIVITIES
Net income (loss)................................  $ (7,885)   $ (893,479)       $ (424,115)
Adjustments to reconcile net loss to net cash
  (used in) provided by operating activities:
  Non-cash compensation expense..................        --     1,002,316                --
  Depreciation...................................    13,556        30,253            27,580
  Deferred taxes.................................    14,832       (58,372)               --
  Change in assets and liabilities:
    Accounts receivable..........................   (72,937)     (408,715)         (665,254)
    Other current assets.........................    (1,655)      (11,415)          (54,897)
    Other assets.................................        --            --               618
    Accounts payable.............................    13,899        (6,737)           46,625
    Accrued expenses.............................    59,200       306,685         1,607,710
    Client advances..............................    55,824       (55,824)               --
                                                   --------    ----------        ----------
Net cash provided by (used in) operating
  activities.....................................    74,834       (95,288)          538,267
INVESTING ACTIVITIES
Acquisition of equipment and vehicle.............   (19,989)      (41,779)          (44,948)
Sale of vehicle..................................        --            --            17,504
                                                   --------    ----------        ----------
Net cash used in investing activities............   (19,989)      (41,779)          (27,444)
FINANCING ACTIVITIES
Issuance of common stock.........................     1,724            --                --
Proceeds (repayments) from note payable to
  stockholder....................................    68,890       (37,791)          (53,660)
Bank overdraft...................................   (50,733)      157,056          (157,056)
Repayments of note payable.......................    (5,998)       (5,083)          (10,036)
Repayments of capital leases.....................        --       (10,482)          (15,784)
                                                   --------    ----------        ----------
Net cash provided by (used in) financing
  activities.....................................    13,883       103,700          (236,536)
Effect of exchange rate changes on cash..........       835       (21,753)           42,283
                                                   --------    ----------        ----------
Net increase (decrease) in cash and cash
  equivalents....................................    69,563       (55,120)          316,570
Cash and cash equivalents at beginning of year...        --        69,563            14,443
                                                   --------    ----------        ----------
Cash and cash equivalents at end of year.........  $ 69,563    $   14,443        $  331,013
                                                   ========    ==========        ==========
SUPPLEMENTAL INFORMATION
Interest paid....................................  $  2,917    $    8,977        $   19,735
                                                   ========    ==========        ==========
SCHEDULE OF NONCASH INVESTING ACTIVITIES
Property and equipment acquired under capital
  leases.........................................  $     --    $   44,465        $       --
                                                   ========    ==========        ==========

                            SEE ACCOMPANYING NOTES.

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REORGANIZATION AND BASIS OF PRESENTATION

    I.I.T. Holding, Inc. and subsidiaries ("the Company") provides internet consulting, integration, and support services to commercial companies in the United States and South America. I.I.T. Holding, Inc. was formed in February 1998 when the shareholders of International Information Technology Inc. and International Information Technology IIT, C.A., enterprises under common control, exchanged their stock for 100% of the stock of I.I.T. Holding, Inc. The accompanying consolidated financial statements for all periods presented include the combined financial position and results of operations of the companies previously under common control. All significant intercompany transactions have been eliminated in preparation of the consolidated financial statements.

CONVERSION TO U.S. DOLLARS

    The financial information for a Venezuelan subsidiary includes financial information converted from Venezuelan Bolivares to U.S. Dollars.

    Assets and liabilities were converted at the rate in effect at the balance sheet date and the statement of operations was converted at the average rate during the periods.

USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers all highly-liquid instruments, including certificates of deposit, purchased with a maturity of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    Financial instruments that subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company grants credit in the normal course of business to its clients. As part of this ongoing procedure, the Company monitors the creditworthiness of its clients. The Company does not believe that it is subject to any unusual credit risk beyond the normal credit risk inherent in its business.

    For the period ended September 7, 1998, two customers accounted for 24% ($1,042,674), and 10% ($457,784) of total revenue, and three customers accounted for 38% ($508,212), 13% ($177,874) and 10% ($139,758) of accounts receivable at
September 7, 1998.

    For the year ended December 31, 1997, three clients accounted for 33% ($927,964), 17% ($478,042), and 11% ($309,321) of total revenues, and three clients accounted for 44% ($279,055), 16% ($101,474), and 11% ($69,764) of
accounts receivable at December 31, 1997. For the year ended December 31, 1996, three clients accounted for 57% ($425,803), 29% ($216,637), and 11% ($82,173) of

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

total revenues, and three clients accounted for 42% ($94,710), 24% ($54,120), and 11% ($24,805) of accounts receivable at December 31, 1996.

REVENUE RECOGNITION

    Revenue is recognized in the period the services are performed.

ADVERTISING COSTS

    The Company expenses advertising costs as incurred. Advertising expense was approximately $73,000 and $30,000 in 1997 and 1996, respectively. Advertising expense was approximately $27,000 for the period ended September 7, 1998.

NEW ACCOUNTING PRONOUNCEMENTS

    In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS No.
130). SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components. SFAS No. 130 only impacts display as opposed to actual amounts recorded. Comprehensive income includes net income and all other non-owner changes in equity that are excluded from net income, such as foreign currency translation adjustments. SFAS No. 130 was adopted in 1998.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131). This Statement requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their product and services, the geographic areas in which they operate, and their major customers. The Company adopted the provisions of SFAS No. 131 in 1998 which did not have a significant impact on the Company's definition of operating segments and related disclosures.

2. LEASES

    The Company has entered into various capital leases for computer equipment during 1997. Computer equipment acquired under capital lease obligations was approximately $44,000. Depreciation expense was $11,116 and $6,000 for the period ended September 7, 1998 and for the year ended December 31, 1997, respectively.

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. LEASES (CONTINUED)

    Future lease payments under capital and operating leases are summarized as follows:

                                                          CAPITAL LEASES   OPERATING LEASES
                                                          --------------   ----------------
Four months ended December 31, 1998.....................     $ 3,703           $ 14,884
  1999..................................................      13,503             54,454
  2000..................................................       5,844             39,165
  2001..................................................          --                517
                                                             -------           --------
    Total minimum lease payments........................      23,050           $109,020
                                                                               ========
Less amounts representing interest......................       4,651
                                                             -------
Present value of minimum lease payments (including
  current portion of $9,803)............................     $18,399
                                                             =======

    Rent expense was $47,476, $32,000 and $17,000 for the period ended September 7, 1998, and for the years ended December 31, 1997 and 1996, respectively.

    Capital leases have effective interest rates which range from 6% to 25%.

3. ACCRUED EXPENSES

    Accrued expenses are comprised of the following:

                                                     DECEMBER 31,
                                                 ---------------------
                                                    1996        1997     SEPTEMBER 7, 1998
                                                 ----------   --------   -----------------
Accrued bonuses, payroll and payroll taxes.....   $60,000     $287,120       $1,763,891
Accrued consulting.............................        --       67,965          124,236
Accrued expenses...............................        --       11,600           86,268
                                                  -------     --------       ----------
    Total accrued expenses.....................   $60,000     $366,685       $1,974,395
                                                  =======     ========       ==========

4. EMPLOYEE BENEFIT PLAN

    The Company has established a defined contribution benefit plan effective January 1, 1998. The plan covers substantially all employees of the Company who are 21 years of age or older. Participants may contribute up to 15% of their annual compensation to the plan, and the Company matches up to 3% of annual compensation. In 1998, the Company recorded contributions to the plan of $37,502.

5. NOTE PAYABLE

    The note payable, which matured in 1997, was due to a financing organization, and required monthly installments of $552, including interest at 9.90%.

6. COMMON STOCK

    Upon reorganization in February 1998, the Company was authorized to issue 100 shares of common stock with a par value of $5.00 per share. At September 7, 1998, 95 shares were issued and outstanding.

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. STOCK COMPENSATION EXPENSE

    In August 1997, the sole stockholder of the Company transferred 473 shares of the outstanding common stock to management employees for no consideration. An independent appraisal was obtained which estimated the fair value of the shares on the date of transfer at $1,002,316. This transfer was treated as a contribution to additional paid-in capital by the sole stockholder, with an offsetting charge to compensation expense. In 1997, the Company recorded compensation expense of $1,002,316 relating to the transfer of these shares.

8. INCOME TAXES

    Deferred income tax assets and liabilities are determined based upon differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rate and laws that will be in effect when the differences are expected to reverse.

    The components of the income tax provision are as follows:

                                               YEAR ENDED DECEMBER 31,
                                               -----------------------         PERIOD ENDED
                                                 1996           1997         SEPTEMBER 7, 1998
                                               --------       --------       -----------------
Current......................................  $    --        $     --           $      --
Deferred.....................................   14,832         (58,372)                 --
                                               -------        --------           ---------
    Total....................................  $14,832        $(58,372)          $      --
                                               =======        ========           =========

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of net deferred income taxes are as follows:

                                                       DECEMBER 31,             SEPTEMBER 7,
                                                  -----------------------       ------------
                                                    1996           1997             1998
                                                  --------       --------       ------------
Deferred tax assets:
  Payroll accrual...............................  $ 23,964       $ 71,734         $ 53,801
  Bonus accrual.................................        --         30,934          365,395
  Other accruals................................     5,239         40,537           50,849
  Contributions.................................        40             --               --
  Stock compensation............................        --        219,150
  U.S. net operating loss carryforward..........    11,871        163,092          143,267
                                                  --------       --------         --------
  Total deferred tax assets.....................    41,114        525,447          613,312
  Valuation allowance for deferred tax assets...        --       (279,506)        (431,882)
                                                  --------       --------         --------
  Net deferred tax assets.......................    41,114        245,941          181,430
Deferred tax liabilities:
  Accounts receivable...........................   (90,065)      (235,744)        (176,808)
  Depreciation..................................    (9,103)        (9,570)          (3,995)
  Other.........................................      (319)          (627)            (627)
                                                  --------       --------         --------
                                                   (99,487)      (245,941)        (181,430)
                                                  --------       --------         --------
    Total net deferred tax liability............  $(58,373)      $     --         $     --
                                                  ========       ========         ========

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. INCOME TAXES (CONTINUED)

    At September 7, 1998 the Company's U.S. subsidiary has net operating loss carryforwards of approximately $359,000 available to offset future taxable income of the U.S. operations. These carryforwards begin to expire in 2012.

    The Company's Venezuelan subsidiary had cumulative net operating losses in the amount of $110,000 through December 31, 1997. These net operating losses resulted in net deferred tax assets of approximately $23,000 and $5,000 at December 31, 1997 and 1996, respectively. Management has determined that it is more likely than not that these net operating losses will not be utilized; therefore, a full valuation allowance was recorded against these deferred tax assets at December 31, 1997 and 1996. During the period from January 1, 1998 through September 7, 1998, the subsidiary utilized approximately $92,000 of the net operating loss carryforward, and increased the valuation allowance by approximately $2,500 to $25,500, which fully offsets the net deferred tax asset of $25,500 at September 7, 1998. The remaining net operating loss carryforward of approximately $18,000 will expire in 2000.

9. GEOGRAPHIC SEGMENT INFORMATION

    The Company is engaged in one business segment. This segment includes providing internet consulting, integration, and support services principally to commercial companies located throughout the United States and South America. The following table presents information regarding geographic segments for the period from January 1, 1998 through September 7, 1998 and the years ended December 31, 1997 and 1996. There were no service transfers between the United States and South America. Operating profit (loss) is total service revenue less cost of service revenue, general and administrative expenses, sales and marketing and depreciation.

                                                              UNITED STATES   SOUTH AMERICA     TOTAL
                                                              -------------   -------------   ----------
Consulting revenue:..............................    1998      $3,896,502        $509,058     $4,405,560
                                                     1997       2,664,214         147,797      2,812,011
                                                     1996         743,687           3,336        747,023
Depreciation:....................................    1998      $   21,819        $  5,761     $   27,580
                                                     1997          26,919           3,334         30,253
                                                     1996          12,720             836         13,556
Operating profit (loss):.........................    1998      $ (382,361)       $(24,401)    $ (406,762)
                                                     1997        (844,036)        (98,838)      (942,874)
                                                     1996          39,481         (29,617)         9,864
Interest expense:................................    1998      $    5,420        $ 11,933     $   17,353
                                                     1997           4,782           4,195          8,977
                                                     1996           2,345             572          2,917
Identifiable assets:.............................    1998      $1,646,768        $158,262     $1,805,030
                                                     1997         692,702          76,361        769,063
                                                     1996         279,616          68,247        347,863

10. IMPACT OF YEAR 2000 (UNAUDITED)

    Some older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. IMPACT OF YEAR 2000 (UNAUDITED) (CONTINUED)

miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    The Company is assessing the modifications or replacement of its software that may be necessary for its computer systems to function properly with respect to the dates in the year 2000 and thereafter. The Company does not believe that the cost of either modifying existing software or converting to new software will be significant or that the year 2000 issue will pose significant operational problems for its computer systems.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses, all of which will be borne by the Company, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.


SEC Registration Fee........................................  $  102,692.70
NASD Filing Fee.............................................      30,500.00
Nasdaq National Market Listing Fee..........................        *
Transfer Agent Fee..........................................        *
Accounting Fees and Expenses................................        *
Legal Fees and Expenses.....................................        *
Printing and Mailing Expenses...............................        *
Miscellaneous...............................................        *
                                                              =============
Total.......................................................  $1,000,000.00
                                                              -------------


------------------------

*   To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware ("Section 145") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145 requires that such person be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

    Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

    The Company's Certificate provides that an officer or director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of his fiduciary duty as an officer or director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its officers or directors from compliance with federal or state securities laws. The Certificate also generally provides that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such Proceeding. An officer or director shall not be entitled to indemnification by the Company if (i) the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, or (ii) with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

    The Bylaws of the Company provide that it shall indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company, and may indemnify any employee or agent of the Company in such circumstances, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. No indemnification may be provided for any person who shall have been finally adjudicated not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to the best interests of the Company or who had reasonable cause to believe that his or her conduct was unlawful. Indemnification must be provided to any director, officer, employee or agent of the Company to the extent such person has been successful, on the merits or otherwise, in defense of any action or claim described above. Any indemnification under this provision of the Bylaws, unless required under the Bylaws or ordered by a court, can be made only as authorized in each specific case upon a determination by a majority of disinterested directors or by independent legal counsel or by the shareholders that such indemnification is appropriate under the standard set forth in the preceding sentence.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth in chronological order is information regarding all securities sold and employee stock options granted by the Company since January 14, 1998. Further included is the consideration, if any, received by the Company for such securities, and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), and the rules of the Securities and Exchange Commission under which exemption from registration was claimed. All awards of options did not involve any sale under the Securities Act. None of these securities were registered under the Securities Act. Except as described below, no sale of securities involved the use of an underwriter and no commissions were paid in connection with the sales of any securities.

1. At various times during the period from January 1998 through March 22, 1999, the Company granted to employees and directors options to purchase an aggregate of 3,426,869 shares of Common Stock with exercise prices ranging from $2.64 per share to $6.00 per share. The issuance of these securities were not registered under the Securities Act in reliance upon Rule 701 of the rules promulgated under the Securities Act.

2. On January 14, 1998, the Company issued 625,000 shares of Common Stock to Christopher R. McCleary for $5,000 in cash.

3. On April 1, 1998, the Company issued 718,750 shares of Common Stock to Stephen E. McManus and Christopher Poelma for an aggregate purchase price of $57,500. The purchase price for the Common Stock was paid with cash and notes payable to the Company.

4. On May 31, 1998, the Company issued 38,333.33 shares of Series A Preferred Stock for an aggregate purchase price of $23 million to the Initial
    Series A Investors. The purchase price for such shares was paid in cash at the time of the issuance. The Company simultaneously issued 1,666.67 shares of Series A Preferred Stock for an aggregate purchase price of $1 million to Christopher R. McCleary. The purchase price for such shares was paid by the forgiveness by Mr. McCleary of $1 million of debt that the Company owed him.

5. On June 18, 1998, the Company issued 5,000 shares of Series A Preferred Stock for an aggregate purchase price of $3 million to certain of the Initial Series A Purchasers. The Company simultaneously issued 5,833.33 shares of Series A Preferred Stock for $3.5 million to U S WEST. The purchase price for such shares was paid in cash at the time of issuance.

6. On June 19, 1998, the Company issued 3,000 shares of Series A Preferred Stock for an aggregate purchase price of $1.6 million to HAGC Partners, Chris Horgan (who later transferred his interest to his affiliate, Southeastern Technology Fund, L.P.) and the Account Management Purchasers. The purchase price for such shares was paid in cash at the time of issuance. The Company simultaneously issued 1,166.67 shares of Series A Preferred Stock for a purchase price of $700,002 to USI Partners. The purchase price for such shares was paid in cash at the time of issuance.

7. On July 27, 1998, the Company issued to Andrew A. Stern 625,000 shares of Common Stock with a fair market value of $1,000,000. Mr. Stern paid $5,000 in cash for these shares, and the remainder was recorded as a compensation expense to the Company.

8. On September 8, 1998, the Company issued convertible promissory notes in the aggregate amount of $9,095,000, together with warrants to purchase 974,450 shares of Common Stock for $3.44 per share, to certain of the existing holders of the Series A Preferred Stock. The purchase price for such notes and warrants was paid in cash at the time of issuance. The Company also issued warrants to purchase 50,000 shares of Common Stock for $16.00 per share, to IIT as part of the purchase price paid in the acquisition of IIT.

9. On September 22, 1998, the Company issued warrants to purchase 74,404 shares of Common Stock for $3.36 per share to Trans America Business Credit in connection with loans the Company obtained from it.

10. On September 30, 1998, the Company issued warrants to purchase 971 shares of Series B Preferred Stock for $1,050.00 per share, to Venture Lending and Leasing in connection with loans the Company obtained from it.

11. On October 2, 1998, the Company issued warrants to purchase 50,000 shares of Common Stock for $16.00 per share, to ACR as part of the purchase price paid in the acquisition of ACR.

12. On December 16, 1998, the Company issued convertible promissory notes in the aggregate amount of $8 million to certain of the existing holders of the Series A Preferred Stock. The purchase price for such notes was paid in cash at the time of issuance.

13. On December 18, 1998, the Company issued warrants to purchase 17,857 shares of Common Stock for $3.36 per share, to Leasing Technology, Inc. in connection with loans the Company obtained from it.

14. On December 24, 1998, the Company issued convertible promissory notes in the amount of $5 million to U S WEST. The purchase price for such notes was paid in cash at the time of issuance.

15. On December 31, 1998, the Company issued 59,278.56 shares of Series B Preferred Stock for an aggregate purchase price of $62,242,500 to certain holders of the convertible promissory notes described above, certain holders of Series A Preferred Stock, and a number of new investors. Of the total purchase price for such shares, $40,147,500 was paid in cash and $22,095,000 was paid by conversion of outstanding convertible promissory notes with an equivalent principal amount, all at the time of issuance.

16. On October 29, 1999 the Company issued $100,000,000 7% Convertible Subordinated Notes Due November 1, 2004. The purchase price of such notes was paid in cash at the time of issuance. The issuance of these notes was not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, and resales of these Notes have been exempt from registration under Rule 144A.

17. On November 5, 1999 the Company issued $25,000,000 7% Convertible Subordinated Notes Due November 1, 2004. The purchase price of such notes was paid in cash at the time of issuance. The issuance of these notes was not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, and resales of these Notes have been exempt from registration under Rule 144A.

    The issuances and resales of the securities above were made in reliance on one or more exemptions from registration under the Securities Act, including those provided by Section 4(2) and Rules 144A and 701 thereunder. The purchasers of these securities represented that they had adequate access, through their employment with the Company or otherwise, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

       EXHIBIT
         NO.            DESCRIPTION
       -------          -----------
      1.1(*)            Form of Underwriting Agreement

      3.1(d)            Second Amended and Restated Certificate of Incorporation of
                        the Company.

      3.2(d)            Amended and Restated Bylaws of the Company.

      3.3(*)            First Amendment to the Company's Second Amended and Restated
                        Certificate of Incorporation.

      4.1(b) Specimen Certificate for shares of Common Stock, $.001 par value, of the Company.

      4.2(c)            Indenture for the 7% Convertible Subordinated Notes due
                        November 1, 2004 between the Company, as issuer, and the
                        Bank of New York, as Trustee, dated as of October 29, 1999.

      5.1(*)            Opinion of Latham & Watkins with respect to the validity of the Common Stock.

     10.1(b)            Stock Purchase Agreement between the Company and the Initial
                        Series A Purchasers dated June 18, 1998.

     10.2(b)            Stock Purchase Agreement between the Company and certain of the Initial Series A Purchases dated September 18, 1998.

       EXHIBIT
         NO.            DESCRIPTION
       -------          -----------
     10.3(b)            Stock Purchase Agreement between the Company and US WEST
                        dated June 18, 1998.

     10.4(b)            Stock Purchase Agreement between the Company and the Account
                        Management Purchasers dated June 19, 1998.

     10.5(b)            Stock Purchase Agreement between the Company and HAGC
                        Partners dated June 19, 1998.

     10.6(b)            Stock Purchase Agreement between the Company and Chris
                        Horgen dated June 19, 1998.

     10.7(b)            Stock Purchase Agreement between the Company and USI
                        Partners, Ltd. dated June 19, 1998.

     10.8(b)            Stock Purchase Agreement among the Company, IIT Holding,
                        Inc., Luis Sebastian Alegrett, Michael Mai, Carlos E. Bravo,
                        and Vicente Perez de Tudela dated August 28, 1998.

     10.9(b)            Amended and Restated Stock Purchase Agreement among the
                        Company, Advanced Communication Resources, Inc., Matthew D.
                        Kanter, The Benjamin Kanter 1997 QSST Trust, the Ronald
                        Kanter 1997 QSST Trust and David S. Walden dated October 2,
                        1998.

     10.10(b) Stock Purchase Agreement between the Company and certain other parties dated December 31, 1998.

     10.11(b)           Amended and Restated Stockholders Agreement between the
                        Company and certain other parties dated December 31, 1998.

     10.12(b)           Employment Agreement between the Company and Christopher R.
                        McCleary dated May 29, 1998.

     10.13(b)           Employment Agreement between the Company and Stephen E.
                        McManus dated June 2, 1998.

     10.14(b)           Employment Agreement between the Company and Andrew A. Stern dated July 27, 1998.

     10.15(b)           Employment Agreement between the Company and Jeffrey L.
                        McKnight dated December 15, 1998.

     10.16(b)(f)        iMAP Agreement between the Company and US WEST, Inc. dated
                        January 15, 1999.

     10.17(b)           Note Purchase Agreement among the Company and the Account
                        Management Purchasers dated September 8, 1998.

     10.18(b)           Note Purchase Agreement between the Company and Southeastern
                        Technology Fund, L.P. dated September 8, 1998.

     10.19(b)(f)        Software License and Services Agreement between the Company and Broadvision, Inc. dated July 22, 1998.

     10.20(e)           Note Purchase Agreement among the Company and the Account
                        Management Purchasers dated September 8, 1998.

     10.21(e)           Note Purchase Agreement between the Company and the
                        Southeastern Technology Fund, L.P. dated September 8, 1998.

     10.22(b) Note Purchase Agreement between the Company and certain other parties dated September 8, 1998.

       EXHIBIT
         NO.            DESCRIPTION
       -------          -----------
     10.23(e)           Note Purchase Agreement between the Company and US WEST,
                        Inc. dated September 8, 1998.

     10.24(b) Note Purchase Agreement between the Company and certain other parties dated December 16, 1998.

     10.25(b) Note Purchase Agreement between the Company and US WEST dated December 29, 1998.

     10.26(b)(f)        SiebelNet Agreement between the Company and SiebelNet, Inc.
                        dated January 31, 1999.

     10.27(b)(f)        Marketing Services Agreement by and between the Company, and
                        US West Communications Services, Inc. and US WEST Interprise
                        America, Inc. dated January 31, 1999.

     10.28(b) Lease Agreement between Consortium One--Annapolis, LLC and the Company dated April 3, 1998.

     10.29(b)           Amended and Restated Stock Option Plan.

     10.30(b)           Nonqualified Stock Option Agreement between USI and
                        Christopher McCleary dated March 19, 1999.

     21.1(d)            Subsidiaries of the Company.

     23.1(a)            Consent of Ernst & Young LLP, independent auditors
                        (regarding the Company's financial statements).

     23.2(a)            Consent of Ernst & Young LLP, independent auditors
                        (regarding IIT financial statements).

     23.3(a)            Consent of Bassan & Associados S.C., independent auditors
                        (regarding IIT financial statements).

     23.5(*)            Consent of Latham & Watkins (included in Exhibit 5.1).

     24.1(#)            Power of Attorney (included on signature page).

     27.1(a)            Financial Data Schedule.


------------------------

*   To be filed by amendment.


#  previously filed.


(a) Filed herewith.

(b) Incorporated by reference to the Company's Registration Statement on Form S-1, as amended (Reg. No. 333-70717)

(c) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed by the Company on November 15, 1999.

(d) Incorporated by reference to the Company's Registration Statement on Form S-1, as amended (Reg. No. 333-93299).

(e) Not filed, in accordance with Instruction No. 2 to Item 601 of Regulation S-K, because the contract is substantially identical to Exhibit 10.22 except as to the parties thereto and the principal amount of the note.

(f) Confidential treatment obtained as to certain portions.

    (b) Schedules

    All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions contained in the Articles of Incorporation, as amended, and By-Laws, as amended, of the Company and the laws of the State of Delaware or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matters have been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Company hereby undertakes:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, Usinternetworking, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Annapolis, Maryland on February 2, 2000.


                                                       USINTERNETWORKING, INC.

                                                       By:                      *
                                                            -----------------------------------------
                                                                     Christopher R. McCleary
                                                                    CHAIRMAN OF THE BOARD AND
                                                                     CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                                                       Chairman of the Board and
                          *                              Chief Executive Officer
     -------------------------------------------         (Principal Executive        February 2, 2000
               Christopher R. McCleary                   Officer)

                          *                            President--E-Commerce
     -------------------------------------------         Business Unit and           February 2, 2000
                 Stephen E. McManus                      Director

                                                       Executive Vice President
                          *                              and Chief Financial
     -------------------------------------------         Officer (Principal          February 2, 2000
               Harold C. Teubner, Jr.                    Financial and Accounting
                                                         Officer)

                          *
     -------------------------------------------       Director                      February 2, 2000
                   R. Dean Meiszer

                          *
     -------------------------------------------       Director                      February 2, 2000
                  Benjamin Diesbach

                          *
     -------------------------------------------       Director                      February 2, 2000
                   Ray A. Rothrock

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
     -------------------------------------------       Director
                   Frank A. Adams

                          *
     -------------------------------------------       Director                      February 2, 2000
                 William F. Earthman

                          *
     -------------------------------------------       Director                      February 2, 2000
                    John H. Wyant

     -------------------------------------------       Director
                   Joseph R. Zell

                          *
     -------------------------------------------       Director                      February 2, 2000
                  Michael C. Brooks

                          *
     -------------------------------------------       Director                      February 2, 2000
                   David J. Poulin

     -------------------------------------------       Director
                  Cathy M. Brienza

              *By: /s/ WILLIAM T. PRICE
      -------------------------------------------
                    William T. Price
                    ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

       EXHIBIT
         NO.               DESCRIPTION
       -------             -----------
      1.1(*)               Form of Underwriting Agreement

      3.1(d)               Second Amended and Restated Certificate of Incorporation of
                           the Company.

      3.2(d)               Amended and Restated Bylaws of the Company.

      3.3(*)               First Amendment to the Company's Second Amended and Restated
                           Certificate of Incorporation.

      4.1(b)               Specimen Certificate for shares of Common Stock, $.001 par value, of the Company.

      4.2(c)               Indenture for the 7% Convertible Subordinated Notes due
                           November 1, 2004 between the Company, as issuer, and the
                           Bank of New York, as Trustee, dated as of October 29, 1999.

      5.1(*)               Opinion of Latham & Watkins with respect to the validity of the Common Stock.

     10.1(b)               Stock Purchase Agreement between the Company and the Initial
                           Series A Purchasers dated June 18, 1998.

     10.2(b)               Stock Purchase Agreement between the Company and certain of the Initial Series A Purchases dated September 18, 1998.

     10.3(b)               Stock Purchase Agreement between the Company and US WEST
                           dated June 18, 1998.

     10.4(b)               Stock Purchase Agreement between the Company and the Account
                           Management Purchasers dated June 19, 1998.

     10.5(b)               Stock Purchase Agreement between the Company and HAGC
                           Partners dated June 19, 1998.

     10.6(b)               Stock Purchase Agreement between the Company and Chris
                           Horgen dated June 19, 1998.

     10.7(b)               Stock Purchase Agreement between the Company and USI
                           Partners, Ltd. dated June 19, 1998.

     10.8(b)               Stock Purchase Agreement among the Company, IIT Holding,
                           Inc., Luis Sebastian Alegrett, Michael Mai, Carlos E. Bravo,
                           and Vicente Perez de Tudela dated August 28, 1998.

     10.9(b)               Amended and Restated Stock Purchase Agreement among the
                           Company, Advanced Communication Resources, Inc., Matthew D.
                           Kanter, The Benjamin Kanter 1997 QSST Trust, the Ronald
                           Kanter 1997 QSST Trust and David S. Walden dated October 2,
                           1998.

     10.10(b)              Stock Purchase Agreement between the Company and certain
                           other parties dated December 31, 1998.

     10.11(b)              Amended and Restated Stockholders Agreement between the
                           Company and certain other parties dated December 31, 1998.

     10.12(b)              Employment Agreement between the Company and Christopher R.
                           McCleary dated May 29, 1998.

     10.13(b)              Employment Agreement between the Company and Stephen E.
                           McManus dated June 2, 1998.

       EXHIBIT
         NO.               DESCRIPTION
       -------             -----------
     10.14(b)              Employment Agreement between the Company and Andrew A. Stern dated July 27, 1998.

     10.15(b)              Employment Agreement between the Company and Jeffrey L.
                           McKnight dated December 15, 1998.

     10.16(b)(f)           iMAP Agreement between the Company and US WEST, Inc. dated
                           January 15, 1999.

     10.17(b)              Note Purchase Agreement among the Company and the Account
                           Management Purchasers dated September 8, 1998.

     10.18(b)              Note Purchase Agreement between the Company and Southeastern
                           Technology Fund, L.P. dated September 8, 1998.

     10.19(b)(f)           Software License and Services Agreement between the Company and Broadvision, Inc. dated July 22, 1998.

     10.20(e)              Note Purchase Agreement among the Company and the Account
                           Management Purchasers dated September 8, 1998.

     10.21(e)              Note Purchase Agreement between the Company and the
                           Southeastern Technology Fund, L.P. dated September 8, 1998.

     10.22(b) Note Purchase Agreement between the Company and certain other parties dated September 8, 1998.

     10.23(e)              Note Purchase Agreement between the Company and US WEST,
                           Inc. dated September 8, 1998.

     10.24(b) Note Purchase Agreement between the Company and certain other parties dated December 16, 1998.

     10.25(b) Note Purchase Agreement between the Company and US WEST dated December 29, 1998.

     10.26(b)(f)           SiebelNet Agreement between the Company and SiebelNet, Inc.
                           dated January 31, 1999.

     10.27(b)(f)           Marketing Services Agreement by and between the Company, and
                           US West Communications Services, Inc. and US WEST Interprise
                           America, Inc. dated January 31, 1999.

     10.28(b)              Lease Agreement between Consortium One--Annapolis, LLC and the Company dated April 3, 1998.

     10.29(b)              Amended and Restated Stock Option Plan.

     10.30(b)              Nonqualified Stock Option Agreement between USI and
                           Christopher McCleary dated March 19, 1999.

     21.1(d)               Subsidiaries of the Company.

     23.1(a)               Consent of Ernst & Young LLP, independent auditors
                           (regarding the Company's financial statements).

     23.2(a)               Consent of Ernst & Young LLP, independent auditors
                           (regarding IIT financial statements).

     23.3(a)               Consent of Bassan & Associados S.C., independent auditors
                           (regarding IIT financial statements).

     23.5(*)               Consent of Latham & Watkins (included in Exhibit 5.1).

       EXHIBIT
         NO.               DESCRIPTION
       -------             -----------
     24.1(#)               Power of Attorney (included on signature page).

     27.1(a)               Financial Data Schedule


------------------------

*   To be filed by amendment.


#  Previously filed.


(a) Filed herewith.

(b) Incorporated by reference to the Company's Registration Statement of Form S-1, as amended (Reg. No. 333-70717)

(c) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed by the Company on November 15, 1999.

(d) Incorporated by reference to the Company's Registration Statement on Form S-1, as amended (Reg. No. 333-93299).

(e) Not filed, in accordance with Instruction No. 2 to Item 601 of Regulation S-K, because the contract is substantially identical to Exhibit 10.22 except as to the parties thereto and the principal amount of the note.

(f) Confidential treatment obtained as to certain portions.